   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2002
                                            REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                                  ALCON, INC.
             (Exact name of registrant as specified in its charter)

           SWITZERLAND                               6719                               98-0205094
 (State or other jurisdiction of         (Primary Standard Industrial        (I.R.S. Employer Identification
  incorporation or organization)         Classification Code Number)                     Number)

                                    BOSCH 69
                                  P.O. BOX 62
                          6331 HUNENBERG, SWITZERLAND
                               011-41-41-785-8888
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               TIMOTHY R.G. SEAR
                            ALCON LABORATORIES, INC.
                               6201 SOUTH FREEWAY
                          FORT WORTH, TEXAS 76134-2099
                                 (817) 293-0450
 (Name, address, including zip code, and telephone number, including area code, of agent of service)
                      ------------------------------------
                                   COPIES TO:

               JOHN T. GAFFNEY, ESQ.                                    LINDA C. QUINN, ESQ.
              CRAVATH, SWAINE & MOORE                                   SHEARMAN & STERLING
                  WORLDWIDE PLAZA                                       599 LEXINGTON AVENUE
                 825 EIGHTH AVENUE                                 NEW YORK, NEW YORK 10022-6069
           NEW YORK, NEW YORK 10019-7475                                   (212) 848-4000
                   (212) 474-1000

                      ------------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:     As soon
as practicable after the effective date of this registration statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM     PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES TO BE           AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
REGISTERED                                       REGISTERED(1)          PER SHARE             PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
  Common Shares, par value CHF 0.20 per
  share.....................................   76,725,000 shares          $35.00           $2,685,375,000          $247,055
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 6,975,000 common shares issuable upon the exercise of the underwriters' over-allotment option.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    The registrant hereby amends this registration statement on such date as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 22, 2002

                               69,750,000 Shares

                                  [ALCON LOGO]

                                  ALCON, INC.

                                 Common Shares
                               ------------------

     This is our initial public offering, and no public market currently exists for our shares.

     We are currently a wholly owned subsidiary of Nestle S.A. and are incorporated in Switzerland. We currently expect the initial public offering price of our common shares to be between $31.00 and $35.00 per common share.

     We have applied to list our common shares on the New York Stock Exchange under the symbol "ACL."

     The underwriters have an option to purchase a maximum of 6,975,000 additional common shares to cover over-allotments.

     INVESTING IN OUR COMMON SHARES INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE
9.

                                                                          UNDERWRITING
                                                           PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                                            PUBLIC         COMMISSIONS         ALCON
                                                         -------------    -------------    -------------
Per common share.....................................
Total................................................

     Delivery of the common shares will be made on or about           , 2002.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
                               Global Coordinator
                           CREDIT SUISSE FIRST BOSTON
                      ------------------------------------

                      Joint Lead Managers and Bookrunners
CREDIT SUISSE FIRST BOSTON                                   MERRILL LYNCH & CO.
                      ------------------------------------
GOLDMAN, SACHS & CO.                JPMORGAN                SALOMON SMITH BARNEY
                      ------------------------------------

BANC OF AMERICA SECURITIES LLC
                 LEHMAN BROTHERS
                                   MORGAN STANLEY
                                                 SG COWEN
                                                            UBS WARBURG

               The date of this prospectus is            , 2002.

[Description of front inside cover artworks and graphics: in the center of the page is an enlarged picture of an AcrySof intraocular lens with a picture of a globe superimposed on it.; around this picture are pictures of (clockwise from top left):]


LADARVision 4000 excimer laser for ophthalmic refractive surgery; Accurus surgical system for vitreoretinal surgery; Series 20000 LEGACY phacoemulsification system; TobraDex ophthalmic suspension, a combination anti-infective/anti-inflammatory suspension; TobraDex ophthalmic ointment, a combination anti-infective/anti-inflammatory ointment; Ciloxan ophthalmic ointment, an anti-infective ointment; Ciloxan ophthalmic solution, an anti-infective solution; Greishaber microsurgical instruments; LADARTome microkeratome, a surgical instrument used as part of the LASIK refractive surgical procedure and Viscoat viscoelastic material, used in cataract and vitreoretinal surgery.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUMMARY....................    1
RISK FACTORS..........................    9
CAUTIONARY NOTE REGARDING
  FORWARD-LOOKING STATEMENTS..........   17
ABOUT THIS PROSPECTUS.................   18
USE OF PROCEEDS.......................   19
DIVIDEND POLICY.......................   19
EXCHANGE RATES........................   20
CAPITALIZATION........................   21
DILUTION..............................   22
SELECTED CONSOLIDATED FINANCIAL
  INFORMATION.........................   23
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................   26
OUR INDUSTRY..........................   40
BUSINESS..............................   46

                                        PAGE
                                        ----
MANAGEMENT............................   68
SOLE SHAREHOLDER......................   81
ARRANGEMENTS BETWEEN NESTLE AND OUR
  COMPANY.............................   81
DESCRIPTION OF SHARES.................   85
SHARES ELIGIBLE FOR FUTURE SALE.......   93
TAXATION..............................   94
UNDERWRITING..........................  100
NOTICE TO CANADIAN RESIDENTS..........  103
ENFORCEMENT OF CIVIL LIABILITIES......  104
LEGAL MATTERS.........................  104
EXPERTS...............................  104
OTHER OFFERING EXPENSES AND FEES......  105
WHERE YOU CAN FIND MORE INFORMATION...  105
INDEX TO FINANCIAL STATEMENTS.........  F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     Until           , 2002 (25 days after the commencement of this offering),
all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                      [This Page Intentionally Left Blank]

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding us and our common shares being sold in this offering and our historical and pro forma consolidated financial statements included elsewhere in this prospectus.

                                     ALCON

OVERVIEW

     We are the largest eye care company in the world based on sales in 2001. We develop, manufacture and market pharmaceuticals, surgical equipment and devices, and contact lens care and other vision care products that treat conditions of the eye. Our broad range of products represents the strongest portfolio in the ophthalmic industry, with leading market share positions across most major product categories. We have the largest research and development commitment of any eye care company worldwide and have a strong track record of converting discoveries into commercially viable products. With over 50 years of experience in the ophthalmic industry, we believe our brand name is synonymous with quality, service and innovation among eye care professionals worldwide. Our products are sold in over 180 countries, and we are present in every significant market in the world where ophthalmology is practiced.

     We estimate that the worldwide market for ophthalmic products (excluding eyeglasses and contact lenses) is over $11 billion with growth driven by a variety of factors, including an aging population, advances in medical technology, improved therapies and economic growth in emerging markets. Many ophthalmic conditions, such as glaucoma, cataracts, retinal disorders and dry eye, are strongly correlated with age.

     The three principal categories of ophthalmic products we focus on are pharmaceutical, surgical and contact lens care and other vision care products. In 2001:

     - The global ophthalmic pharmaceutical market was estimated to be approximately $5.2 billion, of which we hold a market share of approximately 17%. The largest segment of this market is related to the treatment of glaucoma, a $2.3 billion global market of which we hold a market share of approximately 11%. Other ophthalmic pharmaceutical products treat conditions such as ocular allergy, ocular infection and ocular inflammation.

     - The global ophthalmic surgical market was estimated to be approximately $3.2 billion and includes products and equipment used during cataract surgery, vitreoretinal surgery, which is surgery on the back of the eye, and laser vision correction surgery, which is also known as refractive surgery. Our share of this market is approximately 43%.

     - The global contact lens care and other vision care products market was estimated to be approximately $2.5 billion and includes disinfecting and cleaning solutions for contact lenses and dry eye products. Our share of this market is approximately 18%.

     In 2001, we had sales of over $2.7 billion, EBITDA of $784 million and net earnings of $316 million and the leading U.S. market share position, based on sales, in each of the following product categories:

     -  #1 in products for cataract surgery;(1)

     -  #1 in products for vitreoretinal surgery;(2)

     -  #1 in ocular allergy products;(3)

     -  #1 in combination ocular anti-infective/anti-inflammatory products;(3)

     -  #1 in ocular anti-infective products;(3)

     -  #1 in ocular anti-inflammatory products;(3)

     -  #1 in soft contact lens disinfecting solutions;(4) and

     - #1 in generic ophthalmic pharmaceuticals, through our Falcon Pharmaceuticals business.(3)

     See Notes on Sources of Market Share Information on page 4 of this prospectus.

     Outside of the United States, where we derive approximately half of our sales, we are the largest ophthalmic surgical company based on sales and have the #1 market share position in several other product categories in many countries, based on wholesale sales at manufacturer's prices (as reported by IMS Health Inc. as of June 2001) and other industry data. In Japan, our second largest market, we have the #1 market share position in soft contact lens disinfecting solutions, based on the Intage, Inc. report of data for Japan as of November 2001, the #1 market share position in intraocular lenses, based on internal estimates prepared using third-party data, and the #1 market share position in surgical equipment and devices, based on internal estimates.

OUR COMPETITIVE STRENGTHS

     We believe that our comprehensive product portfolio, large research and development commitment, longstanding relationships with eye care professionals, global infrastructure, manufacturing expertise and experienced management team differentiate us from other companies in the ophthalmic industry.

     - DEPTH, BREADTH AND QUALITY OF OUR PRODUCTS. In 2001, we had more than twice the global ophthalmic sales of our nearest competitor, excluding sales of eyeglasses and contact lenses. Our broad range of high-quality, technologically-advanced products represents the strongest portfolio in the ophthalmic industry. Our leadership positions across most major product categories enhance our ability to extend our product offerings, through the launch of innovative products, and to expand our geographic reach into ophthalmic markets worldwide.

     - OUR SIGNIFICANT RESEARCH AND DEVELOPMENT COMMITMENT AND COMMERCIAL SUCCESS. We have the largest research and development commitment of any eye care company worldwide and intend to invest more than $1.4 billion on research and development projects over the next four years. We also have a strong track record of converting discoveries into commercially viable products and have successfully introduced 16 significant internally developed products since 1994. Approximately 45% of our sales in 2001 came from products introduced since 1994.

     - OUR LONGSTANDING COMMITMENT TO EYE CARE. For over 50 years, we have specialized in developing, manufacturing and marketing innovative and high-quality eye care products and have established close relationships with eye care professionals around the world. We have built and maintained these relationships through sales and marketing efforts, training programs at our worldwide facilities, funding ophthalmic research and humanitarian efforts and product development collaborations. Our ongoing business dealings, in many cases with second-generation eye care professionals, illustrate the strength and quality of our relationships.

     - OUR GLOBAL SCALE. We are present in every significant market in the world with local operations in over 75 countries, and our products are currently sold in more than 180 countries. We use our local operations to sell directly to and provide technical service and support for our customers on a global scale, differentiating us from our competitors. We built our global network over many years by establishing local surgical training programs and facilities and through substantial investments in emerging markets when the practice of ophthalmology was in its developmental stage.

     - OUR MANUFACTURING EXPERTISE. We have state-of-the-art pharmaceutical and medical device manufacturing facilities that employ our proprietary technologies. The broad experience, long tenure and low turnover rate among our work force have ensured our ability to maintain and enhance our manufacturing know-how and expertise while reducing our manufacturing costs.

     - OUR EXPERIENCED MANAGEMENT TEAM AND WORKFORCE. Each member of our senior management team has over 18 years of experience with us. We benefit from an experienced workforce of more than 11,000 employees, many of whom have been with us, or a company we have acquired, for over two decades. The long and diverse experience of our senior management and employees is a competitive advantage because of their knowledge of the industry, familiarity with our customers and understanding of the development, manufacture and sale of our products.

OUR STRATEGIES

     We intend to create superior value for our shareholders by continuing to execute our proven growth and operating strategies.

     - BUILD ON OUR LEADERSHIP POSITIONS IN ATTRACTIVE MARKETS. We intend to continue to use the proven quality of our products and their leadership positions across a broad range of product categories to increase our sales in established markets and grow our market share, particularly in attractive segments of the ophthalmic market, such as the treatment of glaucoma and cataracts.

     - CONTINUE SIGNIFICANT INVESTMENTS IN RESEARCH AND DEVELOPMENT. We plan to continue our commitment to ophthalmic research and development, with a significant focus on areas that present new and attractive growth opportunities, including the condition known as age-related macular degeneration, a multi-billion market opportunity, and other retinal disorders. We will also continue to focus our efforts on introducing the next generation of our products, with a particular emphasis on the replacement of products reaching the end of their product life cycle.

     - GROW SALES IN EMERGING MARKETS. We intend to increase sales in emerging markets by capitalizing on the infrastructure we have built over many years, which includes training programs and facilities, sales and marketing organizations, and technical service and support teams. Our surgical training facilities in 40 countries introduce ophthalmologists to our surgical equipment and cataract products through hands-on training in surgical techniques, while exposing them to leading ophthalmologists. Our local infrastructure and market presence enhance our relationships within the ophthalmic community, which, in our experience, has led to increased sales of existing products and faster approval times of our new products.

     - CAPITALIZE ON SALES FORCES ACROSS PRODUCT CATEGORIES. We dedicate our expert and focused sales forces to the specialized needs of our customers and organize our sales efforts in the United States and in the rest of the world around our pharmaceutical, surgical and contact lens care and other vision care product categories. We educate our specialized sales forces to recognize cross-selling opportunities for key products from other product categories and involve the appropriate sales representatives to market these products.

     - LAUNCH PRODUCTS GLOBALLY. We intend to use our extensive regulatory capabilities, with personnel in 40 countries, to accelerate the approval and launch of new products in key countries around the world. We coordinate the introduction of new products under the Alcon(R) brand and, where possible, globally brand our products to promote better recognition and broader customer acceptance. This strategy enables us to benefit more quickly from sales outside of the United States and realize a faster return on our research and development investments.

     - INCREASE PRIMARY CARE SALES. We will continue to target primary care physicians, pediatricians, allergists, and ear, nose and throat specialists as part of our sales efforts in the United States. We established the first direct sales force in the ophthalmic industry specific to these physicians and believe this sales effort gives us a significant competitive advantage because these groups of physicians are playing an increasing role in the delivery of specialty health care services, including eye care.

     - CONTINUE TO IMPROVE MANUFACTURING OPERATIONS. We will continue to produce the highest quality ophthalmic products at the lowest possible cost. All of our manufacturing facilities employ continuous improvement programs to reduce costs and improve quality and our efforts have contributed to a significant reduction in the cost of manufactured goods sold as a percentage of sales over the last five years.

RISKS INHERENT IN INVESTING IN OUR COMMON SHARES

     Despite our competitive strengths and strategies, an investment in our common shares involves risks, including risks relating to the research, development, launch and acceptance of new products, reliance on intellectual property and the substantial government regulation to which we are subject. Because we manufacture a significant number of our products, we are also subject to manufacturing and supply risks as well as the risk that we will be subject to product and other liability claims. In addition, we face risks associated with general economic conditions and price competition as well as with reimbursement from third-party payors for our products. For a more complete description and discussion of these and other risks to which we are subject, see "Risk Factors" beginning on page 9.

NOTES ON SOURCES OF MARKET SHARE DATA

(1) Based on the Market Scope survey of Cataract Surgeons published in August 2001 and other industry data.

(2) Based on internal estimates and the 2001 Vitreous Society Preferences and Trends Survey published in August 2001.

(3) Based on total prescriptions filled as provided by the Scott Levin Source Prescription Audit for the year ended December 31, 2001.

(4) Based on sales volume as provided by the AC Nielsen SCANTRACK for the year-to-date period ended December 22, 2001 and other industry data.

                          OUR RELATIONSHIP WITH NESTLE

     We are currently a wholly owned subsidiary of Nestle S.A. Upon the completion of this offering, Nestle will own 76.75% of our outstanding common shares, or 75.01% if the underwriters exercise their over-allotment option in full. Nestle will have the ability to direct the election of members of our board of directors and to determine the outcome of all other matters submitted to a vote of our shareholders.

     Nestle has advised us that it currently intends to continue to hold all of our common shares it owns for at least two years following the completion of this offering. However, Nestle is not subject to any contractual obligation to maintain its share ownership, except that Nestle has agreed not to sell or otherwise dispose of any of our common shares for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters.

     We have entered into a separation agreement with Nestle that will govern the separation of our businesses from Nestle and various interim and ongoing relationships. It contains, among other things, provisions regarding the corporate governance of Alcon after the completion of this offering, including provisions governing Nestle's nomination of appointees to our board of directors, procedures relating to the nomination of directors unaffiliated with Nestle or Alcon and independent director committee approval of certain transactions. The separation agreement also contains provisions concerning, among other things:

     - the refinancing of the intercompany debt we currently owe to Nestle;

     - the allocation of liabilities between us and Nestle, particularly regarding product liability and environmental, health and safety matters and employment matters including the allocation of pension fund obligations between us and Nestle;

     - the allocation of costs with respect to shared sites and services, including information technology services and internal audit services; and

     - the grant of registration rights under the Securities Act of 1933 to Nestle.

                                  THE OFFERING

Common shares offered....................     69,750,000 shares

Common shares to be outstanding
immediately after this offering..........     300,000,000 shares

Common shares to be owned by Nestle
immediately after this offering..........     230,250,000 shares

Use of proceeds..........................     We expect to use all of the net
                                              proceeds we receive from this
                                              offering (other than proceeds from
                                              shares sold pursuant to the
                                              underwriters' over-allotment
                                              option) to redeem our nonvoting
                                              preferred shares, all of which are
                                              owned by Nestle. We expect to use
                                              any net proceeds that we receive
                                              from the exercise of the
                                              underwriters' over-allotment
                                              option to repay short-term
                                              indebtedness.

Dividend policy..........................     We intend to pay annual dividends
                                              beginning with a dividend from
                                              earnings up to and including the
                                              calendar year 2002, which we
                                              expect would be paid by the end of
                                              April 2003. Subject to our ability
                                              to do so under Swiss law and
                                              depending on our financial
                                              results, we expect this dividend
                                              to be approximately CHF 0.45 per
                                              common share (or approximately
                                              $0.26 per common share).

Proposed New York Stock Exchange symbol       "ACL"

Expected offering timetable (subject to
change):

  Commencement of marketing of the
offering.................................     March 4, 2002
  Announcement of offer price............     March 20, 2002
  Allocation of common shares............     March 20, 2002
  Settlement and delivery of common
shares...................................     March 26, 2002

Unless otherwise indicated, all information contained in this prospectus:

     - assumes no exercise of the underwriters' option to purchase up to 6,975,000 additional common shares to cover over-allotments, if any;

     - reflects an estimated initial public offering price of $33.00 per common share, the mid-point of the range set forth on the cover page of this prospectus; and

     - does not take into account 30 million common shares of conditional capital which may be issued under our employee benefit plans.

                               ------------------

     We were incorporated in Switzerland in 1971 as Societe Fromagere Nestle S.A., and, after a change of our name to Alcon Universal S.A. in 1978, were registered in the Commercial Register of the Canton of Zug on March 13, 1992. Effective on December 21, 2001, we changed our name to Alcon, Inc. Our principal executive offices are located at Bosch 69, P.O. Box 62, 6331 Hunenberg, Switzerland, and our telephone number is 011-41-41-785-8888. Our principal United States offices are located at 6201 South Freeway, Fort Worth, Texas 76134-2099, and the telephone number at those offices is (817) 293-0450.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following tables present our summary historical and pro forma consolidated financial and other data in accordance with International Accounting Standards, which we refer to as IAS, and generally accepted accounting principles in the United States, which we refer to as U.S. GAAP. The U.S. GAAP information should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the accompanying notes thereto, and our unaudited pro forma condensed financial information, including the accompanying notes thereto, each included elsewhere in this prospectus.

     Prior to this offering, we prepared our consolidated financial statements in accordance with IAS. We have therefore presented our five-year historical financial data on an IAS basis for comparison purposes. We have also included our historical information based on U.S. GAAP for 1999, 2000 and 2001. U.S. GAAP financial data for periods prior to 1999 is not available. The significant differences between IAS and U.S. GAAP in relation to our consolidated financial data relate to the following:

     - Prior to 1995, intangible assets were written off to retained earnings when purchased under IAS. Beginning in 1995, intangible assets were capitalized and amortized over their estimated useful lives under IAS. Under U.S. GAAP, intangible assets are capitalized and amortized over their estimated useful lives.

     - On July 7, 2000, we acquired Summit Autonomous, Inc. All intangible assets of Summit were recorded as goodwill and amortized over 20 years under IAS with no deferred taxes established. Under U.S. GAAP, the intangible assets of Summit included various identifiable intangible assets with shorter lives for which deferred taxes were established which increased the amount of goodwill related to Summit.

     - Under IAS, realized exchange gains and losses are recognized in income upon the partial liquidation of a foreign subsidiary. Under U.S. GAAP, realized exchange gains and losses are recorded as accumulated other comprehensive income until complete or substantially complete liquidation of the subsidiary.

     - Under IAS, purchased in-process research and development is included in goodwill. Under U.S. GAAP, such costs are expensed.

     The U.S. GAAP financial information as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The IAS financial information as of December 31, 1997, 1998, 1999, 2000 and 2001, and for each of the years then ended, has been derived from our financial information as included in the audited consolidated financial statements of the Nestle group as of and for those same periods.

     We have accounted for the acquisition of Summit as a purchase and have included its results of operations since July 7, 2000 in our financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Accounting Standards."

INTERNATIONAL ACCOUNTING STANDARDS

                                                           YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1997      1998      1999      2000      2001
                                                ------    ------    ------    ------    ------
                                                       (IN MILLIONS, EXCEPT SHARE DATA)
STATEMENT OF EARNINGS DATA:
  Sales.......................................  $2,010    $2,174    $2,401    $2,554    $2,748
  Cost of goods sold..........................     672       679       728       741       792
                                                ------    ------    ------    ------    ------
     Gross profit.............................   1,338     1,495     1,673     1,813     1,956
  Selling, general and administrative.........     643       731       810       866       947
  Research and development....................     173       193       213       247       289
  Amortization of intangibles.................      18        20        34        62        80
                                                ------    ------    ------    ------    ------
     Operating income.........................     504       551       616       638       640
  Interest income.............................      17        14        14        44        47
  Interest expense............................     (50)      (63)      (55)      (89)     (110)
  Other, net..................................      (6)        9        (5)      (17)       (4)
                                                ------    ------    ------    ------    ------
     Earnings before income taxes.............     465       511       570       576       573
  Income taxes................................     124       176       235       226       216
                                                ------    ------    ------    ------    ------
     Net earnings.............................  $  341    $  335    $  335    $  350    $  357
                                                ======    ======    ======    ======    ======
  Basic and diluted weighted-average common
     shares outstanding.......................     270       270       284       300       300
  Basic and diluted earnings per common
     share(1).................................  $ 1.26    $ 1.24    $ 1.18    $ 1.17    $ 1.19
OTHER DATA:
  EBITDA(2)...................................  $  599    $  631    $  732    $  773    $  794
BALANCE SHEET DATA:
  Current assets..............................  $  802    $1,045    $1,370    $1,887    $2,118
  Working capital (deficit)...................    (198)     (234)      (90)       63       530
  Total assets................................   1,509     2,182     2,481     3,845     4,007
  Long term debt, net of current maturities...     263       364        85       700       697
  Total shareholder's equity..................      17       280       722     1,074     1,440

---------------
(1) We believe that net earnings are a more appropriate measure of our profitability prior to this offering than earnings per share since we were a wholly owned subsidiary of Nestle. We also have not included dividends paid and dividends per share information as they are not relevant to the investor since prior to this offering we were a wholly owned subsidiary of Nestle.

(2) We define EBITDA as operating income before depreciation and amortization of intangibles. We believe that EBITDA is a measure commonly used by analysts and investors. Accordingly, we have disclosed this information to permit a more complete analysis of our operating performance. EBITDA should not be considered in isolation or as a substitute for net earnings or other results of operations data or cash flow data prepared in accordance with IAS as a measure of our profitability or liquidity. EBITDA, as we calculate it, may not be comparable to similarly titled measures reported by other companies.

U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                                                    YEAR ENDED DECEMBER 31, 2001
                                                              -----------------------------------------
                                                                                                 PRO
                                                                                                FORMA
                                                               1999       2000       2001      2001(3)
                                                              -------    -------    -------   ---------
                                                                  (IN MILLIONS, EXCEPT SHARE DATA)
STATEMENT OF EARNINGS DATA:
    Sales...................................................  $ 2,401    $ 2,554    $ 2,748    $2,748
    Cost of goods sold......................................      719        750        798       798
                                                              -------    -------    -------    ------
      Gross profit..........................................    1,682      1,804      1,949     1,949
    Selling, general and administrative.....................      805        856        954       954
    Research and development................................      213        246        290       290
    In-process research and development.....................       --         19         --        --
    Amortization of intangibles.............................       46         87        117       117
                                                              -------    -------    -------    ------
      Operating income......................................      617        597        589       589
    Interest income.........................................       14         44         47         9
    Interest expense........................................      (54)       (86)      (108)     (125)
    Other, net..............................................       11         --        (14)      (14)
                                                              -------    -------    -------    ------
      Earnings before income taxes..........................      587        555        514       459
    Income taxes............................................      240        223        198       194
                                                              -------    -------    -------    ------
      Net earnings..........................................  $   347    $   332    $   316    $  266
                                                              =======    =======    =======    ======
    Basic and diluted weighted-average common shares
      outstanding...........................................      284        300        300       300
    Basic and diluted earnings per common share(1)..........  $  1.22    $  1.11    $  1.05    $ 0.89
OTHER DATA:
    EBITDA(2)...............................................  $   734    $   758    $   784    $  784

                                                                           AT DECEMBER 31,
                                                             --------------------------------------------
                                                                                                  PRO
                                                                                                 FORMA
                                                                                    PRO           AS
                                                                                   FORMA       ADJUSTED
                                                              2000      2001      2001(4)       2001(5)
                                                             ------    ------    ---------    -----------
                                                                            (IN MILLIONS)
BALANCE SHEET DATA:
    Current assets.........................................  $2,045    $2,270     $ 1,270       $1,270
    Working capital (deficit)..............................     250       659        (573)        (573)
    Total assets...........................................   3,882     4,071       3,071        3,071
    Long term debt, net of current maturities..............     700       697         697          697
    Redeemable preferred stock.............................      --        --       2,189           --
    Total shareholder's equity.............................   1,101     1,390      (2,031)         158

---------------
(1) We believe that net earnings are a more appropriate measure of our profitability prior to this offering than earnings per share since we were a wholly owned subsidiary of Nestle. We also have not included dividends paid and dividends per share information as they are not relevant to the investor since prior to this offering we were a wholly owned subsidiary of Nestle. Immediately prior to the completion of this offering, we expect to make a payment to Nestle which is considered a dividend and repayment of capital under U.S. generally accepted accounting principles of CHF 2.1 billion (or approximately $1.23 billion) which is expected to be financed by existing cash and cash equivalents and, if necessary, with additional borrowings. This entire payment is considered a dividend under Swiss law.

(2) We define EBITDA as operating income before depreciation and amortization of intangibles. We believe that EBITDA is a measure commonly used by analysts and investors. Accordingly, we have disclosed this information to permit a more complete analysis of our operating performance. EBITDA should not be considered in isolation or as a substitute for net earnings or other results of operations data or cash flow data prepared in accordance with U.S. GAAP as a measure of our profitability or liquidity. EBITDA, as we calculate it, may not be comparable to similarly titled measures reported by other companies.

(3) Our pro forma statement of earnings data for the year ended December 31, 2001 reflects the reduction of earnings as if the CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle had been made on January 1, 2001.

(4) The pro forma balance sheet data is presented as if the CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle and the conversion of common shares into preferred shares with an assumed redemption value of $2.19 billion had occurred as of December 31, 2001. The pro forma balance sheet data does not reflect the proceeds of this offering or the redemption of the preferred shares.

(5) Our pro forma as adjusted balance sheet data at December 31, 2001 gives effect to the dividend payment of CHF 2.1 billion (or approximately $1.23 billion) to Nestle, the issuance of nonvoting preferred shares to Nestle, receipt of the net proceeds of this offering and the redemption of the nonvoting preferred shares issued to Nestle.

                                  RISK FACTORS

     You should carefully consider the risks described below and the other information contained in this prospectus before making a decision to invest in our common shares. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our common shares could decline.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

  IF WE FAIL TO KEEP PACE WITH ADVANCES IN OUR INDUSTRY OR FAIL TO PERSUADE PHYSICIANS TO ADOPT NEW PRODUCTS WE INTRODUCE, CUSTOMERS MAY NOT BUY OUR PRODUCTS AND OUR REVENUE AND PROFITS MAY DECLINE.

     The ophthalmic industry is characterized by rapid product development, with a significant competitive advantage gained by companies that introduce products that are first to market, constant innovation in products and techniques, frequent new product introductions and price competition. Our future growth depends, in part, on our ability to develop products which are more effective in treating diseases and disorders of the eye or that incorporate the latest technologies. In addition, we must be able to manufacture and effectively market those products and persuade a sufficient number of eye care professionals to use the new products we introduce. For example, glaucoma requires ongoing treatment over a long period of time; thus, many doctors are reluctant to switch a patient to a new treatment if the patient's current treatment for glaucoma remains effective. Sales of our existing products may decline rapidly if a new product is introduced by one of our competitors or if we announce a new product that, in either case, represents a substantial improvement over our existing products. Similarly, if we fail to make sufficient investments in research and development programs or if we focus on technologies that do not lead to more effective products, our current and planned products could be surpassed by more effective or advanced products.

  WE MAY NOT SUCCESSFULLY DEVELOP AND LAUNCH REPLACEMENTS FOR OUR PRODUCTS WHICH LOSE PATENT PROTECTION.

     Most of our products are covered by patents that give us a degree of market exclusivity during the term of the patent. Patents covering three of our products, which constituted approximately 8% of our sales in 2001, will expire within the next three years. Upon patent expiration, our competitors may introduce products using the same technology. As a result of this possible increase in competition, we may need to charge a lower price in order to maintain sales of our products which could result in these products becoming less profitable. If we fail to develop and successfully launch new products prior to the expiration of patents for our existing products, our sales and profits with respect to those products could decline significantly. We may not be able to develop and successfully launch more advanced replacement products before these and other patents expire.

  RESOURCES DEVOTED TO RESEARCH AND DEVELOPMENT MAY NOT YIELD NEW PRODUCTS THAT ACHIEVE COMMERCIAL SUCCESS.

     We devote substantial resources to research and development. The research and development process is expensive, prolonged and entails considerable uncertainty. Development of a new product, from discovery through testing and registration to initial product launch, typically takes between eight and fifteen years for a pharmaceutical product and three and seven years for a medical device. Each of these periods varies considerably from product to product and country to country. Because of the complexities and uncertainties associated with ophthalmic research and development, products we are currently developing may not complete the development process or obtain the regulatory approvals required for us to market such products successfully. For example, we are investing substantial sums in the research and development of new treatments for age-related macular degeneration, a condition in which the retina degenerates, thereby reducing sight. These may take longer and cost more to develop and may be less successful than we currently anticipate. None of the products currently in our development pipeline may be commercially successful.

  ECONOMIC CONDITIONS AND PRICE COMPETITION MAY CAUSE SALES OF OUR PRODUCTS USED IN ELECTIVE SURGICAL PROCEDURES TO DECLINE AND REDUCE OUR PROFITABILITY.

     Sales of products used in elective surgical procedures have been and may continue to be adversely impacted by economic conditions. Generally, the costs of elective surgical procedures are borne by individuals without reimbursement from their medical insurance providers or government programs. Accordingly, individuals may be less willing to incur the costs of these procedures in weak or uncertain economic conditions and there may be a decline in the number of these procedures. Sales of our laser refractive surgical equipment worldwide and our revenues from technology fees in the United States have come under pressure and may remain under pressure if current economic conditions persist or if the pricing environment for technology fees does not improve. A softening in demand for laser refractive surgery could also impact us by reducing our profits as customers to whom we have leased, or have extended financing for the purchase of, laser refractive surgical equipment are unable to make required payments to us.

  THE FDA MAY AUTHORIZE SALES OF SOME PRESCRIPTION PHARMACEUTICALS ON A NON-PRESCRIPTION BASIS, WHICH WOULD REDUCE THE PROFITABILITY OF OUR PRESCRIPTION PRODUCTS.

     A managed care organization is currently petitioning the United States Food and Drug Administration, known as the FDA, to permit sales of some pharmaceuticals currently sold on a prescription basis, including anti-allergy medications, without a prescription. Approval by the FDA of the sale of these products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits. In the future, additional managed care organizations or other third-party payors may petition the FDA to permit sales of some of our pharmaceutical products on a non-prescription basis, which could reduce our profits.

  FAILURE OF USERS OF OUR PRODUCTS TO OBTAIN ADEQUATE REIMBURSEMENT FROM THIRD-PARTY PAYORS COULD LIMIT MARKET ACCEPTANCE OF OUR PRODUCTS, WHICH COULD IMPACT OUR SALES AND PROFITS.

     The initiatives of managed care organizations and governments to contain health care costs in the United States and elsewhere are placing an increased emphasis on the delivery of more cost-effective medical therapies. This emphasis could adversely affect sales and prices of our products. Physicians, hospitals and other health care providers may be reluctant to purchase our products if they do not receive substantial reimbursement for the cost of our pharmaceutical and surgical products and for procedures performed using our surgical medical device products from third-party payors such as Medicare, Medicaid and health insurance programs, both governmental and private. For example:

     - major third-party payors for hospital services, including government insurance plans, Medicare, Medicaid and private health care insurers, have substantially revised their payment methodologies during the last few years, resulting in stricter standards for reimbursement of hospital and outpatient charges for some medical procedures, including cataract procedures and intraocular lenses;

     - because of increased transparency of prices following the adoption of the euro, member governments in some countries in the European Union are requesting price reductions to match prices charged in other countries in the European Union;

     - managed care organizations restrict the pharmaceutical products that doctors in those organizations can prescribe through the use of formularies, the lists of drugs which physicians are permitted to prescribe to patients in a managed care organization, and a failure of our pharmaceutical products to be included on formularies could have an adverse effect on our revenues and profits;

     - numerous legislative proposals have been considered that, if enacted, would result in major reforms in the United States health care system, including the addition of a prescription drug benefit program under Medicare, that could have an adverse effect on our business;

     - our competitors may reduce the prices of their products which could result in our competitors being reimbursed for a larger number of procedures by third-party payors;

     - there are proposed and existing laws and regulations governing product prices and the profitability of companies in the health care industry; and

     - there have been recent initiatives by third-party payors to challenge the prices charged for medical products which could affect our profitability.

     Reductions in the prices for our products in response to these trends could reduce our profits. Moreover, our products may not be covered in the future by third-party payors. The failure of our products to be so covered could cause our profits to decline.

  THE GLOBAL NATURE OF OUR BUSINESS MAY RESULT IN FLUCTUATIONS AND DECLINES IN OUR SALES AND PROFITS.

     Our products are sold in more than 180 countries. We have more than 75 local operations worldwide and approximately half of our revenues in 2001 came from customers outside of the United States. The results of operations and the financial position of our local operations are generally reported in the relevant local currencies and then translated into United States dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to translation risk. In 2001, our most significant currency exposures were to the U.S. dollar, euro, Japanese yen and Swiss franc. The exchange rates between these and other local currencies and the United States dollar may fluctuate substantially. In addition, we are exposed to transaction risk because some of our expenses are incurred in a different currency from the currency in which our revenues are received. Fluctuations in the value of the United States dollar against other currencies have had in the past, and may have in the future, a material adverse effect on our operating margins and profitability.

     Economic, social and political conditions, laws, practices and local customs vary widely among the countries in which we sell our products. Our operations outside of the United States are subject to a number of risks and potential costs, including lower product margins, less stringent protection of intellectual property and economic, political and social uncertainty in countries in which we operate, especially in emerging markets. Our continued success as a global company depends, in part, on our ability to develop and implement policies and strategies that are effective in anticipating and managing these and other risks in the countries where we do business. These and other risks may have a material adverse effect on our operations in any particular country and on our business as a whole. For example, many emerging markets have currencies that fluctuate substantially, in response to which we may reduce our prices, making our products less profitable. Inflation in emerging markets also makes our products less profitable and increases the credit risks to which we are exposed. We have experienced currency fluctuations, inflation and volatile economic conditions, which have impacted our profitability in the past in several markets, including Argentina, Brazil, Poland and Turkey, and we may experience such impacts in the future. We expect the currency devaluation and weak economic conditions in Argentina to have a negative impact on our revenues and profits in Argentina in 2002.

     During 2000 and 2001, the economy of Japan, our second largest market, experienced slight deflation and very low growth. Because a majority of our sales in Japan are to parties who are reimbursed by the government, a prolonged downturn in the Japanese economy could lead to downward pricing pressures on government reimbursement rates for our products.

  WE SINGLE SOURCE MANY OF THE ACTIVE INGREDIENTS AND COMPONENTS USED IN OUR PRODUCTS AND INTERRUPTIONS IN THE SUPPLY OF THESE RAW MATERIALS COULD DISRUPT OUR MANUFACTURING OF SPECIFIC PRODUCTS AND CAUSE OUR REVENUE AND PROFITABILITY TO DECLINE.

     We single source active ingredients contained in a majority of our pharmaceutical products, including TRAVATAN (R), TobraDex (R), OPTI-FREE (R) EXPRESS (R) No Rub(TM) disinfecting solution, Betoptic S (R) and Azopt (R). In these cases, obtaining the required regulatory approvals, including from the FDA, to use alternative suppliers may be a lengthy process. In many cases, we use single-source suppliers for other components and raw materials used in our products. The loss of any of these or other significant suppliers or the inability of a supplier to meet performance and quality specifications, requested quantities or delivery schedules could cause our revenue and profitability to decline and have a negative impact on our customer relations. In addition, a significant price increase from any of our single-source suppliers could cause our profitability to decline if we cannot increase our prices to our customers. In order to ensure sufficient supply, we may determine that we need to provide financing to some of our single-source suppliers, which could increase our financial exposure to those suppliers.

  IN MANY CASES, WE MANUFACTURE A PRODUCT AT A SINGLE-SOURCE FACILITY, AND AN INABILITY TO PRODUCE A SUFFICIENT QUANTITY OF, OR ANY DISRUPTION IN THE MANUFACTURING OF, A PRODUCT AT THE RELEVANT FACILITY COULD IMPAIR OUR ABILITY TO FILL CUSTOMER ORDERS AND COULD REDUCE OUR REVENUES.

     In many cases, we manufacture a product (including some of our key products) at a single-source manufacturing facility. FDA product approval is generally limited to a specific approved manufacturing facility. If we fail to produce enough of a product at a facility, or if our manufacturing process at that facility is disrupted, we may be unable to deliver that product to our customers on a timely basis. A failure to deliver products on a timely basis could lead to customer dissatisfaction and damage our reputation. Significant delays in the delivery of our products or a delay in the delivery of a key product could also negatively impact our sales and profitability.

  WE DEPEND ON PROPRIETARY TECHNOLOGIES, MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY AND ARE CURRENTLY SUBJECT TO A CLAIM OF INFRINGEMENT OF INTELLECTUAL PROPERTY.

     We currently hold more than 2,250 patents and have more than 1,350 pending patent applications. We rely on a combination of contractual provisions, confidentiality procedures and patent, trademark, copyright and trade secrecy laws to protect the proprietary aspects of our technology. These legal measures afford limited protection and may not prevent our competitors from gaining access to our intellectual property and proprietary information. Any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure you that any pending patent application held by us will result in an issued patent, or that if patents are issued to us, such patents will provide meaningful protection against competitors or competitive technologies. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Any litigation could result in substantial expense, may reduce our profits and may not adequately protect our intellectual property rights. In addition, we may be exposed to future litigation by third parties based on claims that our products infringe their intellectual property rights. This risk is exacerbated by the fact that the validity and breadth of claims covered by patents in our industry may involve complex legal issues which are not fully resolved.

     We are currently involved in two patent infringement actions with Pharmacia Corporation, its affiliates, and, in one case, the Trustees of Columbia University in the City of New York, and a trademark infringement and dilution action with Pharmacia Corporation and its affiliated companies, with respect to TRAVATAN(R). If we do not either prevail in the patent actions or settle them on reasonable terms, we may be required to pay damages and, in addition, obtain a license and pay royalties on unfavorable terms or possibly be compelled to refrain from marketing TRAVATAN(R). In such case, our operations may be disrupted, and our revenues, cash flow and profitability could be materially affected. Even a settlement of these lawsuits on reasonable terms may result in adverse consequences. Possible consequences of an adverse outcome in the trademark litigation include damages, fees and an injunction against selling TRAVATAN(R) under that name. In such case, our operations may be disrupted, and our revenues, cash flow and profitability could be materially affected. Moreover, in addition to potential exposure to future litigation by third parties, Alcon is involved in similar patent litigation related to TRAVATAN(R) with Pharmacia in other jurisdictions and may be exposed to patent litigation by Pharmacia and/or its related entities based on other patents, issued or not yet issued.

     Any litigation or claims against us, whether or not successful, could result in substantial costs and harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following: cease selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue; obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and redesign or, in the case of trademark claims, rename our products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do so.

  WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION THAT INCREASES OUR COSTS AND COULD PREVENT US FROM SELLING OUR PRODUCTS.

     The research, development, testing, manufacturing and marketing of our products are subject to extensive governmental regulation. Government regulation includes inspection of and controls over testing, manufacturing, safety and environmental controls, efficacy, labeling, advertising, promotion, record keeping, the sale and distribution of pharmaceutical products and samples and electronic records and electronic signatures. We are also subject to government regulation with respect to the prices we charge and the rebates we offer to customers. Government regulation substantially increases the cost of developing, manufacturing and selling our products.

     In the United States, we must obtain approval from the FDA for each pharmaceutical that we market and FDA approval or clearance for each medical device that we market. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed outside of the United States are also subject to government regulation, which may be equally or more demanding. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. If a regulatory authority delays approval of a potentially significant product, our market value and operating results may decline. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, may otherwise limit our ability to promote, sell and distribute a product or may require post-marketing studies. If we are unable to obtain regulatory approval of our products, we will not be able to market these products, which would result in a decrease in our sales. Currently, we are actively pursuing approval for a number of our products from regulatory authorities in a number of countries, including, among others, the United States, countries in the European Union and Japan. Continued growth in our sales and profits will depend, in part, on the timely and successful introduction and marketing of some or all of these products.

     The clinical trials required to obtain regulatory approvals are complex and expensive and their outcomes are uncertain. We incur substantial expense for, and devote significant time to, clinical trials, yet cannot be certain that the trials will ever result in the commercial sale of a product. Positive results from preclinical studies and early clinical trials do not ensure positive results in later clinical trials that form the basis of an application for regulatory approval. We may suffer significant setbacks in clinical trials, even after earlier clinical trials show promising results. Any of our products may produce undesirable side effects that could cause us or regulatory authorities to interrupt, delay or halt clinical trials of a pharmaceutical or medical device candidate. We, the FDA or another regulatory authority may suspend or terminate clinical trials at any time if we or they believe the trial participants face unacceptable health risks.

     Noncompliance with applicable United States regulatory requirements can result in fines, injunctions, penalties, mandatory recalls or seizures, suspensions of production, denial or withdrawal of pre-marketing approvals, recommendations by the FDA against governmental contracts and criminal prosecution. The FDA also has authority to request repair, replacement or refund of the cost of any device we manufacture or distribute. Regulatory authorities outside of the United States may impose similar sanctions for noncompliance with applicable regulatory requirements.

  WE MAY IMPLEMENT A PRODUCT RECALL OR VOLUNTARY MARKET WITHDRAWAL AND COULD BE EXPOSED TO SIGNIFICANT PRODUCT LIABILITY CLAIMS; WE MAY HAVE TO PAY SIGNIFICANT AMOUNTS TO THOSE HARMED AND MAY SUFFER FROM ADVERSE PUBLICITY AS A RESULT.

     The manufacturing and marketing of pharmaceuticals, medical devices and surgical equipment and instruments involve an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past and, based on this experience, believe that the occurrence of a recall could result in significant costs to us, potential disruptions in the supply of our products to our customers and adverse publicity, all of which could harm our ability to market our products. A recall of one of our products or a product manufactured by another manufacturer could impair sales of other similar products we market as a result of confusion concerning the scope of the recall.

     Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future, including product liability claims arising out of procedures performed using our surgical equipment. For example, long-term studies could reveal complications relating to laser refractive surgery which may lead to product liability claims against us and adverse publicity that could harm demand. We currently rely on a combination of self-insurance and third-party insurance to cover potential product liability exposure. The combination of our insurance coverage, cash flows and reserves may not be adequate to satisfy product liabilities we may incur in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees. Successful product liability claims could have a material adverse effect on our financial condition.

  OUR ACTIVITIES INVOLVE HAZARDOUS MATERIALS AND EMISSIONS AND MAY SUBJECT US TO ENVIRONMENTAL LIABILITY.

     Our manufacturing, research and development practices involve the controlled use of hazardous materials. We are subject to federal, state and local laws and regulations in the various jurisdictions in which we have operations governing the use, manufacturing, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety and environmental procedures for handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. Remedial environmental actions could require us to incur substantial unexpected costs which would materially and adversely affect our results of operations. If we were involved in a major environmental accident or found to be in substantial non-compliance with applicable environmental laws, we could be held liable for damages or penalized with fines.

RISKS RELATED TO OUR RELATIONSHIP WITH NESTLE

  WE WILL BE CONTROLLED BY NESTLE AS LONG AS IT OWNS A MAJORITY OF OUR COMMON SHARES, AND OUR OTHER SHAREHOLDERS WILL BE UNABLE TO AFFECT THE OUTCOME OF A SHAREHOLDER VOTE DURING THAT TIME.

     After the completion of this offering, Nestle will own 76.75% of our outstanding common shares, or 75.01% if the underwriters exercise their over-allotment option in full. Because Nestle's interests may differ from those of our other shareholders, actions Nestle takes with respect to us may be unfavorable to our other shareholders. Purchasers of common shares in this offering will not be able to affect the outcome of any shareholder vote so long as Nestle owns at least a majority of our outstanding common shares. So long as it owns at least two-thirds of our common shares, Nestle will be able to control, among other things: increases in our share capital; the approval of a dissolution other than by liquidation, including by way of merger; the creation of restrictions on the transferability of our common shares; and the restriction or elimination of preemptive rights in connection with a share capital increase. So long as it owns at least a majority of our common shares, Nestle will be able to control, among other things: the election and removal of all of our directors; amendments to our articles of association; payment of dividends; changes to our capital structure unless the change is subject to the requirement that it be approved by holders of two-thirds of our common shares represented at a shareholders' meeting; and appointment and removal of our statutory and group auditors.

  BECAUSE NESTLE CONTROLS US, CONFLICTS OF INTEREST BETWEEN NESTLE AND US COULD BE RESOLVED IN A MANNER UNFAVORABLE TO US.

     Our agreements with Nestle, including the separation agreement, the terms of our nonvoting preferred shares and the terms on which those shares will be redeemed, were finalized while we were a wholly owned subsidiary of Nestle and, as a result, the terms of each may not be as favorable to us as if they had been negotiated between unaffiliated parties. Various conflicts of interest between Alcon and Nestle could arise. For example, ownership interests of directors or officers of Alcon in Nestle shares or service as a director or officer of both Alcon and Nestle could create, or appear to create, potential conflicts of interest when a director or officer is faced with decisions that could have different implications for the two companies, such as disagreement over the desirability of a potential acquisition opportunity, employee retention or recruiting or our dividend policy.

RISKS RELATED TO THE SECURITIES MARKETS AND OWNERSHIP OF OUR COMMON SHARES

  THE PRICE OF OUR COMMON SHARES MAY FLUCTUATE AFTER THIS OFFERING AND DECLINE BELOW THE INITIAL PUBLIC OFFERING PRICE.

     Prior to this offering, there has not been a market for our common shares and after this offering, an active trading market in our common shares might not develop or continue. If you purchase common shares in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was negotiated with the representatives of the underwriters based upon an assessment of the valuation of our common shares and a book-building process. The public market may not agree with or accept this valuation, in which case you may not be able to sell your common shares at or above the initial offering price. The market price of our common shares may fluctuate significantly in response to factors, some of which are beyond our control, such as announcements of innovations and discoveries or new products by us or our competitors, developments concerning intellectual property rights and regulatory approvals, and changes in estimates of our financial performance or changes in recommendations by securities analysts.

     The stock market in general has recently experienced extreme price and volume fluctuations. The market prices of securities of pharmaceutical and medical device companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. These market fluctuations could result in extreme volatility in the price of our common shares, which could cause a decline in the value of your common shares. You should also be aware that price volatility may be worse if the trading volume of our common shares is low.

  FUTURE SALES OR DISTRIBUTIONS OF OUR COMMON SHARES BY NESTLE COULD DEPRESS THE MARKET PRICE FOR OUR COMMON SHARES.

     After the completion of this offering, Nestle may sell all or part of our common shares that it owns or distribute those common shares to its shareholders. There can be no assurance that any of our shareholders will be included in any transaction in which Nestle sells a controlling interest in us or realize a premium with respect to their common shares. In addition, sales or distributions by Nestle of substantial amounts of our common shares in the public market or to its shareholders could adversely affect prevailing market prices for our common shares. Nestle has advised us that it has no current intention to dispose of any of our common shares that it owns. Nestle is not subject to any contractual obligation to maintain its ownership position in our shares, except that it has agreed not to sell or otherwise dispose of any of our common shares for a period of 180 days after the date of the completion of this offering without the prior written consent of the representatives of the underwriters. Consequently, Nestle may not maintain its ownership of our common shares after the 180-day period following this offering.

  PURCHASERS OF OUR COMMON SHARES IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     Purchasers of common shares in this offering will experience immediate and substantial dilution in the net tangible book value per common share from the initial public offering price as all of the proceeds of this offering (other than the proceeds from sales of shares pursuant to the underwriters' over-allotment option) will be used to redeem nonvoting preferred shares owned by Nestle and all proceeds from sales of shares pursuant to the underwriters' over-allotment is expected to be used to repay short-term indebtedness. Assuming an estimated initial public offering price of $33.00, the mid-point of the range set forth on the cover page of this prospectus, after giving effect to the redemption of the nonvoting preferred shares owned by Nestle and the expenses associated with this offering, the dilution per common share to new investors is estimated to be $35.84. This figure does not give effect to the 6,975,000 common shares that will be issued if the underwriters exercise their over-allotment option in full. After giving effect to the transactions undertaken in preparation for this offering, this offering and the redemption of the nonvoting preferred shares owned by Nestle, new investors in this offering will have contributed an amount equal to $2.1 billion in excess of our total shareholders' equity but will own only 23.25% of our outstanding common shares.

RISKS RELATED TO OUR JURISDICTION OF INCORPORATION

  WE ARE INCORPORATED IN SWITZERLAND AND SWISS LAW GOVERNS OUR INTERNAL CORPORATE AFFAIRS.

     We are a corporation incorporated under the laws of Switzerland. The rights of holders of our common shares will be governed by Swiss corporate law and by our articles of association. In particular, Swiss corporate law limits the ability of a shareholder to challenge resolutions or actions of our board of directors in court. Shareholders generally are not permitted to file a suit to reverse a decision or action by directors but are permitted to seek damages for breaches of fiduciary duty. Shareholder claims against a director for breach of fiduciary duty would, as a matter of Swiss law, have to be brought at our place of incorporation in the Canton of Zug, Switzerland, or at the domicile of the involved director. In addition, under Swiss law, any claims by shareholders against us would have to be brought exclusively at our place of incorporation.

     Under Swiss corporate law, we are required to declare dividends in Swiss francs. As a result, any currency fluctuations between the U.S. dollar and the Swiss franc may affect the value of the dividends we pay.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Industry" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by our forward-looking statements. Forward-looking statements include, but are not limited to, statements about: the progress of our research and development programs; the receipt of regulatory approvals; competition in our industry; the impact of pending or future litigation; the impact of any future product recalls; changes in, or the failure or inability to comply with, governmental regulation; the opportunities for growth, whether through internal development or acquisitions; exchange rate fluctuations; general economic conditions; and trends affecting the ophthalmic industry, our financial condition or results of operations.

     Words such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "intend," "estimate," "project," "predict," "potential" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. Factors that might cause future results to differ include, but are not limited to, the following:

     - the production and launch of commercially viable products may take longer and cost more than expected;

     -  changes in reimbursement procedures by third-party payors;

     - competition may lead to worse than expected financial condition and results of operations;

     - currency exchange rate fluctuations may negatively affect our financial condition and results of operations;

     - pending or future litigation may negatively impact our financial condition and results of operations;

     - product recalls or withdrawals may negatively impact our financial condition or results of operations;

     - government regulation or legislation may negatively impact our financial condition or results of operations;

     - supply and manufacturing disruptions could negatively impact our financial condition or results of operations; and

     - qualified personnel may not be available, which could negatively impact our ability to grow our business.

     You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we undertake no obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information or future events or circumstances or otherwise.

                             ABOUT THIS PROSPECTUS

     Trademarks used by Alcon appear in italic type in this prospectus and are the property of or are licensed by one of our subsidiaries. Timoptic XE(R) is a trademark of Merck & Co., Inc. Xalatan(R) is a trademark of Pharmacia AB. Cortisporin(R) is a trademark of Burroughs-Wellcome.

     In this prospectus, references to Alomide(R) are to Alomide(R) ophthalmic solution, references to Azopt(R) are to Azopt(R) ophthalmic suspension, references to Betoptic S(R) are to Betoptic S(R) ophthalmic suspension, references to BSS Plus(R) are to BSS Plus(R) irrigating solution, references to Ciloxan(R) are to Ciloxan(R) ophthalmic solution and ointment, references to Emadine(R) are to Emadine(R) ophthalmic solution, references to Maxitrol(R) are to Maxitrol(R) ophthalmic suspension and ointment, references to Patanol(R) are to Patanol(R) ophthalmic solution, references to TobraDex(R) are to TobraDex(R) ophthalmic suspension and ointment, references to Tobrex(R) are to Tobrex(R) ophthalmic solution and ointment and references to TRAVATAN(R) are to TRAVATAN(R) ophthalmic solution.

     When we refer to the ophthalmic industry in this prospectus, we do not include eyeglasses or contact lenses. In this prospectus, we rely on and refer to statistics regarding the ophthalmic industry. Where specified, these statistics reflect our own internal estimates. Otherwise, we obtained these statistics from various third-party sources that we believe are reliable, but we have not independently verified these third-party statistics. Unless otherwise specified, all market share information is based on units sold.

     Our statements in this prospectus regarding our market share position in the United States in various markets are based on the following sources:

     - Cataract surgery: Market Scope survey of Cataract Surgeons published in August 2001 and other industry data;

     - Vitreoretinal surgery: internal estimates and the 2001 Vitreous Society Preferences and Trends Survey published in August 2001;

     - Ophthalmic pharmaceuticals (including generics): total prescriptions filled as provided by the Scott Levin Source Prescription Audit for the year ended December 31, 2001; and

     - Soft contact lens disinfectants: sales volume as provided by the AC Nielsen SCANTRACK for the year-to-date period ended December 22, 2001 and other industry data.

     Our statements in this prospectus regarding our market share positions outside of the United States in various markets are based on the following sources:

     - Ophthalmic surgical products by sales worldwide: internal estimates prepared using third-party data;

     - Intraocular lenses in Japan: internal estimates prepared using third-party data;

     - Surgical equipment and devices in Japan: internal estimates; and

     - Soft contact lens disinfecting solutions in Japan: Intage Inc. report of data for Japan as of November 2001.

     In this prospectus, references to "$", "U.S.$", "U.S. dollars" and "United States dollars" are to the lawful currency of the United States of America, references to "CHF" and "Swiss francs" are to the lawful currency of the Swiss Confederation, references to "euro" are to the lawful currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, and references to "Japanese yen" are to the lawful currency of Japan. Unless otherwise stated, figures provided are under generally accepted accounting principles in the United States.

                                USE OF PROCEEDS

     We expect to use all of the net proceeds we receive from this offering, other than any net proceeds from shares sold pursuant to the underwriters' over-allotment option, to redeem our nonvoting preferred shares, all of which are currently owned by Nestle, by May 31, 2002. The price at which the redemption of our nonvoting preferred shares will be made will equal the net proceeds, other than any net proceeds from common shares sold pursuant to the underwriters' over-allotment option, we receive from this offering. As a result, Nestle will receive all of the net proceeds of this offering, other than any net proceeds from common shares sold pursuant to the underwriters' over-allotment option. We expect to use any net proceeds from the exercise of the underwriters' over-allotment option to repay short-term indebtedness. Such short-term indebtedness matures in the second quarter of 2002 and bears interest at rates ranging from 2.0% to 3.0%. We expect the net proceeds from the sale of 69,750,000 common shares in this offering to be approximately $2.19 billion, or approximately $2.41 billion if the underwriters exercise their over-allotment option in full. These estimates reflect an estimated initial public offering price of $33.00 per common share, the mid-point of the price range set forth on the cover page of this prospectus, and the deduction of the underwriting discount and commissions and estimated offering expenses payable by us.

                                DIVIDEND POLICY

     We currently intend to pay annual dividends on our common shares beginning with a dividend from earnings up to and including the calendar year 2002, which we expect would be paid by the end of April 2003. The payment of dividends is subject to a proposal by our board of directors, the approval of our shareholders and the availability of retained earnings or dividendable reserves under Swiss law. Future dividend payments will depend on various factors, including our net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. Subject to these limitations, we expect to declare a dividend for 2002 of CHF 0.45 per common share (or approximately $0.26 per common share). The separation agreement provides that Nestle will vote in favor of the payment of dividends proposed by our board of directors for so long as it holds a majority of our outstanding common shares. We are required by Swiss corporate law to declare and pay dividends in Swiss francs. Holders of record of our common shares will receive dividend payments in U.S. dollars, unless they provide notice to our transfer agent, The Bank of New York, that they wish to receive dividend payments in Swiss francs. Holders of our common shares through The Depository Trust Company will receive dividend payments in U.S. dollars, unless they provide notice to The Depository Trust Company that they wish to receive payments in Swiss francs. The Bank of New York will be responsible for paying the U.S. dollars or Swiss francs to registered holders of common shares, as the case may be, and we will be responsible for withholding required amounts for taxes.

                                 EXCHANGE RATES

     Fluctuations in the exchange rate between the Swiss franc and the U.S. dollar will affect the conversion into U.S. dollars of any cash dividends paid in Swiss francs on our common shares. In addition, these and other fluctuations in the exchange rates of the currencies of our various local operations affect our results of operations and financial condition as presented in our financial statements.

     The following table sets forth, for the periods indicated, information concerning the exchange rate between Swiss francs and U.S. dollars based on the noon buying rate in the City of New York for cable transfers of Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York:

FISCAL YEAR                                     PERIOD END(1)    AVERAGE(1)(2)     HIGH      LOW
-----------                                     -------------    -------------    ------    ------
1998..........................................  1.3735           1.4507           1.5210    1.3548
1999..........................................  1.5930           1.5139           1.5930    1.4168
2000..........................................  1.6202           1.6930           1.7978    1.6202
2001..........................................  1.6598           1.6942           1.8185    1.5858
2002 (through February 20, 2002)..............  1.6999           1.7190           1.7190    1.6424

---------------

(1) The noon buying rate at each period end and the average rate for each period differed from the exchange rates used in the preparation of our financial statements.

(2) Represents the average of the noon buying rate on the last day of each month during the period.

     The following table sets forth the high and low noon buying rate for the Swiss franc for each of the prior six months and the current month:

MONTH                                            PERIOD END         AVERAGE        HIGH      LOW
-----                                           -------------    -------------    ------    ------
August........................................  1.6698           1.6808           1.7165    1.6552
September.....................................  1.6188           1.6338           1.7075    1.5858
October.......................................  1.6347           1.6295           1.6642    1.6193
November......................................  1.6405           1.6508           1.6668    1.6295
December......................................  1.6598           1.6566           1.6920    1.6307
January.......................................  1.7190           1.6708           1.7190    1.6424
February (through February 20, 2002)..........  1.6999           1.6962           1.7179    1.6835

     Although we have translated selected Swiss franc amounts in this prospectus into U.S. dollars for convenience, this does not mean that the Swiss franc amounts referred to could have been, or could be, converted into U.S. dollars at these rates or any other rate. All translations from Swiss francs to U.S. dollars in this prospectus are based on the average rate of U.S.$1.00 = CHF
1.7040 on February 19, 2002, unless otherwise expressly indicated. The Federal Reserve Bank of New York certifies this rate for customs purposes on each date the rate is given. The noon buying rate on February 20, 2002 was CHF 1.6999 per U.S.$1.00.

                                 CAPITALIZATION
     The following table sets forth our capitalization as of December 31, 2001. We have presented capitalization:
     -  on an actual basis;
     -  on a pro forma basis to reflect:
       -- a CHF 2.1 billion (or approximately $1.23 billion) dividend payment by us to Nestle prior to the date of this offering; and -- the conversion by Nestle of 69,750,000 of the common shares it owns
          (or 23.25% of the common shares it owns) into 69,750,000 nonvoting preferred shares, par value CHF 0.20 per share, prior to the completion of this offering; and
     -  on a pro forma as adjusted basis to reflect:
       -- our receipt of the net proceeds from the issuance and sale of 69,750,000 common shares in this offering at an estimated initial public offering price of $33.00 per share, the mid-point of the range set forth on the cover page of this prospectus; and
       -- our use of the net proceeds from this offering to redeem the 69,750,000 nonvoting preferred shares owned by Nestle, which redemption is expected to occur approximately two months after this offering.
     You should read the information set forth below together with "Prospectus Summary -- Summary Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements, our pro forma condensed consolidated financial statements and the accompanying introductions and notes to those statements included elsewhere in this prospectus.

                                                                                       PRO FORMA
                                                                                          AS
                                                               ACTUAL    PRO FORMA    ADJUSTED(3)
                                                              --------   ---------    -----------
                                                                         (IN MILLIONS)
Short term borrowings.......................................  $  805.5   $1,037.5       $1,037.5
Current maturities of long term debt........................      29.4       29.4           29.4
Long term debt, net of current maturities(1)................     697.4      697.4          697.4
                                                              --------   ---------      --------
Total debt(2)...............................................   1,532.3    1,764.3        1,764.3
                                                              --------   ---------      --------
Preferred shares (none authorized, issued and outstanding at
  December 31, 2001 actual and pro forma as adjusted;
  69,750,000 shares authorized, issued and outstanding pro
  forma, par value CHF 0.20 per share)......................        --    2,188.6             --
                                                              --------   ---------      --------
Shareholders' equity:
  Common shares (300,000,000 shares authorized, issued and
    outstanding at December 31, 2001 actual and pro forma as
    adjusted; 230,250,000 shares outstanding pro forma, par
    value CHF 0.20 per share)...............................      42.9       32.9           42.9
  Additional paid-in capital................................     592.0   (1,953.1)         225.5
  Accumulated other comprehensive loss......................    (110.8)    (110.8)        (110.8)
  Retained earnings.........................................     865.5         --             --
                                                              --------   ---------      --------
  Total shareholders' equity................................   1,389.6   (2,031.0)         157.6
                                                              --------   ---------      --------
Total capitalization........................................  $2,921.9   $1,921.9       $1,921.9
                                                              ========   =========      ========

---------------

(1) None of our long term debt is secured.
(2) At December 31, 2001, our Japanese subsidiary had outstanding debt in the principal amount of $39.6 million guaranteed by Nestle. At such date, we had no other guaranteed debt outstanding.
(3) If the underwriters exercise the over-allotment in full, as adjusted, short-term borrowings would decrease by $219.1 million and common shares and additional paid-in capital would increase by $0.8 million and $218.3 million, respectively.

     The number of our common shares to be outstanding after this offering excludes:
     - Up to 3,500,000 common shares issuable out of conditional capital for restricted share grants upon the conversion of phantom stock units at the time of this offering at a price equal to the initial public offering price.
     - Up to 8,500,000 common shares issuable out of conditional capital upon the exercise of employee stock options to be granted at the time of this offering at an option price equal to the initial public offering price.
     - Approximately 18,000,000 common shares of conditional capital which may be issued under our benefits plans.
See "Management -- 2002 Alcon Incentive Plan."

                                    DILUTION

     Our net tangible deficit at December 31, 2001, assuming the issuance of the nonvoting preferred shares at the redemption value to Nestle and the payment of a CHF 2.1 billion (or approximately $1.23 billion) dividend to Nestle would have been $3,039.2 million, or $13.20 per common share. Our net tangible deficit per common share represents:

     - our total liabilities;

     - increased by the redemption value of our nonvoting preferred shares;

     - reduced by the excess of total assets, after the dividend payment, over intangible assets; and

     - divided by the number of common shares outstanding, after the conversion of common shares to nonvoting preferred shares which will be redeemed.

     Dilution represents the difference between the amount per common share paid by purchasers of our common shares in this offering increased by the net tangible deficit per common share immediately following this offering.

     After giving effect to the sale by us of 69,750,000 common shares in this offering at an estimated initial public offering price of $33.00 per share, the mid-point of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and commissions and estimated expenses, our total liabilities would have exceeded our total tangible assets at December 31, 2001, by approximately $850.6 million, or $2.84 net tangible deficit per common share. This represents an immediate decrease in net tangible deficit of $10.36 per common share to Nestle, our sole shareholder. This also represents an immediate dilution of $35.84 per common share to new investors purchasing common shares in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................           $33.00
Net tangible deficit per common share as of December 31,
  2001, giving effect to the CHF 2.1 billion (or
  approximately $1.23 billion) dividend payment to Nestle
  and the issuance of the nonvoting preferred shares which
  will be redeemed..........................................  $13.20
Decrease in net tangible deficit per common share
  attributable to this offering.............................   10.36
                                                              ------
Adjusted net tangible deficit per common share after this
  offering..................................................             2.84
                                                                       ------
Dilution per common share to new investors..................           $35.84
                                                                       ======

     These calculations do not give effect to 6,975,000 common shares that we will issue if the underwriters exercise their over-allotment option in full.

     The following table sets forth, as of December 31, 2001, the differences between the number of common shares purchased from us, the total price paid and average price per share paid by Nestle, our sole shareholder, and by investors in this offering at an estimated initial public offering price of $33.00 per common share, the mid-point of the range set forth on the cover page of this prospectus, before deducting the estimated underwriting discount and commissions and offering expenses payable by us.

                                        SHARES PURCHASED     TOTAL CONSIDERATION       AVERAGE
                                        -----------------    --------------------     PRICE PER
                                        NUMBER    PERCENT     AMOUNT      PERCENT    COMMON SHARE
                                        ------    -------    ---------    -------    ------------
                                          (IN MILLIONS, EXCEPT PER SHARE DATA AND PERCENTAGES)
Sole shareholder......................  230.25     76.75%    $(2,031.0)       N/A      $ (8.82)
Investors in this offering............   69.75     23.25       2,301.8        N/A        33.00
                                        ------    ------     ---------    -------
  Total...............................  300.00    100.00%    $   270.8        N/A
                                        ======    ======     =========    =======

     If the underwriters' over-allotment option is exercised in full:

     - the number of common shares held by Nestle, our sole shareholder, will decrease to approximately 75.01% of the total number of common shares outstanding after this offering; and

     - the number of common shares held by investors in this offering will increase to 76,725,000 shares, or approximately 24.99% of the total number of common shares outstanding after this offering.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables present our selected historical and pro forma consolidated financial and other data in accordance with IAS and U.S. GAAP. The U.S. GAAP information should be read along with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements, including the accompanying notes thereto, and our unaudited pro forma condensed financial information, including the accompanying notes thereto, each as included elsewhere in this prospectus.

     Prior to this offering, we prepared our consolidated financial statements in accordance with IAS. We have therefore presented our five-year historical financial data on an IAS basis for comparison purposes. We have also included our historical information based on U.S. GAAP for 1999, 2000 and 2001. U.S. GAAP financial data for periods prior to 1999 is not available. The significant differences between IAS and U.S. GAAP in relation to our consolidated financial data relate to the following:

     - Prior to 1995, intangible assets were written off to retained earnings when purchased under IAS. Beginning in 1995, intangible assets were capitalized and amortized over their estimated useful lives under IAS. Under U.S. GAAP, intangible assets are capitalized and amortized over their estimated useful lives.

     - On July 7, 2000, we acquired Summit. All intangible assets of Summit were recorded as goodwill and amortized over 20 years under IAS with no deferred taxes established. Under U.S. GAAP, the intangible assets of Summit included various identifiable intangible assets with shorter lives for which deferred taxes were established which increased the amount of goodwill related to Summit.

     - Under IAS, realized exchange gains and losses are recognized in income upon the partial liquidation of a foreign subsidiary. Under U.S. GAAP, realized exchange gains and losses are recorded as accumulated other comprehensive income until complete or substantially complete liquidation of the subsidiary.

     - Under IAS, purchased in-process research and development is included in goodwill. Under U.S. GAAP, such costs are expensed.

     The U.S. GAAP financial information as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The IAS financial information as of December 31, 1997, 1998, 1999, 2000 and 2001, and for each of the years then ended, has been derived from our financial information as included in the audited consolidated financial statements of Nestle as of and for those same periods.

     We have accounted for the acquisition of Summit as a purchase and have included Summit's results of operations since July 7, 2000 in our financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- New Accounting Standards."

INTERNATIONAL ACCOUNTING STANDARDS

                                                           YEAR ENDED DECEMBER 31,
                                                ----------------------------------------------
                                                 1997      1998      1999      2000      2001
                                                ------    ------    ------    ------    ------
                                                       (IN MILLIONS, EXCEPT SHARE DATA)
STATEMENT OF EARNINGS DATA:
  Sales.......................................  $2,010    $2,174    $2,401    $2,554    $2,748
  Cost of goods sold..........................     672       679       728       741       792
                                                ------    ------    ------    ------    ------
     Gross profit.............................   1,338     1,495     1,673     1,813     1,956
  Selling, general and administrative.........     643       731       810       866       947
  Research and development....................     173       193       213       247       289
  Amortization of intangibles.................      18        20        34        62        80
                                                ------    ------    ------    ------    ------
     Operating income.........................     504       551       616       638       640
  Interest income.............................      17        14        14        44        47
  Interest expense............................     (50)      (63)      (55)      (89)     (110)
  Other, net..................................      (6)        9        (5)      (17)       (4)
                                                ------    ------    ------    ------    ------
     Earnings before income taxes.............     465       511       570       576       573
  Income taxes................................     124       176       235       226       216
                                                ------    ------    ------    ------    ------
     Net earnings.............................  $  341    $  335    $  335    $  350    $  357
                                                ======    ======    ======    ======    ======
  Basic and diluted weighted-average common
     shares outstanding.......................     270       270       284       300       300
  Basic and diluted earnings per common
     share(1).................................  $ 1.26    $ 1.24    $ 1.18    $ 1.17    $ 1.19
OTHER DATA:
  EBITDA(2)...................................  $  599    $  631    $  732    $  773    $  794
BALANCE SHEET DATA:
  Current assets..............................  $  802    $1,045    $1,370    $1,887    $2,118
  Working capital (deficit)...................    (198)     (234)      (90)       63       530
  Total assets................................   1,509     2,182     2,481     3,845     4,007
  Long term debt, net of current maturities...     263       364        85       700       697
  Total shareholder's equity..................      17       280       722     1,074     1,440

---------------
(1) We believe that net earnings are a more appropriate measure of our profitability prior to this offering than earnings per share since we were a wholly owned subsidiary of Nestle. We also have not included dividends paid and dividends per share information as they are not relevant to the investor since prior to this offering we were a wholly owned subsidiary of Nestle.

(2) We define EBITDA as operating income before depreciation and amortization of intangibles. We believe that EBITDA is a measure commonly used by analysts and investors. Accordingly, we have disclosed this information to permit a more complete analysis of our operating performance. EBITDA should not be considered in isolation or as a substitute for net earnings or other results of operations data or cash flow data prepared in accordance with IAS as a measure of our profitability or liquidity. EBITDA, as we calculate it, may not be comparable to similarly titled measures reported by other companies.

U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                                         PRO FORMA
                                                               1999     2000     2001     2001(3)
                                                              ------   ------   ------   ---------
                                                                (IN MILLIONS, EXCEPT SHARE DATA)
STATEMENT OF EARNINGS DATA:
  Sales.....................................................  $2,401   $2,554   $2,748    $2,748
  Cost of goods sold........................................     719      750      798       798
                                                              ------   ------   ------    ------
    Gross profit............................................   1,682    1,804    1,949     1,949
  Selling, general and administrative.......................     805      856      954       954
  Research and development..................................     213      246      290       290
  In-process research and development.......................      --       19       --        --
  Amortization of intangibles...............................      46       87      117       117
                                                              ------   ------   ------    ------
    Operating income........................................     617      597      589       589
  Interest income...........................................      14       44       47         9
  Interest expense..........................................     (54)     (86)    (108)     (125)
  Other, net................................................      11       --      (14)      (14)
                                                              ------   ------   ------    ------
    Earnings before income taxes............................     587      555      514       459
  Income taxes..............................................     240      223      198       194
                                                              ------   ------   ------    ------
    Net earnings............................................  $  347   $  332   $  316    $  266
                                                              ======   ======   ======    ======
  Basic and diluted weighted - average common shares
    outstanding.............................................     284      300      300       300
  Basic and diluted earnings per common share(1)............  $ 1.22   $ 1.11   $ 1.05    $ 0.89
CASH FLOW DATA:
  Cash provided by (used in):
  Operating activities......................................  $  452   $  393   $  529
  Investing activities......................................    (111)    (872)    (134)
  Financing activities......................................      21      883     (156)
OTHER DATA:
    EBITDA(2)...............................................  $  734   $  758   $  784    $  784

                                                                            AT DECEMBER 31,
                                                              --------------------------------------------
                                                                                                PRO FORMA
                                                                                PRO FORMA(4)   AS ADJUSTED
                                                               2000     2001        2001         2001(5)
                                                              ------   ------   ------------   -----------
                                                                             (IN MILLIONS)
BALANCE SHEET DATA:
    Current assets..........................................  $2,045   $2,270     $ 1,270        $1,270
    Working capital (deficit)...............................     250      659        (573)         (573)
    Total assets............................................   3,882    4,071       3,071         3,071
    Long term debt, net of current maturities...............     700      697         697           697
    Redeemable preferred stock..............................      --       --       2,189            --
    Total shareholder's equity..............................   1,101    1,390      (2,031)          158

---------------
(1) We believe that net earnings are a more appropriate measure of our profitability prior to this offering than earnings per share since we were a wholly owned subsidiary of Nestle. We also have not included dividends paid and dividends per share information as they are not relevant to the investor since prior to this offering we were a wholly owned subsidiary of Nestle. Immediately prior to the completion of this offering, we expect to make a payment to Nestle which is considered a dividend and repayment of capital under U.S. generally accepted accounting principles of CHF 2.1 billion (or approximately $1.23 billion) which is expected to be financed by existing cash and cash equivalents and, if necessary, with additional borrowings. This entire payment is considered a dividend under Swiss law.

(2) We define EBITDA as operating income before depreciation and amortization of intangibles. We believe that EBITDA is a measure commonly used by analysts and investors. Accordingly, we have disclosed this information to permit a more complete analysis of our operating performance. EBITDA should not be considered in isolation or as a substitute for net earnings or other results of operations data or cash flow data prepared in accordance with US GAAP as a measure of our profitability or liquidity. EBITDA, as we calculate it, may not be comparable to similarly titled measures reported by other companies.

(3) Our pro forma statement of earnings data for the year ended December 31, 2001 reflects the reduction of earnings as if the CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle had been made on January 1, 2001.

(4) The pro forma balance sheet data is presented as if the CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle and the conversion of common shares into nonvoting preferred shares with an assumed redemption value of $2.19 billion had occurred as of December 31, 2001. The pro forma balance sheet data does not reflect the proceeds of this offering or the redemption of the nonvoting preferred shares.

(5) Our pro forma as adjusted balance sheet data at December 31, 2001 gives effect to the dividend payment of CHF 2.1 billion (or approximately $1.23 billion) to Nestle, the issuance of nonvoting preferred shares to Nestle, receipt of the net proceeds of this offering and the redemption of the nonvoting preferred shares issued to Nestle.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with our financial statements and notes thereto included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. Please see "Cautionary Note Regarding Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements.

OVERVIEW OF OUR BUSINESS

  General

     We develop, manufacture and market pharmaceuticals, surgical equipment and devices and contact lens care and other vision care products that treat eye diseases and disorders and promote the general health and function of the human eye. Founded in 1945, we have local operations in over 75 countries and our products are sold in more than 180 countries around the world. In 1977, we were acquired by Nestle. Since then, we have operated largely as an independent company, separate from most of Nestle's other businesses and have grown our annual sales from $82 million to over $2.7 billion primarily as a result of internal development and selected acquisitions.

     We conduct our global business through two business segments: Alcon United States and Alcon International. Alcon United States includes sales to unaffiliated customers located in the United States of America, excluding Puerto Rico. Alcon United States operating profit is derived from operating profits within the United States as well as operating profits earned outside of the United States related to the United States business. Alcon International includes sales to all other unaffiliated customers. Each business segment markets and sells products principally in three product categories of the ophthalmic market: (i) pharmaceutical (e.g., prescription ophthalmic drugs);
(ii) surgical equipment and devices (e.g., cataract, vitreoretinal and refractive); and (iii) contact lens care (e.g., disinfecting and cleaning solutions) and other vision care products (e.g., artificial tears). Business segment operations generally do not include research and development, manufacturing and other corporate functions. We market our products to eye care professionals as well as to the direct purchasers of our products, such as hospitals, managed care organizations, governments and individuals.

  Market Environment

     Demand for health care products and services is increasing in established markets as a result of the aging of the population and the emergence of new drug therapies and treatments for previously untreatable conditions. Likewise, demand for health care products and services in emerging markets is increasing primarily due to the adoption of medically advanced technologies and improvements in living standards. As a result of these factors, health care costs are rising at a faster rate than economic growth in many countries. This faster rate of growth has led governments and other purchasers of health care products and services, either directly or through patient reimbursement, to exert pressure on the prices of health care products and services. These cost-containment efforts vary by jurisdiction.

     In the United States, government policies and the influence of managed care organizations continue to impact the pricing of health care products and services. In an effort to control Medicare costs, the United States government implemented reimbursement ceilings on cataract surgery in 2000 resulting in increased price sensitivity by hospitals and surgery centers that perform cataract procedures. Also under consideration is the addition of a prescription drug benefit program under Medicare, which, if approved, would present opportunities and challenges for pharmaceutical companies. Some states are also moving to implement more aggressive price control programs and more liberal generic substitution rules that could result in price reductions. In addition, managed care organizations use formularies and their buying power to demand more effective treatments at lower prices. Both governments and managed care organizations have supported increased use of generic pharmaceuticals at the expense of branded pharmaceuticals. We are well-positioned to address this market opportunity with Falcon Pharmaceuticals Ltd., our generic pharmaceutical business, which currently has the #1 market share position in generic ophthalmic pharmaceuticals in the United States, based on revenues in 2001. We also use third-party data to demonstrate both the therapeutic and cost effectiveness of our pharmaceutical products. Moreover, to achieve and maintain attractive positions on formularies, we need to continuously introduce medically advanced products that differentiate us from our competitors and are competitively priced.

     Outside of the United States, third-party payor reimbursement of patients and health care providers and prices for health care products and services vary significantly and, in the case of pharmaceuticals, are generally lower than those in the United States. In Western Europe, where government reimbursement of health care costs is widespread, governments are requiring price reductions. The economic integration by European Union members and the introduction of the euro are also impacting pricing in these markets, as more affluent member countries are requesting prices for health care products and services comparable to those in less affluent member countries. In Latin America, where there is less government reimbursement of health care costs, many of our products are paid for by private health care systems covering a small portion of the population. As a result, economic conditions in this region have a significant impact on prices and demand for health care products and services. For example, we have recently experienced a decline in sales in Argentina, one of our largest markets in the region, as a result of economic conditions in that country. In most of the countries in Asia, average income levels are low, government reimbursement for the cost of health care products and services is limited and prices and demand are sensitive to general economic conditions. However, many Asian countries have rebounded from the economic crisis of 1997 and 1998 and demand for our products in this region has been rising. By contrast, Japan, which has extensive private and government reimbursement for health care costs, has not seen significant efforts to control prices despite experiencing a combination of flat economic growth and an aging population. However, regulatory approval times are long and costs are very high in Japan, which delays the marketing of our pharmaceutical products there.

  Currency Fluctuations

     Our products are sold in over 180 countries, and we sell products in a number of currencies in our Alcon International business segment. Our consolidated financial statements, which are presented in U.S. dollars, are impacted by currency exchange rate fluctuations through both translation risk and transaction risk. Translation risk is the risk that our financial statements for a particular period are affected by changes in the prevailing exchange rates of the various currencies of our subsidiaries relative to the U.S. dollar. Transaction risk is the risk that the currency structure of our costs and liabilities deviates to some extent from the currency structure of our sales proceeds and assets.

     Our translation risk exposures are principally to the euro and Japanese yen. With respect to transaction risk, because a significant percentage of our operating expenses are incurred in the currency in which sales proceeds are received, we do not have a significant net exposure. In addition, substantially all of our assets which are denominated in currencies other than the U.S. dollar are supported by loans or other liabilities of similar amount denominated in the same currency. From time to time, we purchase or sell currencies forward to hedge currency risk in obligations or receivables; these transactions are designed to address transaction risk, not translation risk. Our Japanese and South African subsidiaries purchase goods from some of our subsidiaries in U.S. dollars and hedge a portion of these intercompany liabilities using forward contracts. We have not experienced significant gains or losses as a result of these hedging activities.

     Generally, a weakening of the U.S. dollar against other currencies has a positive effect on our sales and profits while a strengthening of the U.S. dollar against other currencies has a negative effect on our sales and profits. We experienced negative currency impacts as a result of the strengthening of the U.S. dollar during 1999, 2000 and 2001. During 1999 and 2000, the negative currency impact was primarily due to the increase in the value of the U.S. dollar versus the major European currencies. During 2001, the primary cause of the negative currency impact was the strengthening of the U.S. dollar against the major European currencies and the Japanese yen, with lesser negative impacts relating to the Canadian, Australian and Brazilian currencies. We expect the currency devaluation and weak economic conditions in Argentina to have a negative impact on our revenues and profits in Argentina in 2002. We refer to the effects of currency fluctuations and exchange rate movements throughout this "Management's Discussion and Analysis of Financial Condition and Results of Operations," which we have computed by applying translation rates from the prior comparative period to the more recent period amounts and comparing those results to the more recent period actual results.

  Operating Revenues and Expenses

     We generate revenues largely from sales of ophthalmic pharmaceutical products, ophthalmic surgical equipment and devices and contact lens care and other vision care products. Our operating revenues and operating income are affected by various factors including unit volume, price, currency fluctuations, acquisitions, licensing and the mix between lower-margin and higher-margin products.

     Sales of ophthalmic pharmaceutical products are primarily driven by the development of safe and effective products that can be differentiated from competing products in the treatment of ophthalmic diseases and disorders and increased market acceptance of these new products. Inclusion of pharmaceutical products on managed care formularies covering the largest possible number of patients is another key competitive factor. We face significant competition in ophthalmic pharmaceuticals, including competition from other companies with an ophthalmic focus and from larger pharmaceutical companies. In general, sales of our pharmaceutical products are not affected by general economic conditions, although we face pressure to reduce prices from governments and United States managed care organizations. We experience seasonality in our ocular allergy medicines, with a large increase in sales in the spring and a lesser increase during the fall. Costs of goods sold for our pharmaceutical products include materials, labor, overhead and royalties.

     Our surgical product category includes three product lines: cataract, vitreoretinal and refractive. Sales of our products for cataract and vitreoretinal surgery are driven by technological innovation, demographic trends and relationships with surgeons. We believe that our innovative and leading technology, the strong relationships we establish by supporting physician training and our ability to package a broad range of proprietary products into customized surgical procedure packs, tailored to each surgeon's preference, are the keys to our success in these product categories. Declining government reimbursements for cataract procedures continually puts pressure on our prices. However, the number of cataract and vitreoretinal surgical procedures is not generally affected by general economic conditions. Sales of our refractive surgical equipment and the related technology fees are driven by consumer demand for laser refractive surgery. We sell lasers and other surgical equipment used to perform laser refractive surgeries and, in the United States, charge a technology fee for each surgery performed (one eye equals one surgery). Outside of the United States, we generally do not charge a technology fee, although we anticipate charging a technology fee upon the introduction of our LADARWave(TM) Custom Cornea(R) Wavefront System when it is used to guide our laser to perform a customized procedure. Because governments and private insurance companies generally do not cover the costs of laser refractive surgery, sales of laser refractive surgical products and related technology fees are sensitive to changes in general economic conditions and consumer confidence. There is no significant seasonality in our surgical business. Costs of goods sold for our surgical products include raw materials, labor, overhead, royalties to licensors and warranty costs. Operating income from cataract and vitreoretinal products is driven by the number of procedures in which our products are used. Operating income from laser refractive surgical equipment depends primarily on the number of procedures for which we are able to collect technology fees.

     Sales of our contact lens care products are driven by ophthalmologist, optometrist and optician recommendations of lens care systems, our provision of starter kits to eye care professionals, and consumer preferences for more convenient contact lens care solutions. Contact lens care products compete largely on product attributes, brand familiarity, professional recommendations and price. The use of less-advanced cleaning methods, especially outside of the United States, also affects demand for our contact lens care products. There is no seasonality in sales of contact lens care products, and we have experienced little impact from general economic conditions to date, although in low-growth economic environments consumers may switch to lower-priced brands. Costs of goods sold for contact lens care products include materials, labor, overhead and royalties. Operating income from contact lens care products is driven by market penetration and unit volumes.

     Our selling, general and administrative costs include the costs of selling, promoting and distributing our products and managing the organizational infrastructure of our business. The largest portion of these costs is salary for sales and marketing staff. During the first half of 2002, we expect to incur additional marketing expenses related to the launch of TRAVATAN(R) in Europe and higher TRAVATAN(R) marketing expenses in the United States than were incurred in the first half of 2001.

     Research and development costs include basic research, pre-clinical development of products, clinical trials, regulatory expenses and certain technology licensing costs. The largest portion of our research and development expenses relates to the research, development and regulatory approval of pharmaceutical products. During 2000 and 2001, a greater proportion of our research and development expenses were incurred during the second half of the year than during the first half.

     Our amortization costs relate to our acquisitions and the licensing of intangible assets. Effective July 7, 2000, we acquired Summit for a total purchase price of $948.0 million, which resulted in intangible assets of $954.5 million that we will amortize over their estimated useful lives.

     We expect to incur a one-time $22.4 million charge to operating income during the first quarter of 2002 related to the conversion of the 1994 Phantom Stock Plan in connection with this offering. See "Management -- 2002 Alcon Incentive Plan -- Phantom Stock Conversion".

     We expect to make a CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle prior to the completion of this offering. This payment will be funded by the liquidation of cash equivalents as well as additional short-term borrowings. The decrease in cash, liquidation of cash equivalents and increase in short-term borrowings will reduce our interest income and increase our interest expense following this payment. Using the average interest rates for 2001, the dividend payment to Nestle would decrease annual interest income by approximately $37.6 million and increase annual interest expense by approximately $17.0 million from comparable amounts in 2001.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected items from our consolidated financial statements prepared under U.S. GAAP.

                                                                                                    AS A % OF SALES
                                                                                                -----------------------
                                                              1999        2000        2001      1999     2000     2001
                                                            --------    --------    --------    -----    -----    -----
                                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
United States.............................................  $1,263.2    $1,333.4    $1,464.6     52.6%    52.2%    53.3%
International.............................................   1,137.8     1,220.2     1,283.1     47.4     47.8     46.7
                                                            --------    --------    --------    -----    -----    -----
  Total sales.............................................   2,401.0     2,553.6     2,747.7    100.0    100.0    100.0
Costs of goods sold.......................................     719.1       749.7       798.3     30.0     29.4     29.1
                                                            --------    --------    --------    -----    -----    -----
  Gross profit............................................   1,681.9     1,803.9     1,949.4     70.0     70.6     70.9
Selling, general and administrative.......................     805.2       855.8       953.7     33.5     33.5     34.7
Research and development..................................     213.1       246.3       289.8      8.9      9.6     10.5
In process research and development.......................        --        18.5          --       --      0.7       --
Amortization of intangibles...............................      46.4        86.5       117.0      1.9      3.4      4.3
                                                            --------    --------    --------    -----    -----    -----
  Operating income........................................     617.2       596.8       588.9     25.7     23.4     21.4
Gain (loss) from foreign currency, net....................      10.7         0.1        (4.8)     0.4      0.0     (0.2)
Interest income...........................................      13.7        44.1        46.6      0.6      1.7      1.7
Interest expense..........................................     (54.4)      (86.3)     (107.7)    (2.3)    (3.4)    (3.9)
Other, net................................................        --          --        (9.1)      --       --     (0.3)
                                                            --------    --------    --------    -----    -----    -----
  Earnings before income taxes............................     587.2       554.7       513.9     24.5     21.7     18.7
Income taxes..............................................     240.3       223.0       198.3     10.0      8.7      7.2
                                                            --------    --------    --------    -----    -----    -----
  Net earnings............................................  $  346.9    $  331.7    $  315.6     14.4%    13.0%    11.5%
                                                            ========    ========    ========    =====    =====    =====

     The following table sets forth, for the periods indicated, our sales and operating profit by business segment under IAS.

                                                                                       AS A % OF SALES
                                                                                   -----------------------
                                                 1999        2000        2001      1999     2000     2001
                                               --------    --------    --------    -----    -----    -----
                                                            (IN MILLIONS, EXCEPT PERCENTAGES)
ALCON UNITED STATES:
Pharmaceutical...............................  $  455.5    $  513.9    $  582.9     36.1%    38.5%    39.8%
Surgical.....................................     562.9       589.2       639.7     44.6     44.2     43.7
Contact lens care and other vision care......     244.8       230.3       242.0     19.3     17.3     16.5
                                               --------    --------    --------    -----    -----    -----
  Total sales................................   1,263.2     1,333.4     1,464.6    100.0%   100.0%   100.0%
                                               ========    ========    ========    =====    =====    =====
  Operating income(1)........................  $  557.2    $  519.6    $  571.1     44.1%    39.0%    39.0%
                                               ========    ========    ========    =====    =====    =====
ALCON INTERNATIONAL:
Pharmaceutical...............................  $  324.1    $  322.3    $  344.9     28.5%    26.4%    26.9%
Surgical.....................................     597.2       674.7       718.0     52.5     55.3     55.9
Contact lens care and other vision care......     216.5       223.2       220.2     19.0     18.3     17.2
                                               --------    --------    --------    -----    -----    -----
  Total sales................................   1,137.8     1,220.2     1,283.1    100.0%   100.0%   100.0%
                                               ========    ========    ========    =====    =====    =====
  Operating income(1)........................  $  328.0    $  380.1    $  402.6     28.8%    31.2%    31.4%
                                               ========    ========    ========    =====    =====    =====

---------------

(1) Segment performance is measured based on sales and operating income reported in accordance with IAS. The principal differences between the IAS accounting policies used to generate segment results and our overall accounting policies under U.S. GAAP include differences in intangible asset cost and lives and in-process research and development (expensed for U.S. GAAP but not for IAS). Certain manufacturing costs and manufacturing variances are not assigned to business segments because most manufacturing operations produce products for more than one business segment. Research and development costs, excluding regulatory costs which are included in the business segments, are treated as general corporate costs and are not assigned to business segments.

     The following table sets forth, for the periods indicated, Alcon International's sales and our consolidated sales by product category, and includes the change in sales and change in sales in constant currency calculated by applying rates from the earlier period. All of Alcon United States' sales are in U.S. dollars, and therefore it does not experience any currency translation gains or losses.

                                                                 CHANGE                                        CHANGE
                                                                   IN                                            IN
                                                                CONSTANT                                      CONSTANT
                                1999        2000      CHANGE    CURRENCY      2000        2001      CHANGE    CURRENCY
                              --------    --------    ------    --------    --------    --------    ------    --------
ALCON INTERNATIONAL:
Pharmaceutical..............  $  324.1    $  322.3     (0.6)%      5.6%     $  322.3    $  344.9      7.0%     13.5%
Surgical....................     597.2       674.7     13.0       17.9         674.7       718.0      6.4       14.2
Contact lens care and other
  vision care...............     216.5       223.2      3.1        7.2         223.2       220.2     (1.3)       6.3
                              --------    --------                          --------    --------
  Total sales...............  $1,137.8    $1,220.2      7.2       12.4      $1,220.2    $1,283.1      5.2       12.5
                              ========    ========                          ========    ========
TOTAL:
Pharmaceutical..............  $  779.6    $  836.2      7.3        9.9      $  836.2    $  927.8     11.0       13.5
Surgical....................   1,160.1     1,263.9      8.9       11.3       1,263.9     1,357.7      7.4       11.6
Contact lens care and other
  vision care...............     461.3       453.5     (1.7)       0.1         453.5       462.2      1.9        5.7
                              --------    --------                          --------    --------
  Total sales...............  $2,401.0    $2,553.6     6.4%        8.8%     $2,553.6    $2,747.7      7.6%     11.1%
                              ========    ========                          ========    ========

  YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 2001

     Sales

     Sales increased 7.6% from $2,553.6 million in the year ended December 31, 2000 to $2,747.7 million in 2001, mainly due to a weighted growth of 9.2% in unit volume (excluding the Summit acquisition) and offset in part by a 3.5% negative currency impact due to the strength of the U.S. dollar compared to most major currencies. At a constant exchange rate and excluding the impact of the Summit acquisition, sales increased by 9.5% during this period. Our pharmaceutical sales during this period experienced growth of 11.0%, driven by increased sales of our key pharmaceutical products and the launch of TRAVATAN(R). Sales of surgical products and contact lens care and other vision care products grew 7.4% and 1.9%, respectively, during the period. Our surgical sales for the year ended December 31, 2001 included twelve months of sales of refractive products and related fees while our surgical sales for 2000 only included sales of refractive products from July 7, 2000 to December 31, 2000, as a result of the Summit acquisition.

     Sales by Alcon United States increased 9.8% from $1,333.4 million in the year ended December 31, 2000 to $1,464.6 million in 2001, principally from increases in unit volume (excluding the Summit acquisition) and a 2.4% increase in sales as a result of the Summit acquisition. Pharmaceutical sales by Alcon United States increased 13.4% from $513.9 million in the year ended December 31, 2000 to $582.9 million in 2001, with strong performance across major products, including TobraDex (R), Patanol (R), Ciloxan (R) and Cipro(R) HC Otic , and the launch of TRAVATAN(R). Surgical product sales by Alcon United States rose 8.6% from $589.2 million in the year ended December 31, 2000 to $639.7 million in 2001, mainly due to the Summit acquisition, but partially offset by weaker refractive sales during the second half of 2001, and growth of 3.4% in sales of cataract and vitreoretinal products, mostly arising from increases in market share. Contact lens care and other vision care product sales by Alcon United States increased 5.1% from $230.3 million in the year ended December 31, 2000 to $242.0 million in 2001. Most of this growth in contact lens care product sales resulted from market share gains by OPTI-FREE(R) EXPRESS(R) NoRub(TM), partially offset by declines in sales of our daily and enzymatic contact lens care products.

     Sales by Alcon International increased 5.2% from $1,220.2 million in the year ended December 31, 2000 to $1,283.1 million in 2001, mainly due to a strong increase in unit volumes (excluding the Summit acquisition) that was largely offset by a 7.4% decline due to negative currency fluctuations from the strengthening of the U.S. dollar against most major currencies. At a constant exchange rate and excluding the Summit acquisition, sales outside of the United States increased 11.8%, driven largely by growth across all major European countries, Canada, Taiwan and Brazil in addition to developing countries in Eastern Europe and Asia. Pharmaceutical sales by Alcon International increased 7.0% (or 13.5% excluding the impact of currency fluctuations) from $322.3 million in the year ended December 31, 2000 to $344.9 million in 2001, mainly due to the registration and launch of Azopt (R) in additional countries and to a lesser extent due to growth in sales of TobraDex (R). Surgical product sales by Alcon International increased 6.4% (or 14.2% excluding the impact of currency fluctuations) from $674.7 million in the year ended December 31, 2000 to $718.0 million in 2001 as a result of increases in sales of cataract products, particularly AcrySof (R) single-piece intraocular lenses, Custom Paks (R) and viscoelastics, which are viscous liquids used to maintain the shape of the eye during cataract surgery, and vitreoretinal products, together with additional sales associated with our acquisition of Summit, which accounted for almost half of the growth. Contact lens care and other vision care products sales by Alcon International declined 1.3% (but would have risen 6.3% on a constant currency basis) from $223.2 million in the year ended December 31, 2000 to $220.2 million in 2001 reflecting negative currency fluctuations, which were largely offset by increased sales of OPTI-FREE (R) multi-purpose disinfecting solution in Japan. In most markets outside of Japan, the contact lens care market declined as consumers continued to convert to frequent replacement lenses and one-step multi-purpose disinfecting solutions which sharply reduced sales of enzymatic and other daily cleaners.

     Gross Profit

     Gross profit increased 8.1% from $1,803.9 million in the year ended December 31, 2000 to $1,949.4 million in 2001, resulting in an increase in gross profit as a percentage of sales from 70.6% in the year ended December 31, 2000 to 70.9% in 2001. This increase in gross margin was due mainly to strong sales of our pharmaceutical products and intraocular lenses and lower average manufacturing costs per unit, which offset the negative currency impact of the strengthening of the U.S. dollar during the last three quarters of 2001.

     Operating Expenses

     Selling, general and administrative expenses increased 11.4% from $855.8 million in the year ended December 31, 2000 to $953.7 million in 2001. This increase was due mainly to an increase in the size of our sales force, principally in the second half of 2001, in connection with the launch of TRAVATAN (R) and other expenses related to this launch and more frequent use of direct-to-consumer advertising campaigns. Research and development expenses increased 17.7% from $246.3 million in the year ended December 31, 2000 to $289.8 million in 2001, excluding our write-off of in-process research and development of $18.5 million in 2000 as a result of the Summit acquisition. This increase represents continued investment across all major therapeutic areas. Amortization of intangible assets increased 35.3% from $86.5 million in the year ended December 31, 2000 to $117.0 million in 2001. Amortization of intangible assets arising as a result of the acquisition of Summit (totaling approximately $36.0 million in 2000 and $72.0 million in 2001) is primarily responsible for this increase.

     Operating Income

     Operating income decreased 1.3% from $596.8 million in the year ended December 31, 2000 to $588.9 million in 2001 and decreased as a percentage of sales from 23.4% to 21.4% mainly due to increased selling expenses, research and development expenses and amortization.

     Alcon United States business segment operating income increased 9.9% from $519.6 million in the year ended December 31, 2000 to $571.1 million in 2001. This increase was due mainly to improved gross margins and control of general and administrative expenses, which were partially offset by additional amortization expenses associated with the Summit acquisition, an increase in the size of our sales force and higher marketing expenditures.

     Alcon International business segment operating income increased 5.9% from $380.1 million in the year ended December 31, 2000 to $402.6 million in 2001, reflecting higher gross margins and improved cost controls.

     Operating income for the Alcon United States and Alcon International business segments does not include: (1) certain manufacturing costs (e.g., manufacturing operation period costs and manufacturing variances); (2) all research and development costs other than regulatory costs; and (3) certain other general corporate expenses. Operating income for these two business segments is determined in accordance with IAS.

     Interest and Other Expenses

     Interest income increased 5.7% from $44.1 million in the year ended December 31, 2000 to $46.6 million in 2001, due to higher levels of short-term investments. Interest expense increased 24.8% from $86.3 million in the year ended December 31, 2000 to $107.7 million in 2001, mainly due to increased interest expense (totaling approximately $33.0 million in 2000 and $60.0 million in 2001) arising from higher borrowings used to finance the Summit acquisition. Foreign currency gain decreased from a $0.1 million gain in the year ended December 31, 2000 to a $4.8 million loss in 2001. Other, net for the year ended December 31, 2001 includes a $9.1 million impairment loss on a marketable equity investment acquired as a result of the acquisition of Summit.

     Income Tax Expense

     Income taxes declined 11.1% from $223.0 million in the year ended December 31, 2000 to $198.3 million in 2001 as a result of the taxation of a larger portion of our earnings in jurisdictions with lower tax rates, thereby reducing our effective tax rate from 40.2% during 2000 to 38.6% during 2001.

     Net Earnings

     Net earnings decreased 4.9% from $331.7 million in the year ended December 31, 2000 to $315.6 million in 2001. Excluding the impact of interest and amortization expense related to the acquisition of Summit, net of taxes, net earnings increased by 7.7% from 2000 to 2001.

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

     Sales

     Sales increased 6.4% from $2,401.0 million in the year ended December 31, 1999 to $2,553.6 million in 2000, largely as a result of growth in unit volume (excluding the Summit acquisition) of 7.1%, which was partially offset by a negative 2.4% impact from currency fluctuations. During this period, growth across much of our pharmaceutical and surgical product categories drove the increase while sales of contact lens care and other vision care products declined by 1.7%.

     Alcon United States' sales increased 5.6% from $1,263.2 million in the year ended December 31, 1999 to $1,333.4 million in 2000, mainly due to an increase in unit volume (excluding the Summit acquisition) and a 2.4% increase as a result of the Summit acquisition. Pharmaceutical sales by Alcon United States increased 12.8% from $455.5 million in the year ended December 31, 1999 to $513.9 million in 2000, with strong sales performance across key pharmaceutical products, including TobraDex (R), Patanol (R), Ciloxan (R), Azopt (R), Timolol GFS and Cipro (R) HC Otic . Surgical product sales by Alcon United States increased 4.7% from $562.9 million in the year ended December 31, 1999 to $589.2 million in 2000, reflecting the Summit acquisition during the second half of 2000. Contact lens care and other vision care product sales by Alcon United States declined 5.9% from $244.8 million during the year ended December 31, 1999 to $230.3 million in 2000, due to a decrease in contact lens care product sales resulting from the continued conversion by consumers to frequent replacement lenses and one-step, multi-purpose disinfecting solutions.

     Sales by Alcon International increased 7.2% from $1,137.8 million in the year ended December 31, 1999 to $1,220.2 million in 2000, mainly due to a strong increase in unit volume (excluding the Summit acquisition) partially offset by a negative 5.2% impact from currency fluctuations resulting from a strengthening of the U.S. dollar against most major currencies. At constant exchange rates and excluding the Summit acquisition, sales by Alcon International increased 12.2%, driven mainly by increases in most major European markets, Australia, Japan, Brazil and Mexico. Pharmaceutical sales by Alcon International were flat in the year ended December 31, 2000 as compared to sales in 1999, mainly due to unfavorable currency fluctuations. Excluding the impact of currency fluctuations, pharmaceutical sales by Alcon International increased 5.6% mainly due to the registration and launch of Azopt (R) in additional countries and growth from several other pharmaceutical products. Surgical product sales by Alcon International increased 13.0% (or 17.9% excluding the impact of currency fluctuations) from $597.2 million in the year ended December 31, 1999 to $674.7 million in 2000, mainly due to growth across all major cataract and vitreoretinal products, particularly AcrySof (R), viscoelastics, Custom
Paks (R), surgical equipment and related accessories and disposables. Sales of our contact lens care and other vision care products by Alcon International increased 3.1% (or 7.2% excluding the impact of currency fluctuations) from $216.5 million in the year ended December 31, 1999 to $223.2 million in 2000, primarily due to increased sales of our OPTI-FREE(R) disinfecting solution in Japan and sales of other vision care products which offset a decline in contact lens care cleaning product sales.

     Gross Profit

     Gross profit increased 7.3% from $1,681.9 million in the year ended December 31, 1999 to $1,803.9 million in 2000, resulting in a slight increase in gross profit as a percentage of sales from 70.0% in the year ended December 31, 1999 to 70.6% in 2000. This slight increase in gross margin was due mainly to sales of our pharmaceutical products and intraocular lenses and lower average manufacturing costs per unit.

     Operating Expenses

     Selling, general and administrative expenses increased 6.3% from $805.2 million in the year ended December 31, 1999 to $855.8 million in 2000 but remained constant as a percentage of sales. This increase in expenses resulted largely from an increase in the size of our primary care sales force and the integration costs related to the Summit acquisition. Research and development expenses increased 15.6% from $213.1 million in the year ended December 31, 1999 to $246.3 million in 2000, excluding our write-off of in-process research and development of $18.5 million in 2000 in connection with the Summit acquisition. This increase in research and development expenses represents continued investment across pharmaceutical and surgical products and higher regulatory expenses incurred in several countries in connection with the registration of products. Amortization of intangible assets increased 86.4% from $46.4 million in the year ended December 31, 1999 to $86.5 million in 2000 primarily due to the acquisition of Summit, resulting in approximately $36.0 million of additional amortization.

     Operating Income

     Operating income declined 3.3% from $617.2 million in the year ended December 31, 1999 to $596.8 million in 2000 and fell as a percentage of sales from 25.7% to 23.4%. This decline in operating income was due mainly to increased selling, general and administrative expenses, increased amortization of goodwill and other intangible assets and our write-off of in-process research and development, all related to the Summit acquisition, and increased research and development spending.

     Operating income for the Alcon United States business segment declined 6.7% from $557.2 million in the year ended December 31, 1999 to $519.6 million in 2000, mainly due to an increase in amortization expense and integration costs related to the Summit acquisition.

     Operating income for the Alcon International business segment increased 15.9% from $328.0 million in the year ended December 31, 1999 to $380.1 million in 2000, mainly due to improved gross margins and control of general and administrative expenses.

     Operating income for the Alcon United States and Alcon International business segments does not include: (1) certain manufacturing costs (e.g., manufacturing operation period costs and manufacturing variances); (2) all research and development costs other than regulatory costs; and (3) certain other general corporate expenses. Operating income for these two business segments is determined in accordance with IAS.

     Interest and Other Expenses

     Interest income increased 221.9% from $13.7 million in the year ended December 31, 1999 to $44.1 million in 2000, reflecting higher levels of short-term investments in 2000. Interest expense increased 58.6% from $54.4 million in the year ended December 31, 1999 to $86.3 million in 2000, reflecting increased interest expense (totaling approximately $33.0 million) resulting from higher levels of borrowing used to finance the Summit acquisition. Foreign currency gain decreased from $10.7 million in the year ended December 31, 1999 to $0.1 million in 2000.

     Income Tax Expense

     Income tax expense declined 7.2% from $240.3 million in the year ended December 31, 1999 to $223.0 million in 2000, mainly due to lower earnings before income taxes. As a result of the increase in non-deductible expenses associated with the Summit acquisition, including goodwill amortization expense, and in-process research and development, our effective tax rate decreased from 40.9% in 1999 to 40.2% in 2000.

     Net Earnings

     Net earnings declined 4.4% from $346.9 million in the year ended December 31, 1999 to $331.7 million in 2000. Excluding the impact of interest and amortization expenses related to the Summit acquisition, net of taxes, net earnings increased by 9.7%.

SALES BY QUARTER

     The following table sets forth our sales by quarter since 1999.

                                                                    UNAUDITED
                                                             ------------------------
                                                              1999     2000     2001
                                                             ------   ------   ------
                                                                  (IN MILLIONS)
First......................................................  $  583   $  610   $  655
Second.....................................................     622      699      746
Third......................................................     595      608      676
Fourth.....................................................     601      637      671
                                                             ------   ------   ------
Total......................................................  $2,401   $2,554   $2,748
                                                             ======   ======   ======

     Our quarterly sales trends reflect the seasonality in several products, including ocular allergy products and Cipro (R) HC Otic , in the form of increased sales during the spring months. Sales of selected products increased in the second quarter of 2000 due to promotional activities, which resulted in increased wholesaler inventory levels and decreased wholesaler purchases of these products in the third quarter of 2000. In the fourth quarter of 2000, we experienced an increase in wholesaler inventory levels, which we believe were due to expected price increases in 2001.

LIQUIDITY AND CAPITAL RESOURCES

     In the year ended December 31, 2001, we generated operating cash flow of $528.5 million. Net cash used in investing activities in the year ended December 31, 2001 was $134.1 million, including $127.4 million of capital expenditures primarily related to improvements in our manufacturing facilities. During this period, we also acquired intangible assets at a cost of $10.9 million. Our annual capital expenditures over the last three years were $99.4 million in 1999 and $117.1 million in 2000, and $127.4 million in 2001, principally to expand and upgrade our manufacturing facilities. We have capital expenditure commitments of $16.0 million at December 31, 2001, principally to expand and upgrade our manufacturing facilities. We expect to fund these capital expenditures through operating cash flow and, if necessary, short-term borrowings. Financing activities in the year ended December 31, 2001 used cash of $155.5 million, as cash generated by our operations was used to pay down outstanding short-term debt.

     We expect to meet our current liquidity needs, including the CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle, principally through cash and cash equivalents, the liquidation of short-term investments and, to the extent necessary, short-term borrowings. We expect to meet future liquidity requirements through our operating cash flows and through sales of commercial paper under the facility described below under the heading "-- Credit Facilities", the combination of which we believe would be sufficient even if our sales were adversely impacted.

  CREDIT FACILITIES

     We have approximately $2.9 billion in total lines of credit available worldwide. We had a $600 million unsecured revolving credit facility with Nestle with an outstanding balance of $315 million as of December 31, 2001. Alcon Holdings, Inc., one of our U.S. subsidiaries, has a $1 billion unsecured, revolving credit facility with Nestle Capital Corporation under which there was an outstanding balance of $167 million as of December 31, 2001. Nestle Capital Corporation loans funds to Alcon Holdings under this facility at interest rates approximately equal to the rate at which Nestle Capital Corporation is able to sell commercial paper. Alcon Holdings also has a $600 million term loan from Nestle, which matures in

2009 with an annual interest rate of 7.89%. The remainder of our subsidiaries had lines of credit totaling $599 million under which there was an aggregate outstanding balance of $323 million as of December 31, 2001. Approximately $83 million of these outstanding balances were under lines with Nestle subsidiaries in their respective countries. Additional lines are arranged or provided by a number of international financial institutions, the most significant of which had the following aggregate limits: Citibank ($130 million); Fuji Bank ($53 million); ABN AMRO ($38 million); and Societe Generale ($39 million). These facilities are primarily short-term and generally have interest rates reflecting local market rates.

     Prior to the completion of this offering, we expect to cancel most of our credit facilities with Nestle and repay most of our outstanding loans to it. We expect to retain our existing bank credit lines and to establish a $2 billion commercial paper facility to refinance loans from Nestle and to provide liquidity in the future in addition to operating cash flows. Nestle has agreed to guarantee the commercial paper that we issue under this program and to assist us in the management of our commercial paper facility for an annual fee based on our average outstanding commercial paper balances, which we believe is comparable to the fee that would be available in an arm's length transaction.

  CASH AND INVESTMENT AVAILABILITY

     At December 31, 2001, we had approximately $1.20 billion in cash and cash equivalents and investments. Short-term deposits with Nestle accounted for approximately $1.1 billion of this total, with the remainder invested around the world. Substantially all of these investments are available for our general use and are not restricted. However, we expect to use substantially all of these funds to make the CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle.

MARKET RISK

  INTEREST RATE RISKS

     Because we have and will continue to finance our operations, in part, through loans, we are exposed to interest rate risks. In 2000, Alcon Holdings entered into a $600 million long-term, fixed-rate loan with Nestle to fund the acquisition of Summit. This loan represents approximately 40% of our consolidated debt at December 31, 2001. The remainder of our loans are primarily short-term, floating-rate loans that will become more expensive when interest rates rise and less expensive when they fall. Historically, we have mitigated this risk by making floating-rate deposits with Nestle that totaled $1.1 billion at December 31, 2001. Prior to the completion of this offering, we will use substantially all of these investments to make the CHF 2.1 billion (or approximately $1.23 billion) dividend payment to Nestle.

  CREDIT RISKS

     In the normal course of our business, we incur credit risk because we extend trade credit to our customers. We believe that these credit risks are well-diversified, and our internal staff actively manages these risks. Our principal concentrations of trade credit are generally with large and financially sound corporations, such as large retailers and grocery chains, drug wholesalers and governmental agencies. As part of our sales of surgical equipment, we frequently finance the purchase of our equipment and enter into leases and other financial transactions with our customers. In general, these loans and other transactions range in duration from one to five years and in principal amount from $50,000 to $700,000. We conduct credit analysis on the customers we finance and secure the loans and leases with the purchased surgical equipment. Over the last 15 years, we have offered financing programs for cataract equipment with no significant losses. Our customer financing program for laser refractive surgical equipment has a shorter history, is of a larger size and has less credit strength and asset value for security. In countries that have a history of high inflation, such as Turkey, Brazil and Argentina, the credit risks to which we are exposed can be larger and less predictable.

     We conduct some of our business through export operations and are exposed to country credit risk. This risk is mitigated by the use, where applicable, of letters of credit confirmed by large commercial banks in Switzerland and the United States.

QUANTITATIVE DISCLOSURE CONCERNING MARKET RISK

  CURRENCY RISKS

     We are exposed to market risk from changes in currency exchange rates that could impact our results of operations and financial position. We manage our exposure to these currency risks through our regular operating and financing activities and, when appropriate, through the use of derivative financial instruments. We use derivative financial instruments as risk management tools and not for speculative purposes.

     We use forward contracts to manage the volatility of non-functional currency cash flows resulting from changes in exchange rates. Currency exchange contracts are used to hedge intercompany purchases and sales. The use of these derivative financial instruments allows us to reduce our overall exposure to exchange rate fluctuations, since the gains and losses on these contracts substantially offset losses and gains on the assets, liabilities and transactions being hedged.

     The fair value of currency exchange contracts is subject to changes in currency exchange rates. For the purpose of assessing specific risks, we use a sensitivity analysis to determine the effects that market risk exposures may have on the fair value of our financial instruments and results of operations. The financial instruments included in our sensitivity analysis are currency forward contracts. Such contracts generally have a duration of three to six months and are used to hedge transactions that are firmly committed on the date the forward contract is entered into or are anticipated to occur within six months of that date. The sensitivity analysis excludes the values of foreign currency denominated receivables and payables because of their short maturities. To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of a hypothetical 10% change in currency exchange spot rates and assuming no change in interest rates. For contracts outstanding as of December 31, 2001, a 10% appreciation in currency exchange rates against the U.S. dollar from the prevailing market rates would have increased our pre-tax earnings by approximately $13.2 million. Conversely, a 10% depreciation in these exchange rates from the prevailing market rates would have decreased our pre-tax earnings by approximately $13.2 million. Consistent with the nature of the economic hedge of such currency exchange contracts, such gains or losses would be offset by corresponding decreases or increases, respectively, of the underlying instrument or transaction being hedged.

     The model used to perform the sensitivity analysis assumes a parallel shift in all currency exchange spot rates. Exchange rates, however, rarely move in the same direction. The assumption that all exchange rates change in a parallel manner does not necessarily represent the actual changes in fair value we would incur under normal market conditions because all variables other than the specific market risk are held constant.

     While we hedge some non-U.S. dollar currency transactions, the decline in value of non-U.S. dollar currencies may, if not reversed, adversely affect our ability to contract for product sales in U.S. dollars because our products may become more expensive to purchase in U.S. dollars for local customers doing business in the countries of the affected currencies.

  INTEREST RATE RISKS

     We are exposed to market risk from changes in interest rates that could impact our results of operations and financial position. As of December 31, 2001, approximately 40% of our debt was long-term fixed-rate loans. We also had short-term floating-rate investments and deposits equal to approximately 136% of our short-term floating-rate debt at December 31, 2001. The excess amount of our short-term investments and deposits over our short-term debt is exposed to fluctuations in short-term interest rates. A 1% increase in short-term interest rates would have increased our 2001 pre-tax earnings by $5.8 million and a 1% decrease in short-term interest rates would have decreased our 2001 pre-tax earnings by $5.8 million.

IN-PROCESS RESEARCH AND DEVELOPMENT

     In connection with our acquisition of Summit, we immediately expensed $18.5 million of the Summit purchase price in the third quarter of 2000, representing amounts for in-process research and development, which we refer to as IPR&D, estimated at fair value. The expensed IPR&D represented the value of the Custom Cornea project that had not yet reached technological or commercial feasibility and for which the assets to be used in such project had no alternative future use. We expect that products developed from the acquired IPR&D will begin to generate sales and positive cash flows beginning in 2002. However, development of this technology remains at risk due to the remaining effort to achieve technological viability, rapidly changing customer markets, uncertain standards for new products and competitive threats.

     We engaged an outside appraiser who estimated the fair value of the purchased IPR&D using a discounted cash flow model similar to the income approach. The value assigned to acquired IPR&D was determined by identifying products under research in areas for which technological feasibility had not been established. The IPR&D technology was then segmented into two classifications: (i) completed and (ii) to-be-completed, giving explicit consideration to the value created by research and development efforts of Summit prior to the acquisition and to be created by us after the acquisition. The analysis focused on the income-producing capability of the in-process technologies and taking into consideration (i) the analysis of the stage of completion of the project and (ii) the exclusion of value related to research and development to-be completed as part of the on-going IPR&D project. Revenue estimates were based on (i) individual product revenues, (ii) anticipated growth rates, (iii) anticipated product development and introduction schedules, (iv) product sales cycles and (v) the estimated life of a product's underlying technology.

     From the revenue estimates, operating expense estimates, including income taxes, and a charge for contributory assets were deducted to arrive at operating income. Revenue growth rates were estimated by our management and gave consideration to relevant market sizes and growth factors, expected industry trends and the anticipated nature and timing of new product introductions by us and our competitors. Operating expense estimates reflect our historical expense ratios. The resulting operating income stream was discounted to reflect its present value at the date of the acquisition. The rate used to discount the net cash flows from the purchased IPR&D was 25% which considered rates of return from investments in various areas of Alcon, and the inherent uncertainties in future revenue estimates from technology investments including the uncertainty surrounding the successful development of the acquired IPR&D.

     We expect to fund all research and development efforts, including acquired IPR&D from cash flows from operations. As of December 2001, the Custom Cornea project was moving forward, with an expected launch date of 2002. Custom Cornea technology is designed to take advanced eye measurements from an aberrometer to determine the more subtle errors of the human visual optical system and combine this with the use of the LADARVision(R) laser and software, to define a customized pattern of ablations, which are removals of tissue, for the patient that will correct for these subtle errors. In the United States, this technology requires FDA approval. At the acquisition date, costs to complete these research and development efforts were expected to be $1.3 million. The estimated stage of completion at acquisition was 85%.

NEW ACCOUNTING STANDARDS

     In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement No. 141, Business Combinations, and Statement No. 142, Goodwill and Other Intangible Assets. Statement 141 requires that the purchase method of accounting be used for all business combinations. Statement 141 also specifies the criteria that intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually. Statement 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. Amortization expense related to goodwill and other intangible assets that will not be amortized under these

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new accounting standards was $8.6 million, $22.0 million and $36.0 million for the years ended December 31, 1999, 2000 and 2001, respectively. Because of the extensive effort needed to comply with adopting Statements 141 and 142, it is not practicable to reasonably estimate the impact of adopting these Statements on our financial statements at the date of this report, including whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

     In August 2001, the FASB issued Statement No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. This statement supersedes Statement No. 121, Accounting for the Impairment of Long Lived Assets and for Long Assets to be Disposed Of and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Statement 144 retains the fundamental provisions of Statement 121 but eliminates the requirement to allocate goodwill to long lived assets to be tested for impairment. This statement also requires discontinued operations to be carried at the lower of cost or fair value less costs to sell and broadens the presentation of discontinued operations to include a component of an entity rather than a segment of a business. Statement 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. We do not expect the adoption of this statement to have a material impact on our results of operations or financial position.

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                                  OUR INDUSTRY

OVERVIEW

     The global eye care industry, or the ophthalmic industry, encompasses products that treat medical conditions of the eye and that correct vision disorders. We define the ophthalmic industry as products related to eye care, other than eyeglasses and contact lenses. The three main categories of ophthalmic products are pharmaceutical, surgical and contact lens care and other vision care products.

     The worldwide market for ophthalmic products is growing, driven by a variety of factors, including favorable demographic trends, advances in medical technology, improved therapies and economic growth in emerging markets. Aging increases the incidence of ophthalmic conditions, such as glaucoma, cataracts, retinal disorders and dry eye. The patient population is growing as the worldwide population ages, a trend that is expected to accelerate in the middle of this decade as the baby-boom generation begins to reach the age of 60. The ophthalmic market is also expanding as improved therapies increase patient demand and new surgical procedures and pharmaceuticals are introduced to treat conditions not effectively treated with current technologies. Demand for ophthalmic products is expected to grow in emerging markets as advances in medical technology become available and the ability of individuals to obtain health care services improves.

THE GLOBAL OPHTHALMIC PHARMACEUTICAL MARKET

     We estimate that aggregate sales in the global ophthalmic pharmaceutical market were approximately $5.2 billion in 2001, and are expected to grow. Ophthalmic pharmaceutical products target numerous diseases and conditions of the eye, such as glaucoma, allergies, infections and inflammation, and age-related macular degeneration. The largest segment of the ophthalmic pharmaceutical market relates to the treatment of glaucoma, and represents a $2.3 billion global market. Pharmaceutical products treating disorders other than glaucoma represent a $2.9 billion global market. These diseases and conditions include ocular anti-infective products, a $690 million global market, combination ocular anti-infective/anti-inflammatory products, a $360 million global market and ocular allergy products, approximately a $780 million global market.

     Favorable demographic trends in both the United States and elsewhere will drive demand for new and existing ophthalmic pharmaceuticals. Furthermore, growth will be driven by improving standards of living in emerging markets, increases in the number of surgical procedures performed to correct ophthalmic conditions and introductions of products treating conditions not effectively treated currently, including age-related macular degeneration, potentially a multi-billion dollar market.

THE GLOBAL OPHTHALMIC SURGICAL MARKET

     We estimate that aggregate sales in the global ophthalmic surgical market were approximately $3.2 billion in 2001, which largely comprises products and equipment used during cataract, vitreoretinal and refractive surgeries. The largest segment of the ophthalmic surgical market, which we estimate represents a $2.3 billion global market, is the treatment of cataracts, which is the clouding of the natural lens located at the front portion of the eye. We estimate that the market for products for cataract surgery is approximately $800 million in the United States and $1.5 billion outside of the United States. In the United States, we estimate that there are approximately 2.5 million cataract surgeries performed each year. The market for products used in cataract surgery in the United States has shown little growth over the last three years, although favorable demographic trends are expected to produce increased growth in the number of procedures in the second half of this decade. Based on our surveys, we estimate that the number of cataract procedures performed in 2001 outside of the United States is approximately six million, and we expect the number of cataract procedures outside of the United States to increase.

     We estimate that the market for vitreoretinal surgical products is approximately $300 million worldwide, including approximately $130 million in the United States and approximately $170 million outside of the United States. Vitreoretinal surgery is performed in hospitals and addresses conditions
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affecting the back of the eye, including the retina. We estimate that more than
190,000 vitreoretinal procedures are performed annually in the United States and that the market for vitreoretinal surgical products in the United States has grown by 8% annually over the last five years. We expect more rapid growth in the number of vitreoretinal procedures outside of the United States primarily because of increased adoption of these surgical techniques.

     We estimate that the market for laser refractive surgical products and technology fees was approximately $600 million in 2001, including approximately $400 million in the United States and $200 million outside of the United States. Refractive laser surgery involves the correction of vision through the use of a laser to remove tissue from the cornea. We estimate that more than 1.3 million laser refractive surgeries were performed in the United States in 2001, and we expect the number of procedures performed annually to approach two million over the next three to five years. We estimate that more than one million procedures were performed outside of the United States in 2001.

THE GLOBAL MARKETS FOR CONTACT LENS CARE AND OTHER VISION CARE PRODUCTS

     We estimate that aggregate global sales of contact lens care products were approximately $1.5 billion in 2001, almost half of which were in the United States. Lens care products include disinfecting solutions and enzymatic and other cleaners, which are used to destroy harmful microorganisms and remove protein deposits in and on the surface of contact lenses. In general, the market for these products continues to be affected by consumers transitioning to simplified one-bottle care regimens, continued adoption of frequent replacement lenses, both of which require fewer cleaning and disinfecting products, and the increasing acceptance of refractive surgery, which reduces the need for corrective lenses. In many markets worldwide, the conversion from heat-based or hydrogen peroxide-based disinfecting systems to multi-purpose disinfecting solutions presents an opportunity for growth in market share.

     Eye drops sold over-the-counter include vaso-constrictor (eye whitening) products, decongestant products, antihistamine allergy products and artificial tear products. In each of these product categories, there are two options available, a lower-priced, consumer-promoted selection of products and a premium priced, professionally recommended selection of products. We estimate that the market for premium-priced artificial tears products is approximately $500 million globally. Dry eye refers to a series of conditions characterized by ocular discomfort caused by a deficiency in tear production or the excessive evaporation of tears. Artificial tears are sold primarily over-the-counter, although in some countries outside of the United States they are sold as prescription pharmaceuticals. As the population ages, the dry eye market is expected to continue to grow accordingly.

STRUCTURE AND FUNCTION OF THE EYE

     The human eye is one of the most complex structures in the body. Light rays enter the eye through the cornea, which provides most of the focusing power of the eye, and pass through the pupil, which is surrounded by the iris which controls the amount of light entering the eye. Light then travels through the lens where it is focused onto the retina. The retina, located at the back of the eye changes light into electric impulses that are carried by the optic nerve to the brain where these impulses are processed. To see clearly, light must be focused precisely on the retina.

     The eye contains a number of fluids which maintain its shape and provide necessary nutrients to various parts of the eye. The posterior chamber of the eye is filled with a gelatinous substance, known as vitreous humor, which helps maintain the spherical shape of the eye and through which light passes before it reaches the retina. Tears coat the surface of the eye providing protection against external irritants.

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     The following diagram is a partial illustration of the eye and its structures:

[Diagram of the eye identifying the following structures:
cornea, pupil, lens, iris, vitreous humor, retina and optic nerve.]

SELECTED CONDITIONS OF THE EYE

     Many diseases and disorders can afflict the eye. A number of factors, including genetics, age, infection, environmental factors and ailments affecting the body generally, may cause or contribute to these conditions.

  PHARMACEUTICALS

     This section describes the major conditions of the eye that are treated with our pharmaceutical products.

     Glaucoma

     Glaucoma is a disease in which elevated levels of fluid pressure within the eye, known as intraocular pressure, damage the optic nerve. Early detection and treatment are important to slowing the irreversible loss of vision caused by glaucoma. As a result of glaucoma, blind spots develop in the visual field, usually beginning at the edges and progressing inward. Therefore, an individual with advanced glaucoma will have only a small cylinder of useful vision. At present, no cure exists for glaucoma, and life-long monitoring and treatment are required to control its effects. Glaucoma therapy seeks to reduce the elevated intraocular pressure associated with the disease through medications and surgery. Glaucoma is a major cause of irreversible blindness globally.

     According to the American Academy of Opthalmology, glaucoma is one of the leading causes of blindness in the United States, with an estimated 120,000 Americans legally blind from glaucoma, and many more suffering some degree of visual impairment as a result. Approximately 2.5 million Americans currently have glaucoma, but because glaucoma is usually a slowly progressive disease, studies have shown that a large number of people who have glaucoma are not undergoing treatment. Glaucoma is two to three times more prevalent in the African-American population than in the Caucasian population, and African-Americans experience the onset of glaucoma at an average age of 55 years, approximately 10 years earlier than the average age for Caucasians. African-Americans represent 25% of all patients receiving treatment for glaucoma in the United States.

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     Ocular Infection

     The eye frequently comes into contact with microorganisms capable of causing ocular infections. One of the eye's defense mechanisms is tears, which have anti-microbial properties and also help to remove microorganisms with the aid of reflex blinking. Despite their natural defenses, the eye and eyelid may become infected by, among other things, bacteria. Common infections of the eye include conjunctivitis, or pink eye, and infections of the eyelid hair follicles and eyelid margins, known as blepharitis. Serious infections of the cornea can occur as well. Eye infections can occur among individuals of any age, although infections associated with upper respiratory conditions in children are most common. Antibiotics and other anti-infective medications are typically used to treat ocular infections.

     Ocular Inflammation

     Inflammation of the eye is a protective response to injury of ocular tissue and may occur in any part of the eye. Sources of ocular injury include trauma, infection, local or systemic autoimmune responses, allergy, irritation and surgery on the eye. Topical steroids or non-steroid based anti-inflammatory agents are most often used to treat inflammation. Ocular anti-inflammatory and combination ocular anti-inflammatory/anti-infective products may be used before or after ocular surgery.

     Ocular Allergy

     Ocular allergy is the response of the eye to airborne allergens such as mold, dust and pollen. The frequency and severity of allergic reactions may vary seasonally, although chronic ocular allergies exist. Generally, symptoms of ocular allergies, which are caused by the action of histamines, consist of itching, burning and redness of the inside of the eyelid followed by a watery discharge from the eye. The allergic reaction may be limited to the eye or may be accompanied by a larger allergic reaction involving nasal and respiratory reactions. In most cases, it is not practical to avoid allergens. Therefore, antihistamines, which are substances that block the action of histamines, and mast-cell stabilizers, which are substances that limit the histamine production, are used to control the symptoms of ocular allergy.

  SURGICAL

     This section describes the major conditions of the eye that are treated by surgeries for which we offer surgical products and equipment. This section also describes age-related macular degeneration.

     Cataracts

     A cataract is the clouding of the normally transparent natural lens in the eye. This clouding is usually caused by the aging process, although it can also be caused by heredity, diabetes, environmental factors and, in some cases, medications. Cataracts typically result in blurred vision and increased sensitivity to light. Cataract formations occur at different rates and may affect one or both eyes. According to the Centers for Disease Control, more than half the population over the age of 75 either has cataracts or has had surgery to correct them. With an estimated 1.5 to 2 million surgeries per year cataract surgery is one of the most frequently performed surgical procedures in the United States. According to the National Eye Institute, cataracts account for 42% of all blindness worldwide even though effective surgical treatment exists.

     Currently, surgical removal of the clouded lens followed by insertion of a transparent artificial replacement lens, called an intraocular lens, is the preferred treatment for cataracts. The clouded lens is usually removed through a process known as phacoemulsification. During phacoemulsification, an ophthalmic surgeon makes a small surgical incision in the eye (approximately 3 millimeters wide) and inserts an ultrasonic probe. Through a combination of ultrasonic waves and mechanical action, the probe breaks up, or emulsifies, the clouded lens while a hollow needle removes, or aspirates, the emulsified pieces of the lens from the eye. Once the cataract is removed, the surgeon inserts an intraocular lens through the same surgical incision. Currently, we believe that a high percentage of cataract surgeries performed in North America, Western Europe and Japan involve the insertion of an intraocular lens. By
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contrast, a lower percentage of cataract surgeries outside these regions involve an intraocular lens, although the use of intraocular lens implants has increased significantly over the last five years. If an intraocular lens is not inserted, thick eyeglasses would need to be worn to focus light on the retina because of the lack of an internal lens.

     Refractive Errors

     Refractive errors, such as myopia, commonly known as nearsightedness, hyperopia, commonly known as farsightedness and astigmatism, a condition in which images are not focused at any one point, result from an inability of the cornea and the lens to focus images on the retina properly. If the curvature of the cornea is incorrect, light passing through it onto the retina is not properly focused and a blurred image results. For many years, eyeglasses and contact lenses were the only solutions for individuals afflicted with common visual impairments; however, they are not always convenient or attractive solutions. Laser refractive surgery offers an alternative to eyeglasses and contact lenses.

     Excimer lasers, which are low-temperature lasers that remove tissue without burning, are currently used to correct refractive errors by removing small amounts of tissue to reshape the cornea. These lasers remove tissue precisely without the use of heat and without affecting the surrounding tissue. Currently, two procedures use an excimer laser to correct vision disorders: laser in-situ keratomileusis, commonly known as LASIK, and photorefractive keratectomy, commonly known as PRK. LASIK and PRK are performed as outpatient procedures. In the LASIK procedure, the surgeon uses an automated microsurgical instrument, called a microkeratome, to create a thin corneal flap that remains hinged to the eye. The corneal flap is then folded back and excimer laser pulses are applied to the exposed layer of the cornea to change the shape of the cornea. The corneal flap is then returned to its normal position. In the PRK procedure, the laser removes tissue directly from the surface of the cornea and does not involve a thin corneal flap.

     LASIK has become the most commonly practiced form of laser refractive surgery globally. Among the reasons for this widespread acceptance of LASIK are the shorter period of time required following surgery before useful vision is restored and the lower degree of pain than alternative procedures.

     Retinal Disorders

     Vitreoretinal procedures involve surgery on the back portion of the eye, namely the retina and surrounding structures. Vitrectomy is the removal of the gel-like substance, known as vitreous, that fills the back portion of the eye. Removal of vitreous allows a vitreoretinal surgeon to operate directly on the retina or on membranes or tissues that have covered the retina. These procedures typically treat conditions such as diabetic retinopathy, retinal detachment, complications of surgery on the front of the eye, trauma, tumors and pediatric disorders. Vitreoretinal surgery can also involve electronic surgical equipment, lasers and hand-held microsurgical instruments as well as gases and liquids that are injected into the eye.

     Age-related macular degeneration, commonly known as AMD, is a degeneration of the retina which results in some degree of visual loss. According to the Centers for Disease Control, AMD is one of the leading causes of blindness in the world, and is the leading cause of irreversible blindness in the elderly in the United States. The Centers for Disease Control estimates that approximately
3.5 million people in the United States have some degree of AMD. The age of the onset of visual loss is generally 70, with a few cases in individuals under the age of 50. The two main types of AMD are dry, or non-exudative, and wet, or exudative. Although the wet form of AMD constitutes only 10 to 15% of all AMD cases, it is responsible for approximately 90% of blindness attributable to this condition. The causes of AMD are currently unknown, and no cure has been discovered, although certain laser treatments and other procedures exist. A recent clinical study sponsored by the National Eye Institute found that high levels of antioxidants and certain vitamins and minerals reduce the risk of AMD.

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  CONTACT LENS CARE AND OTHER VISION CARE PRODUCTS

     Contact Lens Care

     Proper care of contact lenses and compliance with disinfection regimens are perhaps the most important factors in reducing the risk of infection and irritation associated with contact lens use, maintaining visual acuity and increasing wearing comfort. Contact lenses are subject to contamination from cosmetics, grease, bacteria, soaps, hand lotions and atmospheric pollutants, and from proteins contained in natural tears. The buildup of these materials on a contact lens can result in various conditions of the eye. To prevent ocular infections, it is also important for contact lenses to be free from microbial contamination when placed in the eye. When used properly, contact lens care products remove these contaminants from the surface of the contact lens. In addition, lens rewetting drops may be used to rehydrate the lens during wear and to clear away surface material.

     Dry Eye

     Dry eye can be characterized by symptoms of ocular discomfort related to insufficient tear quantity or quality caused by low tear production or the excessive evaporation of tears. Dry eye affects the health of the ocular surface and in turn can lead to risk of infection as well as visual impairment. Dry eye is believed to be one of the most common ocular problems affecting adults, with the frequency of this condition increasing with age. Clinical observations reveal that dry eye is more than three times more prevalent in women than men and increases with age. The causes of dry eye are not currently known and, accordingly, no cure exists. Symptoms frequently experienced by individuals with dry eye patients, including burning, itching, dryness, increased sensitivity to light, stinging and redness. Treatments for dry eye include artificial tears and nighttime treatments involving ointments. Artificial tears are currently marketed in the United States as an over-the-counter product, whereas outside the United States, both over-the-counter and prescription products are marketed.

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                                    BUSINESS

COMPANY OVERVIEW

     We are the largest eye care company in the world based on sales in 2001. We develop, manufacture and market pharmaceuticals, surgical equipment and devices and contact lens care and other vision care products to treat diseases and disorders of the eye. Our broad range of products represents the strongest portfolio in the ophthalmic industry. We have the largest research and development commitment of any eye care company worldwide and believe we have the largest commitment to ophthalmic research and development of any company worldwide. We expect to spend over $1.4 billion over the next four years on research and development efforts. We have a strong track record of converting discoveries into commercially viable products and have successfully introduced 14 internally developed products in recent years. Approximately 45% of our sales in 2001 came from products introduced since 1994. Currently, our products are sold in over 180 countries, and we are present in every significant market in the world where ophthalmology is practiced. In 2001, we had sales of over $2.7 billion, earnings before interest, income taxes, depreciation and amortization of $784 million and net earnings of $316 million.

     In the United States, we have the #1 market share position, based on sales, in each of the following product categories:

     -  #1 in products for cataract surgery;(1)

     -  #1 in products for vitreoretinal surgery;(2)

     -  #1 in ocular allergy products;(3)

     -  #1 in combination ocular anti-infective/anti-inflammatory products;(3)

     -  #1 in ocular anti-infective products;(3)

     -  #1 in ocular anti-inflammatory products;(3)

     -  #1 in soft contact lens disinfecting solutions;(4) and

     -  #1 in generic ophthalmic pharmaceuticals.(3)

     Outside of the United States, where we derive approximately half of our sales, we are the largest ophthalmic surgical company based on sales and have the #1 market share position in several other product categories in many countries, based on wholesale sales at manufacturer's prices (as reported by IMS Health Inc. as of June 2001) and other industry data. In Japan, our second largest market, we have the #1 market share position in soft contact lens disinfecting solutions, based on the Intage, Inc. report of data for Japan as of November 2001, the #1 market share position in intraocular lenses, based on internal estimates prepared using third-party data, and the #1 market share position in surgical equipment and devices, based on internal estimates.

NOTES ON SOURCES OF MARKET SHARE DATA:

(1) Based on the Market Scope survey of Cataract Surgeons published in August 2001 and other industry data.

(2) Based on internal estimates and the 2001 Vitreous Society Preferences and Trends Survey published in August 2001.

(3) Based on total prescriptions filled as provided by the Scott Levin Source Prescription Audit for the year ended December 31, 2001.

(4) Based on sales volume as provided by the AC Nielsen SCANTRACK for the year-to-date period ended December 22, 2001 and other industry data.

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OUR COMPETITIVE STRENGTHS

  DEPTH, BREADTH AND QUALITY OF OUR PRODUCTS

     In 2001, we had more than twice the global ophthalmic sales, excluding sales of eyeglasses and contact lenses, of our nearest competitor. Our broad range of products represents the strongest portfolio in the ophthalmic industry, with high-quality and technologically-advanced products across all major product categories. Our leadership position across most of our product categories enhances our ability to extend our product offering, through the launch of new and innovative products, and to expand our geographic reach into ophthalmic markets worldwide. With over 50 years of experience in the ophthalmic industry, we believe that the Alcon(R) brand is synonymous with quality, service and innovation among eye care professionals worldwide. The depth, breadth and market-leading positions of our products combined with our sales infrastructure enhance our ability to sell our products effectively across product categories.

  OUR SIGNIFICANT RESEARCH AND DEVELOPMENT COMMITMENT AND COMMERCIAL SUCCESS

     Our commitment to ophthalmic research and development is the most substantial in our industry. In 2001, we spent approximately $290 million on our research and development efforts and expect to spend over $1.4 billion over the next four years. Currently, we have over 1,100 individuals dedicated to our research and development efforts, including over 270 individuals who are either medical doctors, Ph.D.s or doctors of optometry. Our research and development team has built substantial research relationships with over 35 leading academic institutions worldwide, and our scientists work closely with researchers at each of these institutions. These research and development efforts have yielded a strong intellectual property portfolio, including over 2,250 patents and approximately 1,350 pending patent applications as of January 1, 2002.

     We also have a strong track record of converting discoveries into commercially viable products and bringing those products to market. We have successfully introduced 14 significant internally developed products since 1994. Approximately 45% of our sales in 2001 came from products introduced since 1994. Moreover, since 1991 we have filed twice as many ophthalmic applications for new drug approvals in the United States as any of our competitors. In addition, the integration of our regulatory affairs staff and research and development department together with our level of regulatory expertise has enabled us to reduce the time required to bring new products to market around the world. We believe that our research and development capabilities together with our experience in converting discoveries into marketable products and improving our existing products have resulted in, and will continue to provide us with, a very strong development pipeline.

  OUR LONGSTANDING COMMITMENT TO EYE CARE

     For over 50 years, we have specialized in developing, manufacturing and marketing innovative and high-quality branded products for eye care professionals. Through our longstanding commitment to eye care, we have established close relationships with ophthalmologists, optometrists, opticians and other eye care professionals around the world. We have built and maintained these relationships through sales and marketing efforts, programs at our training facilities in 40 countries, funding ophthalmic research, product development collaborations and humanitarian efforts. For example, during the course of a year, we host over 1,500 eye care professionals at our Fort Worth campus for multi-day training sessions covering ophthalmic procedures using our products. The strength and quality of our relationships are illustrated by our ongoing business dealings, in many cases with second-generation eye care professionals. We believe that our broad and established relationships give us a competitive advantage in maintaining and growing our business.

  OUR GLOBAL SCALE

     We are present in every significant market in the world where ophthalmology is practiced and currently our products are sold in over 180 countries. We have our own local operations in over 75 countries and sales representatives dedicated to the sale of our products in other countries. Our network of local operations
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differentiates us from our competitors through the level of direct selling activities and technical service support we provide for our customers. We built this network over time through our local surgical training programs and facilities and through substantial investments in emerging markets when the practice of ophthalmology was in its developmental stage. For example, in 1993, we established a surgical training facility in Brazil, and today we have the #1 market share position in surgical products and several pharmaceutical product categories in that country. We believe that our global infrastructure enables us to provide a level of customer service and technical support on a global basis unmatched in the ophthalmic industry.

  OUR MANUFACTURING EXPERTISE

     We have state-of-the-art pharmaceutical and medical device manufacturing facilities that employ our proprietary technologies. In these facilities, we manufacture the vast majority of our products, with only limited reliance on third-party manufacturers. The broad experience, long tenure and low turnover rate among our workforce allow us to maintain and enhance our manufacturing know-how and expertise. Our manufacturing operations work closely with our research and development and regulatory staff throughout the process of product development to promote a rapid and successful launch once a product is approved. Our knowledge base in manufacturing, state-of-the-art facilities and capacity planning enable us to handle increased levels of product demand and product complexity, while controlling manufacturing costs.

  OUR EXPERIENCED MANAGEMENT TEAM AND WORKFORCE

     The long and diverse experience of our management team in the ophthalmic industry allows them to understand our business and add value to our operations. All of the members of our senior executive team have been with us, or a company we have acquired, for at least 18 years. As a result, the long industry experience of our senior executives and managers and their strong relationships with eye care professionals, academic researchers and regulators are important to our business and differentiate us from other companies in the ophthalmic industry.

     We also benefit from an experienced multinational and multidisciplinary workforce of more than 11,000 employees, many of whom have been with us for over two decades, and we have been included in Fortune's list of the "100 Best Companies to Work For" in the United States in each of the last four years. The long tenure of our staff represents a competitive advantage because of their knowledge of our industry, familiarity with our customers and understanding of the development, manufacture and sale of our products. Since individuals at many levels of our organization interact with important customers, researchers and regulators, the experience of our personnel forms an integral part of the relationship-building is important to the effective conduct of our business.

OUR STRATEGY

     We intend to continue executing our proven growth and operating strategies to fulfill our mission to be the global leader in the ophthalmic industry and to achieve our financial targets. These strategies build on our core strengths of global brands, broad product portfolio, the largest research and development commitment and strong marketing presence. We achieve significant benefits of scale by applying our strategies across our entire global organization.

  BUILD ON OUR LEADERSHIP POSITIONS IN ATTRACTIVE MARKETS

     We use the proven quality of our products and their leadership positions across a broad range of product categories to increase sales in established markets and grow our market share, particularly in attractive segments of the ophthalmic market, such as the treatment of glaucoma and cataracts. This strategy is implemented by using market-leading products such as our LEGACY (R) phacoemulsification machines and AcrySof (R) intraocular lenses to increase sales of related products, including viscoelastics and related pharmaceutical products. We also intend to continue to rely on our leading products and existing infrastructure in markets as a base to launch other products and drive sales of our existing products. For example, as a result of our #1 market share position in surgical products in Japan, we have built an infrastructure that has enabled us to introduce our products to customers in other markets, such as soft contact lens disinfectants, where we now have the #1 market share position, and we are in the process of registering selected key pharmaceutical products in Japan.

  CONTINUE TO MAKE SIGNIFICANT INVESTMENTS IN RESEARCH AND DEVELOPMENT

     Research and development is fundamental to our long-term growth and profitability. We intend to continue our commitment to ophthalmic research and development, spending in excess of $1.4 billion over the next four years. A significant portion of this investment will target areas we believe present new and attractive growth opportunities, including age-related macular degeneration and other retinal disorders. We will continue to focus our efforts on introducing the next generation of our products, with a particular emphasis on the replacement of products reaching the end of their product life cycle. For example, we are currently in Phase III clinical trials with a new and improved anti-infective to replace Ciloxan (R) as our leading branded anti-infective. We will also continue to license compounds from other pharmaceutical companies that have potential ophthalmic uses as part of our research and development efforts.

  GROW OUR SALES IN EMERGING MARKETS

     Our strategy is to accelerate the adoption of medically advanced technologies in emerging markets through our global scale and ophthalmic expertise. The adoption of these technologies not only benefits local populations but should also increase the size of the global market for our products. We seek to increase our sales in emerging markets by capitalizing on our longstanding tradition of setting up in-country infrastructure, including training programs and facilities, local sales and marketing organizations and technical service and support teams. We currently have permanent surgical training facilities in 40 countries around the world on six continents. These facilities introduce ophthalmologists to our surgical equipment and cataract products through hands-on training in surgical techniques while exposing them to leading ophthalmologists. In our experience, this infrastructure has led to increased sales of our complete product offering and helped establish relationships that have resulted in faster approval times for our products. Furthermore, our local sales forces build on the relationships begun in our training programs.

  CAPITALIZE ON SALES FORCES ACROSS PRODUCT CATEGORIES

     Our strategy is to dedicate expert and focused sales forces to the specialized needs of our customers. Our selling efforts are organized around pharmaceutical, surgical and contact lens care and other vision care products, and we customize these efforts to the medical practice needs of each customer. We encourage our sales representatives to go beyond traditional selling efforts and to provide our customers with access to clinical education programs, clinical studies, technical service assistance and practice management feedback. We educate our specialized sales forces to recognize cross-selling opportunities for key products from other product categories and involve the appropriate sales representatives to market these products.

  LAUNCH PRODUCTS GLOBALLY

     We intend to use our extensive regulatory capabilities, with personnel in 40 countries, to accelerate the approval and launch of new products in key countries around the world. We coordinate the introduction of new products under the Alcon (R) brand and, where possible, globally brand our products to promote better recognition and broad customer acceptance. Our strategy enables us to benefit more quickly from sales outside of the United States and realize a faster return on our research and development investments. Our promotion of AcrySof (R) intraocular lenses, TobraDex (R) and TRAVATAN (R) illustrates this strategy.

  INCREASE PRIMARY CARE SALES

     The focus of our sales force in the United States extends beyond ophthalmologists and other eye care professionals to include primary care physicians, pediatric physicians, allergists and ear, nose and throat specialists. We established the first direct sales force in the ophthalmic industry specific to these physicians and believe this sales effort gives us a significant competitive advantage because they are playing an increasing role in the delivery of specialty health care services, including eye care. Our primary care sales force generates sales of our products by educating primary care and pediatric physicians and allergists about the effectiveness of our products in treating conditions they currently diagnose and treat. We believe that our primary care sales force has been instrumental in our successful launch of Patanol(R), which currently has a market share of approximately 57% in the United States.

  CONTINUOUSLY IMPROVE MANUFACTURING OPERATIONS

     We continuously seek to produce the highest quality ophthalmic products at the lowest possible cost while maintaining our high standards of regulatory compliance. All of our manufacturing facilities employ continuous improvement programs to reduce costs and improve quality, through cycle-time reductions, efficiency improvements, automation, where appropriate, plant consolidations and supply negotiation programs. Our efforts have contributed to a reduction in the cost of manufactured goods sold (on an IAS basis) as a percentage of sales from 33.4% in 1997 down to 28.8% in 2001.

OUR PRODUCTS

     We manage our business through two business segments: Alcon United States and Alcon International. Our portfolio spans three key ophthalmic categories: pharmaceutical, surgical and contact lens care and other vision care products.

  OUR PHARMACEUTICAL PRODUCTS

     We are the global leader in ophthalmic pharmaceuticals, based on sales in 2001. We develop, manufacture and market a broad offering of prescription ophthalmic pharmaceutical products. We have the #1 market share position in the United States in ocular anti-infectives, combination ocular anti-infective/anti-inflammatory products and ocular allergy products and leading market share positions in many countries outside of the United States in ophthalmic pharmaceuticals. Recently, we introduced a glaucoma product based on the most effective class of anti-glaucoma compounds available today. Falcon, our generic ophthalmic business, has the #1 market share position in generic ophthalmic pharmaceuticals in the United States.

     The following table lists our principal pharmaceutical products:

                OCULAR         OCULAR      OCULAR
GLAUCOMA    ANTI-INFECTIVES  COMBINATION  ALLERGY     GENERICS    OTIC COMBINATION
--------    ---------------  -----------  -------     --------    ----------------
TRAVATAN(R)  Ciloxan(R)      TobraDex(R)  Patanol(R) Timolol GFS  Cipro(R) HC Otic
Betoptic     Tobrex(R)       Maxitrol(R)  Emadine(R) Pred
  S(R)                                               Acetate
Azopt(R)                                  Alomide(R)

     Glaucoma Treatment

     We offer a complete line of products to treat glaucoma. In 2001, sales of our glaucoma products were approximately $263 million, or 28% of our total pharmaceutical sales.

     In April 2001, we launched TRAVATAN (R), our entry into the prostaglandin analogue class of glaucoma treatments, in the United States. Prostaglandin analogues are the newest and most effective class of compounds currently available to reduce intraocular pressure, the primary characteristic of glaucoma. As a result, prescriptions for prostaglandin analogue-based products currently represent an estimated 34% of the market for glaucoma products in the United States, which grew at an estimated 17% during 2001, while sales of all other glaucoma products in the United States are estimated to have declined 5% from 2000 to 2001. TRAVATAN (R) contains the most potent prostaglandin analogue available today, and our clinical trials have demonstrated that TRAVATAN (R) has shown even greater effectiveness in reducing and controlling intraocular pressure in black patients, who represent approximately 25% of the patients treated for glaucoma in the United States. This greater degree of effectiveness is significant because African-Americans frequently develop glaucoma at a younger age than Caucasians and with greater severity. We expect the market for TRAVATAN (R) to increase as a result of consumer awareness of glaucoma and increased public funding for glaucoma screening, especially among the African-American population, which is believed to be significantly underdiagnosed.

     We have launched TRAVATAN (R) in 23 countries in addition to the United States, including Brazil, Mexico, Germany, the United Kingdom and Sweden, have received European Union approval of TRAVATAN (R) and are continuing its launch in the European Union countries. With its approval in Europe, TRAVATAN (R) became only the second prostaglandin analogue approved in the European Union.

     In addition to TRAVATAN (R), we offer a complete line of glaucoma products, including Timolol GFS, Betoptic S (R) and Azopt (R), all of which utilize other classes of compounds. These products are important to our glaucoma franchise and currently make up a majority of our glaucoma sales. We expect these glaucoma products to continue to contribute to our sales as sales of TRAVATAN (R) grow.

     Ocular Anti-infectives, Anti-inflammatories and Combination Therapies

     We currently manufacture and market the broadest range of drugs to treat bacterial, viral and fungal infections of the eye and to control ocular inflammation. We hold the #1 market share position in the United States in combination ocular anti-infective/anti-inflammatory products, the largest segment of this market. We also have the #1 market share position in the United States in ocular anti-infectives, the second largest segment of this market, and the #1 market share position in steroid-based ocular anti-inflammatories in the United States. In 2001, combined sales of our ocular anti-infectives, ocular anti-inflammatories and combination therapies were approximately $381 million, or 41% of our total pharmaceutical sales.

     Our combination ocular anti-infective/anti-inflammatory product,
TobraDex (R), is the #1 combination product in the United States, with a market share over 60%. TobraDex (R) is convenient and cost-effective because it combines a broad-spectrum antibiotic with a proven anti-inflammatory.
TobraDex (R) is currently the only branded combination product on the market without a generic equivalent. We currently market TobraDex (R) in 85 countries.

     Our leading ocular anti-infective product is Ciloxan (R), which is the #1 branded anti-infective product in the United States, with a market share of over 15%. Ciloxan (R), a topical ophthalmic solution utilizing ciprofloxacin, is effective against a broad spectrum of bacteria, including strains resistant to more than one antibiotic. In addition, Ciloxan (R) is preferred because it is offered in both ointment and solution form providing options for treating ocular infection in a variety of patients. We currently market Ciloxan (R) in 90 countries.

     We also market a combination anti-infective/anti-inflammatory product for ear infections, Cipro (R) HC Otic. In 1998, we licensed Cipro (R) HC Otic , the first combination product for ear infections in 25 years, to treat otitis externa, commonly known as swimmer's ear. Sales of Cipro (R) HC Otic were $56 million in 2001, and Cipro (R) HC Otic currently is marketed in 55 countries. We estimate that the ear infection market in the United States is approximately $230 million.

     Ocular Allergy

     We currently market and manufacture products for the treatment of ocular allergies and have the #1 market share position in the United States, with a market share of 57%. In 2001, sales of our ocular allergy pharmaceutical products were approximately $164 million, or 18% of our total pharmaceutical sales.

     Patanol(R), our market-leading ocular allergy product, was the first twice-daily ocular allergy product with a dual-action active ingredient, which acts as both an antihistamine and a mast-cell stabilizer. When we introduced Patanol(R) in 1997, we estimated the total topical ocular allergy market to be less than $100 million. Due in large part to the effectiveness of this drug, our related marketing efforts to physicians and direct-to-consumer advertising, the methods for treating ocular allergy have been expanded to include topical eye drops. This evolution in treatment methods has resulted in sales of topical ocular allergy products in the United States increasing to more than $200 million in 2001. We have received approval of a European version of Patanol(R), under the name Opatanol(R), and we also are seeking approval of Patanol(R) in Japan. We currently market Patanol(R) in 42 countries.

     Generic Pharmaceuticals

     We established Falcon Pharmaceuticals in 1994 to manufacture and market generic ophthalmic pharmaceutical products in the United States. Since we formed Falcon, it has grown to become the #1 ophthalmic generic pharmaceutical company in the United States, based on revenues in 2001. Falcon's sales in 2001 were approximately $64 million, or 7% of our total pharmaceutical sales.

     Falcon's main product is Timolol GFS, a patented gel forming solution used to treat glaucoma. Timolol GFS is currently the sole generic pharmaceutical approved by the FDA as a therapeutically equivalent substitute for Merck's Timoptic XE(R) at the pharmacy. In 2001, Timolol GFS accounted for over 50% of the prescriptions written for gel formulated timolol. We expect Timolol GFS's status as the sole generic substitute for Timoptic XE(R) to last until 2006, when Merck's patent protection expires. Falcon currently manufactures and markets 50 generic pharmaceutical products. Falcon's other principal generic products include Pred Acetate 1%, the #1 steroid-based ocular anti-inflammatory product in the United States.

     Age-related Macular Degeneration

     The causes of AMD are currently unknown, and no cure has been discovered, although certain laser treatments and other procedures exist. The expected development of more effective AMD treatments during the next five years is anticipated to expand the market for AMD treatments into a multi-billion global market. Today, the AMD market is largely undeveloped because of limited knowledge and available treatments.

     Product Development and Registrations

     We currently are developing a number of products in all areas of our pharmaceutical products. In glaucoma, we are exploring a new combination therapy for hard-to-control glaucoma, including a prostaglandin analogue-containing combination therapy. In anti-infectives, we are conducting Phase III clinical trials on moxifloxacin and a new anti-infective/anti-inflammatory combination product (CiproDex(R)) for use in the eye and the ear. In anti-allergy, we are developing an improved anti-allergy formulation (Patanol(R) Plus) and a nasal antihistamine. We are also developing anecortave acetate as a treatment for AMD. The following table includes additional detail about each of these products in development.

                                            EXPECTED
                                            APPROVAL
         NAME                CONDITION        DATE        AREAS         STATUS
         ----            -----------------  --------  -------------  ------------
New combination therapy  Glaucoma            2006     U.S./EU/Japan  Pre-clinical

Moxifloxacin             Anti-infective      2003         U.S.       Phase III
                                             2005       EU/Japan     Phase II

CiproDex(R)(ocular)      Anti-infective/     2004         U.S.       Phase III
                         Anti-inflammatory   2005          EU        Phase III

CiproDex(R) Otic         Anti-infective/     2003         U.S.       Phase III
                         Anti-inflammatory   2004          EU        Phase III

Patanol(R) Plus          Allergy             2004         U.S.       Phase III
                                             2005          EU        Pre-clinical
                                             N/A(1)       Japan      Pre-clinical

Nasal antihistamine      Allergy             2005        U.S./EU     Phase II

Anecortave acetate       AMD                 2005     U.S./EU/Japan  Phase II

---------------
(1) We currently are unable to determine an expected approval date.

     We are also seeking registration of certain of our existing products in additional countries. The products for which we are expecting to receive approval include the following:

                        EXPECTED
                        APPROVAL
  PRODUCT    CONDITION   DATES    AREAS
  -------    ---------  --------  -----
Betoptic
  S(R)       Glaucoma       2002  Japan
Azopt(R)     Glaucoma       2003  Japan
TRAVATAN(R)  Glaucoma       2006  Japan
Patanol(R)   Allergy        2002  EU
                            2005  Japan

  OUR SURGICAL PRODUCTS

     We are the global leader in ophthalmic surgical products and manufacture and market the most comprehensive product offering available today. We have the #1 market share position in the United States in cataract and vitreoretinal surgical products and estimate that our market share position outside of the United States is similar.

     The following table lists our principal surgical products:

          CATARACT                     REFRACTIVE                  VITREORETINAL            GENERAL SURGICAL
          --------                     ----------                  -------------            ----------------
Series 20000 (R) LEGACY (R)   LADARVision(R) 4000           Accurus(R) surgical system    BSS Plus(R) surgical
  surgical system             laser                         Accurus(R) cassettes and        irrigating
LEGACY(R) cassettes                                           probes                      solution
AcrySof (R) multi-piece       LADARTome                     Grieshaber microsurgical      Custom Pak(R)
  intraocular lens            microkeratome                 instruments                   surgical   procedure
AcrySof (R) single-piece                                    Perfluoron liquid             packs
  intraocular lens
Viscoat(R) viscoelastic
Provisc(R) viscoelastic
Duovisc(R) viscoelastic
A-OK(R) surgical knives

     Cataract Surgery

     We are the global leader in products used to perform cataract surgery. We support our market leadership position through a comprehensive offering of single-use disposable products. Sales of our products for cataract surgery in 2001 were approximately $1.2 billion, or 85% of our total surgical sales. We currently market our products for cataract surgery in substantially all of the countries in which we sell products.

     Our Series 20000 (R) LEGACY (R) phacoemulsification system is the market leader in the United States. Currently, over half the phaco systems installed in the United States are LEGACY (R) models and, during 2001, over 60% of the cataract procedures performed in the United States used a LEGACY (R) system. In countries outside of the United States where phacoemulsification is practiced, we estimate that our market shares are similar to those in the United States. As a result of the increasing adoption of phacoemulsification in many emerging markets, we believe that our leading position provides significant growth potential for sales of our phacoemulsification systems. We offer, and expect to continue to offer, local education programs to accelerate the adoption of the phacoemulsification procedure in emerging markets.

     Our comprehensive line of single-use products for cataract procedures includes the cassettes used in the LEGACY (R) system, a full line of viscoelastics to protect delicate tissues of the eye during the procedure, surgical knives and surgical irrigating solutions.

     Our AcrySof (R) foldable intraocular lenses currently are the most widely implanted foldable intraocular lens in the world. AcrySof (R) intraocular lenses are made of the first material specially engineered for use in an intraocular lens, which material is more compatible with the human eye than silicone. In 2001, AcrySof (R) intraocular lenses were used in over 40% of the approximately
2.5 million cataract surgeries performed in the United States. In 2000, we introduced a single-piece version of our AcrySof (R) intraocular lens which has demonstrated additional clinical advantages over our multi-piece version. In connection with our efforts to bring phacoemulsification to ophthalmologists in emerging markets, we are also educating surgeons about the techniques and advantages of foldable intraocular lens products.

     Refractive Surgery

     We are one of the leaders in the global market for laser refractive surgical products, with a #2 market share position in the United States. We entered the laser refractive market with our acquisition of Summit during the third quarter of 2000. In 2001, sales of our laser refractive products and related technology fees were approximately $88 million, or 6% of our total surgical sales. We currently market our laser refractive surgical equipment in 44 countries.

     Our LADARVision(R) 4000 excimer laser employs the most advanced laser technology currently used for refractive procedures. Its leading features, active radar eye tracking and small-laser beam corneal shaping, were unavailable in the United States prior to its introduction. The LADARVision(R) laser uses the first FDA-approved active eye tracker to increase the accuracy of the laser refractive procedure and to compensate for patient eye movements. These features allow the LADARVision(R) laser to be used to correct a wider range of refractive conditions. We also market the LADARTome microkeratome, which is used to create the flap in the cornea prior to the LASIK procedure.

     Vitreoretinal Surgery

     We are the global leader in products for surgical procedures for the back of the eye. Our vitreoretinal surgical product offering is the most comprehensive in the industry, and we have a leading position in most categories. In 2001, sales of our products for vitreoretinal surgery were approximately $119 million, or 9% of our total surgical sales. We currently market our vitreoretinal surgical products in substantially all the countries in which we sell products.

     We have established our position in vitreoretinal surgical products based on the market-leading Accurus(R) surgical system, which we believe was used in over half of vitreoretinal surgeries performed in the United States in 2001. The Accurus(R) integrates all automated, non-laser surgical functions used in vitreoretinal surgery, and some Accurus(R) models can also perform phaco procedures for cataract removal. We also manufacture and market single-use cassettes and cutting probes for the Accurus(R). We support the leading position of the Accurus(R) through our full line of vitreoretinal products, including lasers, hand-held microsurgical instruments used to remove membranes and other tissues and repair the retina and various gases and liquids used to stabilize the retina during vitreoretinal procedures.

     Custom Pak(R)

     To provide convenience and superior value for ophthalmic surgeons, we have developed the Custom Pak(R) surgical procedure pack. We market our Custom Pak(R) for cataract, refractive and vitreoretinal surgical procedures. Unlike conventional surgical procedure packs, the Custom Pak(R) allows ophthalmic surgeons and their staff to customize and sequence the products included in the surgical procedure pack. For a single price, our Custom Pak(R) includes our single-use products required for the procedure, combined with non-Alcon products. We believe that our Custom Pak(R) allows ophthalmic surgeons to improve their efficiency in the operating room, and this gives us the opportunity to provide access to our single-use products in a value-added package. We estimate that a Custom Pak(R) was used in a majority of the cataract surgeries performed in the United States in 2001. Our Custom Pak(R) has enjoyed similar success in Europe, and we see growth potential in other markets, including in Latin America and Japan.

  Product Development

     We currently have products in development in the areas of cataract and refractive surgery. In cataract surgery, we are developing the Infinity next-generation cataract removal system to replace the LEGACY(R) console and two new models of our AcrySof(R) intraocular lens, one of which is a blue blocking version that blocks visible blue light, to better protect the retina, and the other of which is a multifocal version that may reduce patient dependence on eyeglasses following cataract surgery. We are also developing a new generation of AcrySof(R) intraocular lens. In the area of refractive surgery, we have been working to refine and improve our wavefront measurement technology (LADARWave(TM)). Wavefront measurement technology involves the pulsing of a narrow beam of light into the eye which generates data that is used to create a three-dimensional map of the cornea. We are also developing a system (LADARWave(TM) Custom Cornea(R) Wavefront System) that combines the LADARWave(TM) with our LADARVision(R) 4000 laser to permit customized treatment of refractive errors. The following table includes additional detail about each of these products in development.

                                              EXPECTED
                                              APPROVAL
NAME                              CONDITION     DATE         AREAS            STATUS
----                              ----------  --------   -------------  ------------------
AcrySof(R) Blue Blocker           Cataract      2002     U.S./EU        Registration
                                                2003     Japan          Registration
AcrySof(R) Multifocal             Cataract      2004     U.S./EU        Active clinical
                                                2005     Japan          Early clinical
AcrySof(R) II                     Cataract      2002     EU             Registration
                                                2003     U.S.           Registration
                                                 N/A(1)  Japan          Active development
Infinity next generation          Cataract      2003     U.S./EU/Japan  Active development
  cataract system
Improved viscoelastic             Cataract      2003     U.S./EU/Japan  Active development
LADARWave(TM) Custom              Refractive    2002     U.S./EU        Active development
  Cornea(R) Wavefront System
                                                2004     Japan          Early development
LADARWave(TM) Diagnostic          Refractive    2002     U.S./EU/Japan  Registration
LADARTome modifications           Refractive    2002     U.S./EU/Japan  Late development

---------------
(1) We currently are unable to determine an expected approval date.

  OUR CONTACT LENS CARE AND OTHER VISION CARE PRODUCTS

     We manufacture and market contact lens care products, artificial tears and ocular vitamins. We currently market our contact lens care and dry eye products in most of the countries where we sell products.

     The following table lists our principal products in these areas:

         CONTACT LENS CARE                        ARTIFICIAL TEARS               OCULAR VITAMINS
         -----------------                        ----------------               ---------------
OPTI-FREE(R) EXPRESS(R) No Rub(TM)         Tears Naturale(R) Forte               ICAPS(R) dietary
  multi-purpose disinfecting               lubricant eye                         supplements
solution                                   drops
OPTI-FREE(R) multi-purpose solution        Tears Naturale(R) Free
OPTI-FREE(R) SUPRACLENS(R) liquid          lubricant eye
  enzyme                                   drops
CLERZ(R) Plus lens rewetting drops         Bion(R) Tears lubricant eye
UNIQUE(TM)pH disinfecting solution         drops

  Contact Lens Care Products

     We currently hold the #1 market share position in soft contact lens disinfectants in the United States, based on revenues in the first nine months of 2001. Our products include disinfecting solutions to destroy harmful microorganisms in and on the surface of contact lenses, daily cleaners to remove undesirable film and deposits from contact lenses, weekly enzymatic cleaners to remove protein deposits from contact lenses and lens rewetting drops to improve wearing comfort for contact lenses.

     OPTI-FREE(R) EXPRESS(R) No Rub(TM) multi-purpose disinfecting solution, our leading contact lens care product with a market share of over 20% in the United States, based on revenues in 2001, was the first multi-purpose disinfecting solution to obtain FDA approval to make a "no rub" claim. OPTI-FREE(R)
EXPRESS (R) No Rub(TM) utilizes a multi-purpose disinfecting solution with high-capacity disinfection and superior protein cleaning benefits, without requiring rubbing of the contact lenses. We introduced OPTI-FREE(R) EXPRESS (R) No Rub(TM) in 1999 and currently market it in most countries throughout the world.

     Our line of contact lens care products also includes CLERZ(R) Plus lens rewetting drops, which moisten contact lenses during wear and are clinically proven to reduce protein build-up, OPTI-FREE(R) SUPRACLENS(R) preservative-free active cleaning solution and UNIQUE(TM) pH multi-purpose disinfecting and cleaning solution for hard contact lenses.

     Other Vision Care Products

     We manufacture and market artificial tears to treat dry eye and ocular vitamins formulated to promote good eye health. We offer a complete line of products for the dry eye sufferer. We distinguish our dry eye products from other lower-cost, consumer brands by their similar composition to natural tears and marketing our artificial tears to eye care professionals. Our Tears Naturale(R) Forte employs a unique Trisorb(TM) polymer to retain moisture in the eye, and we market a preservative-free formula of Tears Naturale(R). Our Bion(R) Tears is a new-generation artificial tears product containing zinc and bicarbonate and is specially formulated for severe dry eye sufferers.

     We market ICAPS(R), a vitamin specially formulated to promote good eye health. The results of recent clinical trials sponsored by the National Eye Institute found that high levels of anti-oxidants and zinc reduce the risk of AMD. ICAPS(R) includes the anti-oxidants and zinc ingredients referenced in the National Eye Institute study plus lutein and zeaxanthin for a complete ocular vitamin formulation.

  Product Development

     We currently are developing a number of products in the areas of contact lens care and dry eye. We are developing an improved preservative for our contact lens care products and an enhanced cleaning system for our OPTI-FREE(R) EXPRESS(R) contact lens disinfecting solution. In the area of dry eye, we are developing a dry eye product that we expect to be available on a prescription basis, a new polymer system and a new preservative for our dry eye products. The following table includes additional detail about each of these products in development.

                                                EXPECTED
                                                APPROVAL
NAME                                CONDITION     DATE          AREAS                STATUS
----                                ---------   --------   ---------------   -----------------------
New preservative -- tears product    Dry eye        2002   U.S./EU           Late stage clinical
                                                  N/A(1)   Japan             Active clinical trials
New polymer -- tears product         Dry eye        2002   U.S./EU           Active clinical trials
                                                    2003   Japan             Active clinical trials
Prescription dry eye product         Dry eye        2005   U.S./EU/Japan     Phase I clinical trials
Intelliport Punctal Plug             Dry eye        2002   U.S./EU/Japan     Late stage clinical
OPTI-FREE(R) EXPRESS(R)              Contact        2002   U.S./EU           Late stage clinical
  enhanced cleaning system          lens care
New disinfectant                     Contact        2004   U.S./EU           Early development
                                    lens care       2005   Japan             Early development

---------------
(1) We currently are unable to determine an expected approval date.

SALES AND MARKETING

     We conduct our sales activities through more than 50 local operating entities and 28 scientific offices around the world. We have a sales force of over 2,200 sales representatives consisting of approximately 700 sales representatives in the United States, our largest market, and approximately 1,500 sales representatives outside of the United States. We use the broad reach of our local operations to provide technical service to our customers through 180 technicians in the United States and 250 technicians outside of the United States. All of our surgical technical service in the United States and a high percentage of that service outside the United States is provided by our service technicians. In countries where we do not have local operations or a scientific office, we use distributors to sell and handle the physical distribution of our products. Outside of the United States, our largest markets by sales are Japan, France, Canada, Spain, Germany, Brazil, Italy, the United Kingdom and Mexico.

     We organize our selling efforts around pharmaceutical, surgical and contact lens care and other vision care products and customize these efforts to the medical practice needs of each customer. We encourage our sales representatives to go beyond traditional selling efforts and to provide our customers with access to clinical education programs, clinical studies, technical service assistance and practice management feedback. We educate our specialized sales forces to recognize cross-selling opportunities for key products from other product categories.

     In each of our markets, we rely on our strong relationships with eye care professionals to maintain and expand our market share. We have established several long-standing programs that bring ophthalmic residents, optometrists and other eye care professionals to our Fort Worth campus for multi-day training sessions and educational seminars. We also sponsor ophthalmic conferences around the world, and we conduct training seminars where leading ophthalmologists discuss the therapeutic attributes of our products and demonstrate surgical techniques using our products. We support these programs by having our sales representatives work closely with our customers and their staffs to better understand their practices and solicit feedback, which is important to our development of new products. We currently have permanent surgical training facilities in 40 countries around the world on six continents. These facilities introduce ophthalmologists to our surgical equipment and cataract products through hands-on training in surgical techniques while exposing them to leading ophthalmologists. In our experience, this infrastructure has resulted in increased sales of our complete product offering and helped establish relationships that have assisted in faster approval times for our products. Furthermore, our local sales forces build on the relationships begun in our training programs.

     Most of our global marketing efforts are supported by advertising in trade publications and by sales representatives attending regional and national medical conferences. We reinforce our marketing efforts with targeted and timely promotional materials that our sales force presents to the eye care professional in the office, hospital or surgery center setting. We supplement these marketing efforts through direct mailings to eye care professionals and e-detailing. To coordinate our sales efforts, we have begun using customer relationship management software. Moreover, in the United States and Japan, we use direct-to-consumer advertising to promote selected products.

     While we market all of our products by calling on eye care professionals, our direct customers and distribution methods differ across business lines. Distributors, wholesalers, hospitals, government agencies, large retailers and physicians are the direct customers for our pharmaceutical products. We sell our surgical products directly to hospitals and ambulatory surgical centers. In the United States, over 80% of our contact lens care products are sold to large grocery, drug and general merchandise retailers. Outside of the United States, we sell most of our contact lens care and other vision care products directly to retailers and optical chains, while a smaller amount is sold to distributors for resale directly to smaller retailers and eye care professionals. No single customer accounted for 10% or more of our sales in 2001.

     As a result of changes in health-care economics, managed care organizations have become the largest payors for health care services in the United States. In an effort to control prescription drug costs, over 95% of managed care organizations use a formulary. We have a dedicated managed care sales team that actively seeks to get our products on these formularies and to improve the position of our products once they are on formulary.

RESEARCH AND DEVELOPMENT

     We have the largest research and development commitment of any eye care company worldwide. Our research and development organization consists of approximately 1,100 employees, including more than 270 individuals who are either M.D.s, doctors of optometry or Ph.D.s. Our researchers have extensive experience in the field of ophthalmology and frequently have academic or practitioner backgrounds to complement their commercial experience. We organize our teams around our pharmaceutical, surgical and contact lens care and other vision care products. Candidates for pharmaceutical and contact lens care product development originate from our internal research, from our extensive relationships with academic institutions and from our licensing of molecules from other pharmaceutical companies. Our surgical design concepts are internally developed by staff engineers and scientists who, in addition to their own research, gather ideas from opthalmic surgeons and clinicians in the involved fields. Strong collaborative efforts among our research and development, regulatory affairs and manufacturing organizations beginning in the development phase allow us to reduce the time to market for our new products. Our research and development organization has been designed to drive global registration of products through a focused central research facility in Fort Worth, Texas, combined with regionally based clinical and regulatory personnel in 40 countries outside of the United States.

     We have invested approximately $1.1 billion over the last five years (including $213 million in 1999, $246 million in 2000 and $290 million in 2001) to carry out our strategy of developing products primarily from our own research and development activities, and we expect to invest over $1.4 billion more over the next four years. The fact that 45% of our sales in 2001 were derived from products introduced by our research and development department since 1994 highlights the success of our research and development division in developing commercially viable products. As an indicator of our productivity, since the beginning of 1996, we have obtained over 1,400 new patents and received more than 2,000 product approvals in various jurisdictions.

     We enter into license agreements in the ordinary course of our business with respect to compounds used in our pharmaceutical products. We have a number of agreements with pharmaceutical companies which allow us to screen compounds for potential uses in the eye. We also have a small number of contracts with companies that give us the right to develop ophthalmic products from their compounds.

     Our research and development department maintains an extensive network of technical relationships with scientists working in university laboratories and with leading ophthalmologists, inventors and investigators in the pharmaceutical and surgical products field. The principal purpose of these collaborative scientific interactions is to take advantage of leading-edge research from academic investigators and recognized surgeons to complement our internal technical capabilities. We currently have relationships with leading ophthalmic researchers at more than 35 academic centers around the world. We also support our direct academic relationships with grants from the Alcon Research Institute which we fund. These grants recognize research undertaken in the general area of ophthalmology. These grants are awarded by an independent board of ophthalmologists and academic researchers.

MANUFACTURING AND SUPPLIES

  MANUFACTURING

     We generally organize our manufacturing facilities along product categories, with most plants being primarily dedicated to the manufacture of either surgical equipment and surgical medical devices or pharmaceutical and contact lens care products. Our functional division of plants reflects the unique differences in regulatory requirements governing the production of surgical medical devices and pharmaceuticals, as well as the different technical skills required of employees in these two manufacturing environments. All of our manufacturing plants in the United States and Europe are ISO 9001 certified.

     We employ cost reduction programs, known as continuous improvement programs, involving activities such as cycle-time reductions, efficiency improvements, automation, to the extent appropriate, plant consolidations and material negotiation programs as a means to reduce manufacturing and component costs. To comply with good manufacturing practices and to improve the skills of our employees, we train our direct labor manufacturing staff throughout the year. Our professional employees are trained in various aspects of management, regulatory and technical issues through a combination of in-house seminars, local university classes and trade meetings.

     We employ approximately 1,800 people to manufacture our pharmaceutical and contact lens care products at eight facilities in the United States, Belgium, France, Spain, Brazil and Mexico. We employ approximately 2,500 people to manufacture surgical equipment and other surgical medical devices at nine facilities in the United States, Belgium, Switzerland, Ireland and China. Currently, we manufacture substantially all of our pharmaceutical, contact lens care and surgical products internally and rely on third-party manufacturers for only a small number of products.

     Due to the complexity of certain manufacturing technologies and the costs of constructing and maintaining duplicate facilities, a number of our key products are manufactured at only one of our facilities. Some of these key products include:

                          PRODUCTS                                       FACILITY
                          --------                                       --------
U.S. pharmaceutical products                                   Fort Worth, Texas
Intraocular lenses                                             Huntington, West Virginia
Provisc(R), Viscoat(R), Duovisc(R)                             Puurs, Belgium
OPTI-FREE(R) EXPRESS(R) No Rub(TM) (for U.S. distribution)     Fort Worth, Texas
Accurus(R)/LEGACY(R)                                           Irvine, California
LADARVision(R) 4000                                            Orlando, Florida

     In addition, certain of our products are produced for us by third parties, each at a single location. These products and suppliers pursuant to contracts in the ordinary course include:

                          PRODUCT                                        SUPPLIER
                          -------                                        --------
Cipro(R) HC Otic                                               Bayer Aktiengesellschaft
LadarWave(TM)                                                  Zeiss Humphrey

  SUPPLIES

     The active ingredients used in our pharmaceutical and contact lens care and general eye care products are sourced from facilities approved by the FDA or other applicable health regulatory authorities. Because of the proprietary nature and complexity of the production of these active ingredients, a number of them are only available from a single FDA-approved source. When supplies are single-sourced, we try to maintain a sufficient inventory consistent with prudent practice and production lead-times. The majority of active chemicals and biological raw materials and selected inactive chemicals are covered through long-term supply contracts. The sourcing of components used in our surgical products differs widely due to the breadth and variety of products. Inventory levels for components used in the production of our surgical products are established based on delivery times and other supply chain factors to ensure sufficient inventory at all times. The prices of our supplies are generally not volatile.

     The following table identifies certain single-source suppliers of raw materials acquired pursuant to contracts entered into in the ordinary course of business and the Alcon product that contains this raw material:

            SUPPLIER NAME                       RAW MATERIAL             ALCON PRODUCT
            -------------                       ------------             -------------
Dow Chemical Co.                       travaprost                      TRAVATAN(R)
Bayer Aktiengesellschaft               ciprofloxacin                   Ciloxan(R)
Kyowa Hakko Kogyo Co. Ltd.             olapatadine                     Patanol(R)
Solutia, Inc.                          myristinaminde                  OPTI-FREE(R)
                                                                       EXPRESS(R)
Plantex USA, Inc.                      timolol                         Timolol GFS
Genzyme Corporation                    hyaluronate acid-sterile        Provisc(R)
Lifecore Biomedical, Inc.              hyaluronate non-sterile         Viscoat(R)

COMPETITION

     The ophthalmic industry is highly competitive and subject to rapid technological change and evolving industry requirements and standards. Companies within our industry compete on technological leadership and innovation, quality and efficacy of their products, relationships with eye care professionals and health care providers, breadth and depth of product offering and pricing. The presence of these factors varies across our product offerings. We provide a broad line of proprietary eye care products and compete in all product categories in the ophthalmic market. Even if our principal competitors do not have a comparable range of products, they can, and often do, form strategic alliances and enter into co-marketing agreements to achieve comparable coverage of the ophthalmic market.

  PHARMACEUTICAL

     Competition in the ophthalmic pharmaceutical market is characterized by category leadership of products with superior technology, including increases in clinical effectiveness (e.g., new drug delivery systems, formulations and combination products), the development of therapies for previously untreated conditions (e.g., AMD) and competition based on price from lower-priced generic pharmaceuticals.

     Our main competitors in the pharmaceutical market are Allergan, Bausch & Lomb, Novartis, Pharmacia, Merck, Daiichi and Santen.

  SURGICAL

     Competition in the ophthalmic surgical market is characterized by category leadership with products that provide superior technology and performance. Innovation, performance and long-term relationships are also key factors in this competitive environment. Surgeons rely on the quality, convenience, value and efficiency of a product and the availability and quality of technical service. While we compete throughout the field of ophthalmic surgery, our principal competitors vary somewhat in each area. Among our principal competitors in the ophthalmic surgical market, we compete with Bausch & Lomb across most of the market. Allergan, Pharmacia and Baxter each compete in limited segments of the surgical market. In addition to Bausch & Lomb, our principal competitors in laser refractive surgical equipment are VISX and Nidek.

  CONTACT LENS CARE AND OTHER VISION CARE PRODUCTS

     Competition in the contact lens care market is characterized by increases in market share in a maturing market. Recommendations from eye care professionals and customer brand loyalty as well as our product quality and price are key factors in maintaining market share in these products. Our principal competitors in contact lens care products are Bausch & Lomb, Allergan and Novartis. We compete with Allergan in dry eye and Bausch & Lomb in ocular vitamins.

INTELLECTUAL PROPERTY

     We strive to protect our investment in the research, development, manufacturing and marketing of our products through the use of patents, trademarks and copyrights. We own or have rights to a number of patents, trademarks, copyrights, trade secrets and other intellectual property directly related and important to our businesses. As of January 1, 2002, we owned approximately 870 United States patents and pending United States patent applications and over 2,700 corresponding patents and patent applications outside of the United States.

     We believe that our patents are important to our business but that no single patent, or group of related patents, currently is of material importance in relation to our business as a whole. Patents for individual products extend for varying periods of time according to the date a patent application is filed or a patent is granted and the term of patent protection available in the jurisdiction granting the patent. The scope of protection provided by a patent can vary significantly from country to country.

     Our strategy is to develop patent portfolios for our research and development projects in order to obtain market exclusivity for our products in our major markets. Although the expiration of a patent for a product normally results in the loss of market exclusivity, we may continue to derive commercial benefits from these products. We routinely monitor the activities of our competitors and other third parties with respect to their use of intellectual property. If we believe our patents have been infringed, we generally file patent infringement suits with the appropriate courts. We aggressively defend the patents we hold relating to our lines of business. We seek to vigorously contest claims brought by other patent holders.

     In addition to these patents and pending patent applications in the United States and selected non-U.S. markets, we use proprietary know-how and trade secrets in our businesses. In some instances, we also obtain from third parties licenses of the right to use intellectual property, principally patents, which are important to our businesses.

     Worldwide, all of our major products are sold under trademarks that we consider in the aggregate to be important to our businesses as a whole. We consider trademark protection to be particularly important in the protection of our investment in the sales and marketing of our pharmaceutical and contact lens care and general eye care products. The scope and duration of trademark protection varies widely throughout the world. In some countries, trademark protection continues only as long as the mark is used. Other countries require registration of trademarks and the payment of registration fees. Trademark registrations are generally for fixed but renewable terms.

     We rely on copyright protection in various jurisdictions to protect the exclusivity of the code for the software used in our surgical equipment, which forms an important component of our surgical equipment. The scope of copyright protection for computer software varies throughout the world, although it is generally for a fixed term which begins on the date of copyright registration.

PHILANTHROPIC EFFORTS

     We have a longstanding commitment to bringing ophthalmic products to those who would not otherwise have access to them. Our Medical Missions Program supported more than 800 humanitarian efforts in 2001 involving over 2,500 volunteer eye care professionals in 83 countries. Using products that we provided without charge, these eye care professionals performed 24,000 cataract procedures in 2001. We also conduct a glaucoma assistance program in the United States, which in 2001, provided Alcon glaucoma products to more than 18,000 patients.

GOVERNMENT REGULATION

  OVERVIEW

     We are subject to comprehensive government controls governing the research, clinical and non-clinical development, manufacturing, labeling, advertising, promotion, safety and other reporting, storage, distribution, import, export and marketing of our products in essentially all countries of the world. National health regulatory agencies require pre-approval of pharmaceutical and medical devices prior to their entry into that country's marketplace. State and local laws also apply to our activities. This section summarizes the applicable regulation in the United States, European Union and Japan.

  PHARMACEUTICAL DEVELOPMENT AND REGISTRATION PROCESS IN THE UNITED STATES

     The pharmaceutical research, development and registration process in the United States is typically intensive, lengthy and rigorous and can generally take several years, depending on the product under consideration. During pre-clinical testing, pharmaceutical studies on the chemical and physical stability of candidate formulations, as well as biological testing of the compound, are conducted to demonstrate the activity of the compound against the targeted disease in animal models and to evaluate the effects of the new drug candidate on other organ systems in order to establish its therapeutic effectiveness relative to its safety.

     In order for human clinical studies of a new drug to commence in the United States, an Investigational New Drug Application, or IND, is filed with the FDA; similar notifications are required in other countries. In general, studies may begin in the United States without specific approval by the FDA after a 30-day review period has passed. Clinical testing generally follows a prescribed format that involves initial exposure to normal, non-diseased subjects in Phase I clinical trials, followed by exposure of patients with disease to the new drug candidate in Phase II and Phase III clinical trials. United States law requires that studies conducted to support approval of a new drug be "adequate and well-controlled" as a way to control possible bias. This generally means that a control, either placebo or a drug already approved in the market for the same disease, is used as a reference.

     Following the completion of clinical trials, we thoroughly analyze the data to determine if the clinical trials successfully demonstrate safety and efficacy. If they do, a New Drug Application, or NDA, is filed with the FDA along with proposed labeling for the product. The FDA is generally required to review and make a recommendation for approval of a new drug within 12 months, although final FDA action on the NDA can take substantially longer and may involve review and recommendations by an independent FDA advisory committee. The FDA may require revisions to the product labeling and may require that additional studies be conducted as a condition of approval.

  MEDICAL DEVICE DEVELOPMENT AND REGISTRATION PROCESS IN THE UNITED STATES

     Medical devices, including IOLs and surgical equipment used in cataract procedures and laser refractive surgery, are also subject to regulation in the United States by the FDA. Approval to market new device products is, in general, achieved by a process not unlike that for new pharmaceuticals, requiring submission of extensive pre-clinical and clinical evaluations in a new product application. The process of developing data sufficient to support a regulatory filing on a new device is costly and generally requires at least several years for completion.

     In the United States, medical devices are classified by the FDA as Class I, Class II or Class III based upon the level of risk presented by the device. Class I devices present the least risk and are generally exempt from the requirement of pre-market review. Certain Class II devices are also exempt from pre-market review. Most non-exempt Class II devices and certain Class III devices are marketed after submission of a pre-market notification under a process which is known as a 510(k). The pre-market notification must demonstrate that the proposed device is "substantially equivalent" in intended use and in safety and effectiveness to a legally marketed "predicate device." Other Class III devices and devices not substantially equivalent to a predicate device are subject to the most stringent regulatory review and cannot be marketed for commercial sale in the United States until the FDA grants a pre-market approval, a PMA, for the device.

     If the FDA's evaluation of a PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to comply with specific conditions or to supply specific additional data or information in order to secure final approval of the PMA application. Once the conditions contained in the approvable letter are satisfied, the FDA will issue a PMA order for the approved indications, which can be more limited than those originally sought by the manufacturer. The PMA order can include post-approval conditions that the FDA believes are necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution. Products manufactured and distributed pursuant to a PMA are subject to extensive, ongoing regulation by the FDA. The FDA review of a PMA application generally takes one to two years from the date the application is accepted for filing but may take significantly longer.

  PHARMACEUTICAL AND MEDICAL DEVICE REGISTRATION OUTSIDE THE UNITED STATES

     European Union

     In the European Union, our products are subject to extensive regulatory requirements. As in the United States, the marketing of medicinal products has for many years been subject to the granting of marketing authorizations by regulatory agencies. Particular emphasis is also being placed on more sophisticated and faster procedures for reporting of adverse events to the competent authorities.

     In the European Union, approval of new chemical compounds can at present be obtained only through one of two processes:

     - Mutual recognition procedure. An applicant submits an application in one European Union member state, known as the Reference Member State. Once the Reference Member State has granted the marketing authorization, the applicant may choose to submit applications in other concerned member states, requesting them to mutually recognize the marketing authorization already granted. Under this mutual recognition process, authorities in other concerned member states have 55 days to raise objections, which must then be resolved by discussions among the concerned member states, the Reference Member State and the applicant within 90 days of the commencement of the mutual recognition procedure. If any disagreement remains, all considerations by authorities in the concerned member states are suspended and the disagreement is resolved through an arbitration process. The mutual recognition process results in separate national marketing authorizations in the Reference Member State and each concerned member state.

     - Centralized procedure. This procedure is currently mandatory for products developed by means of a biotechnological process and optional for new active substances and other "innovative medicinal products with novel characteristics." Under this procedure, an application is submitted to the European Agency for the Evaluation of Medical Products. Two European Union member states are appointed to conduct an initial evaluation of each application. These countries each prepare an assessment report, which are then used as the basis of a scientific opinion of the Committee on Proprietary Medical Products. If this opinion is favorable, it is sent to the European Commission which drafts a decision. After consulting with the member states, the European Commission adopts a decision and grants a marketing authorization, which is valid throughout the European Union and confers the same rights and obligations in each of the member states as a marketing authorization granted by that member state.

     Several other European countries outside of the European Union, for example in the eastern European region, accept European Union review and approval as a basis for their own national approval.

     The European Union regulatory regime for most medical devices became mandatory in June 1998. Under this regime, a medical device may be placed on the market within the European Union if it conforms with certain "essential requirements." The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured and packaged in a suitable manner. To assist manufacturers in satisfying the essential requirements, the European Commission has requested the preparation of standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment, and product standards for certain types of medical devices. There are also harmonized quality standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter. Compliance with a standard developed to implement an essential requirement also creates a rebuttable presumption that the device satisfies that essential requirement.

     Manufacturers must demonstrate that their devices conform with the relevant essential requirements through a conformity assessment procedure. The nature of the assessment depends upon the classification of the device. The classification rules are mainly based on three criteria: the length of time the device is in contact with the body, the degree of invasiveness, and the extent to which the device affects the anatomy. A manufacturer's quality systems for products in all but the lowest risk classification are also subject to certification and audit by a notified body.

     Japan

     In Japan, our largest market outside of the United States, the regulatory process is equally complex. Pre-marketing approval and clinical studies are required, as is governmental pricing approval for medical devices and pharmaceuticals. The regulatory regime for pharmaceuticals in Japan has historically been so lengthy and costly that it has been cost-prohibitive for many pharmaceutical companies. Historically, Japan has required that all clinical data submitted in support of a new drug application be performed on Japanese patients. This has slowed the development of some new drugs in Japan. Recently, however, as a part of the global drug harmonization process, Japan has signaled a willingness to accept United States or European Union patient data when submitted along with a "bridging" study, which demonstrates that Japanese and non-Japanese subjects react comparably to the product. This approach enables companies like Alcon to achieve faster approval and introduction of new drugs into the Japanese market, and we are currently employing these approaches to petition for approval of new ocular drugs in Japan.

  OTHER REGULATION

     ONGOING REPORTING. Following approval, a pharmaceutical company generally must engage in various monitoring activities and continue to submit periodic and other reports to the applicable regulatory agencies, including any cases of adverse reactions and appropriate quality control records.

     ADVERTISING AND PROMOTION. Drug and medical device advertising and promotion is subject to federal and state regulations. In the United States, the FDA regulates all company and product promotion, including direct-to-consumer advertising. Promotional materials must be submitted to the FDA and violative materials may lead to FDA enforcement action.

     MANUFACTURING. In the United States, the manufacturing of our products is subject to comprehensive and continuing regulation by the FDA. FDA regulations require us to manufacture our products in specific approved facilities and in accordance with its Quality System Regulation and/or current Good Manufacturing Practices, and to list our products and manufacturing establishments with the FDA. These regulations also impose certain organizational, procedural and documentation requirements upon us with respect to manufacturing and quality assurance activities. Our manufacturing facilities are subject to comprehensive, periodic inspections by the FDA.

     LASERS. In the United States, our lasers are also subject to the Radiation Control for Health and Safety Act administered by the Center for Devices and Radiological Health of the FDA. This law requires laser manufacturers to file new product and annual reports and to maintain quality control, product testing and sales records. In addition, lasers sold to end users must comply with labeling and certification requirements. Various warning labels must be affixed to the laser depending on the class of the product under the performance standard.

     OTHER. Our manufacturing, sales, promotion, and other activities following product approval are subject to regulation by numerous regulatory authorities, including, in the United States, the FDA, the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, and state and local governments. Among other laws and requirements, our post-approval manufacturing and promotion activities must comply with the Federal Food, Drug, and Cosmetic Act and the implementing regulations of the FDA, and we must submit post-approval reports required by these laws. Our distribution of pharmaceutical samples to physicians must comply with the Prescription Drug Marketing Act. Our sales, marketing and scientific/educational programs must comply with the Medicare-Medicaid Anti-Fraud and Abuse Act and similar state laws. Our pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

PROPERTIES

     Our principal executive offices and registered office are located at Bosch 69, P.O. Box 62, 6331, Hunenberg, Canton of Zug, Switzerland. Our principal United States offices are located at 6201 South Freeway, Fort Worth, Texas 76134.

     We believe that our current manufacturing and production facilities have adequate capacity for our medium-term needs. To ensure that we have sufficient manufacturing capacity to meet future production needs, we continuously review the capacity and utilization of our manufacturing facilities. The FDA and other regulatory agencies regulate the approval for use of manufacturing facilities for pharmaceuticals and medical devices, and compliance with these regulations requires a substantial amount of validation time prior to start-up and approval. Accordingly, it is important to our business that we ensure we have sufficient manufacturing capacity to meet our future production needs. We presently anticipate expanding the capacity of six of our manufacturing facilities over the next two years. During that same time period, we also anticipate expanding our research and development facilities in Fort Worth.

     The following table sets forth, by location, size and principal use of our main manufacturing and other facilities:

                                                                                            OWNED/
LOCATION                            SIZE       PRINCIPAL USE(S)                             LEASED
--------                         ----------    ----------------                             ------
                                 (SQ. FEET)
UNITED STATES:
Fort Worth, Texas                 992,000      Research and development, administrative     Owned
                                               buildings
Fort Worth, Texas                 340,000      Pharmaceutical, contact lens care and        Owned
                                               surgical solutions
Fort Worth, Texas                 335,000      Pharmaceutical and small volume consumer     Owned
                                               products
Houston, Texas                    215,000      Surgical (Custom Paks (R) and                Owned
                                               consumables)
Irvine, California                189,199      Surgical (electronic instruments and         Leased
                                               consumables), research and development
Huntington, West Virginia         109,000      Surgical (intraocular lenses)                Owned
Sinking Spring, Pennsylvania      162,000      Surgical (hand-held instruments and          Owned
                                               consumables)
Orlando, Florida                   73,600      Surgical (refractive equipment)              Leased

OUTSIDE OF THE UNITED STATES:
Barcelona, Spain                  493,266      Pharmaceutical, contact lens care,           Owned
                                               research and development
Puurs, Belgium                    344,100      Pharmaceutical, contact lens care,           Owned
                                               surgical (viscoelastics and Custom
                                               Paks (R))
Kaysersberg, France               108,070      Pharmaceutical, contact lens care            Owned
Madrid, Spain                      96,490      Contact lens care                            Owned

                                                                                            OWNED/
LOCATION                            SIZE       PRINCIPAL USE(S)                             LEASED
--------                         ----------    ----------------                             ------
                                 (SQ. FEET)
Sao Paulo, Brazil                  88,738      Pharmaceutical, contact lens care            Owned
Cork, Ireland                      51,000      Surgical (refractive equipment)              Leased
Schaffhausen, Switzerland          25,000      Surgical (microsurgical instruments)         Leased
Mexico City, Mexico                11,246      Pharmaceutical, contact lens care            Owned
Beijing, China                      4,900      Surgical (intraocular lenses and sutures)    Leased

     In addition to these principal facilities, we have office facilities worldwide. These facilities are generally leased. In some countries, we lease or sublease facilities from Nestle. These leases or subleases, as the case may be, will continue following completion of the offering as provided in the separation agreement.

     We believe that all of our facilities and our equipment in those facilities are in good condition and are well maintained.

EMPLOYEES

     As of December 31, 2001, we employed approximately 11,000 full-time employees, including approximately 1,100 research and development employees, approximately 4,300 manufacturing employees and 3,100 sales and marketing employees. Currently, approximately 500 of our workers in Belgium are represented by a union. In other European countries, our workers are represented by works councils. We believe that our employee relations are good.

ENVIRONMENTAL, HEALTH AND SAFETY

     We are subject to a wide range of laws and regulations relating to protection of the environment and employee health and safety. All of our manufacturing facilities undergo regular internal audits relating to environmental, health and safety requirements. Our facilities in the United States are required to comply with applicable Environmental Protection Agency and Occupational Safety and Health Administration regulations. Our facilities outside the United States are required to comply with locally mandated regulations that vary by country. We are currently in the process of obtaining certifications under the internationally recognized environmental standard ISO 14001 for all of our European facilities. Currently, our Puurs, Belgium Custom Pak(R) facility holds this certification. Based upon our reviews and the outcome of local, state and federal inspections, we believe that our manufacturing facilities are in substantial compliance with all applicable environmental, health and safety requirements.

     We are subject to environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act, that require the cleanup of soil and groundwater contamination at sites currently or formerly owned or operated by us, or at sites where we may have sent waste for disposal. These laws often require parties to fund remedial action at sites regardless of fault. We have been named as a potentially responsible party with respect to the remediation costs at two sites which are in the process of being remediated or might be remediated in the future. As a result of our long history of manufacturing operations, there may be other sites for which we may be responsible for all or a portion of the clean-up costs. However, we believe that we have adequate reserves for our currently known remediation matters and that such matters will not have a material adverse effect on our results of operation, liquidity or consolidated financial position. In an effort to ensure ongoing compliance with applicable environmental laws and regulations, we have a program to continually monitor waste, air emissions, ozone depletion components and energy consumption.

     We are not aware of any pending litigation or significant financial obligations arising from current or past environmental practices that are likely to have a material adverse impact on our financial position. There can be no assurance, however, that environmental problems relating to properties owned or operated by us will not develop in the future, and we cannot predict whether any such problems, if they were to develop, could require significant expenditures on the part of us. In addition, we are unable to predict what legislation or regulations may be adopted or enacted in the future with respect to environmental protection and waste disposal.

INSURANCE

     The pharmaceutical and medical device business involves an inherent risk of product liability and any claims of this type could have an adverse impact on us. We have taken, and will continue to take, what we believe are appropriate precautions, primarily self-insurance combined with product liability insurance coverage, to provide adequate coverage for possible product liability claims. We evaluate our insurance requirements on an ongoing basis to ensure that we maintain adequate levels of coverage. Though our insurance coverage and cash flows have been adequate to provide for liability claims in the past, product liability claims could exceed our insurance coverage limits and cash flows, and insurance may not be available on commercially reasonable terms or at all.

LEGAL PROCEEDINGS

     From time to time we are involved in legal proceedings arising in the ordinary course of business. We may be subject to litigation and infringement claims, which could cause us to incur significant expenses or prevent us from selling our products.

     We currently are involved in three intellectual property proceedings with Pharmacia Corporation, the maker of Xalatan(R), a competing glaucoma product, over our glaucoma product TRAVATAN(R).

     On February 2, 2001, Pharmacia Corporation and its affiliated entities brought suit in federal court in Delaware, seeking injunctive relief, compensatory damages, treble damages and attorneys' fees, alleging that TRAVATAN(R) infringes one of its patents, U.S. Patent No. 5,422,368. We have denied infringement and asserted that Pharmacia's patent is invalid and unenforceable. Pharmacia and Columbia University also asserted in Delaware that we infringed U.S. Patent No. 4,599,753, granted to Columbia University and licensed to Pharmacia, but this claim was ultimately dismissed on procedural grounds. On April 9, 2001, we commenced an action against various Pharmacia companies and Columbia University in the U.S. District Court for the Southern District of New York seeking a declaratory judgment that we are not infringing the Columbia University patent, or in the alternative, that the patent is invalid and unenforceable. The Pharmacia entities and Columbia University have asserted counterclaims in that case, seeking, inter alia, injunctive relief, compensatory damages, treble damages and attorneys' fees, alleging that we infringe that patent. If we are unsuccessful in resolving these proceedings, our operations may be disrupted and our revenues, cash flow and profitability could be materially affected. We cannot predict the outcome of these litigations but intend to pursue vigorously all available defenses and claims available to us.

     Pharmacia Corporation and its affiliated companies filed an action in federal court in New Jersey on March 30, 2001, alleging that our use of the TRAVATAN(R) trademark violates rights it asserts in the Xalatan(R) mark. The action alleges infringement, dilution and false designation under United States federal law and trademark dilution and unfair competition under state law. Pharmacia has requested preliminary and permanent injunctions, compensatory damages, treble damages, costs and other relief. Pharmacia filed a motion for a preliminary injunction on April 16, 2001. A hearing on that motion took place from December 17 through December 21, 2001, although that motion has not yet been decided by the court. In the event that an injunction is issued in this litigation or Pharmacia otherwise prevails on its claims in this litigation, our operations may be disrupted or we may incur additional costs that decrease materially our profits. We cannot predict the outcome of this litigation but intend to pursue vigorously all available defenses.

     Other than described above, we believe that there is no litigation pending that could have, individually or in the aggregate, a material adverse effect on our financial position, results of operations or cash flows.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Below is information with respect to our current directors and officers and our prospective directors. Unless otherwise indicated, the business address of all of our directors and officers is c/o Alcon, Inc., Bosch 69, P.O. Box 62, 6331 Hunenberg, Switzerland.

NAME                              AGE                             TITLE
----                              ----                            -----
Timothy R.G. Sear...............    64   Chairman, President and Director; Chairman, President
                                         and Chief Executive Officer, Alcon Laboratories, Inc.
Gaston-Noel Baechler(1).........    65   Director; Senior Vice President, Head of Group
                                         Accounting and Reporting, Nestle S.A.(3)
Werner Bauer(2).................    51   Director; Executive Vice President, Corporate
                                         Technical, Production and R&D Division of Nestle
                                         S.A.(4)
Peter Brabeck-Letmathe(2).......    57   Director; Vice Chairman and Chief Executive Officer,
                                         Nestle S.A.
Francisco Castaner..............    57   Director; Executive Vice President, Pharmaceutical and
                                         Cosmetic Products, Liaison with L'Oreal, Human
                                         Resources, Corporate Affairs, Nestle S.A.
Odette Dupont-Bonvin(1).........    41   Director; Assistant Vice President and Regional Legal
                                         Counsel, Nestec S.A.
Alain Pedersen(1)...............    46   Director; Assistant Vice President and Financial
                                         Controller, Pharmaceutical and Cosmetic Products,
                                         Nestec S.A.
Dr. Wolfgang H.
  Reichenberger(2)..............    48   Director; Executive Vice President, Chief Financial
                                         Officer, Nestle S.A.
Claude Rossier(1)...............    51   Director; Vice President, Pharma and Cosmetics
                                         Management, Nestle S.A.
Dr. James I. Cash, Jr.(2).......    54   Director
Phillip H. Geier, Jr.(2)........    67   Director
Lodewijk J.R. de Vink(2)........    57   Director
Stefan Basler...................    47   Attorney-in-Fact (Prokurist)
Guido Koller....................    57   Senior Vice President (Direktor)
Martin Schneider................    42   Attorney-in-Fact (Prokurist)

---------------

(1) Expected to resign as Director prior to the completion of this offering.

(2) Expected to be elected as Director prior to the completion of this offering.

(3) Senior Vice President, Head of Group Accounting and Reporting until November 30, 2001.

(4) Nestle appointment to become effective on May 1, 2002.

     Alcon, Inc. is a holding company which operates principally through its operating subsidiaries. Our board of directors is responsible for the ultimate direction of Alcon, Inc., as a holding company, and will determine our business strategy and policies and those of our operating subsidiaries. The executive officers of Alcon, Inc. are responsible for certain administrative matters, the exercise of shareholder rights with respect to our subsidiaries, the funding of research and development projects, the administration and purchase of intellectual property rights and the collection of related license income.

     Our principal subsidiary in the United States is Alcon Laboratories, Inc. Under the supervision of our board of directors, the executive officers of Alcon Laboratories coordinate and manage the ongoing business and operations of our operating subsidiaries, including research and development, manufacturing, sales and distribution, marketing, financing and treasury.

     Below is information with respect to the current executive officers of Alcon Laboratories, Inc. Unless otherwise indicated, the business address of all of these officers is c/o Alcon Laboratories, Inc., 6201 South Freeway, Fort Worth, Texas 76134-2099.

NAME                              AGE                            TITLE
----                              ---                            -----
Timothy R.G. Sear...............  64    Chairman, President and Chief Executive Officer
Dr. G. Andre Bens...............  50    Senior Vice President, Global Manufacturing and
                                        Technical Support
Dr. Gerald D. Cagle.............  57    Senior Vice President, Research & Development
Charles E. Miller, Sr...........  56    Senior Vice President, Finance and Chief Financial
                                        Officer
Fred J. Pettinato...............  53    Senior Vice President, Alcon International
Cary R. Rayment.................  54    Senior Vice President, Alcon United States

  BACKGROUNDS OF CURRENT DIRECTORS AND EXECUTIVE OFFICERS OF ALCON, INC.

     Set forth below is information concerning our current directors and executive officers and prospective directors identified above.

     Timothy R.G. Sear. Mr. Sear has served as Chairman, President and Chief Executive Officer of Alcon Laboratories, Inc. since 1997. From 1981 to 1996, Mr. Sear was responsible for Alcon International, attaining a title of Executive Vice President. Prior to his promotion in 1981, Mr. Sear had served as Vice President of our operations in Canada, Latin America and the Far East, a position he had held since 1975. Mr. Sear joined Alcon in 1971 as Area Director, Australia/Far East, after 10 years in international assignments with Mead Johnson, a division of Bristol-Myers Squibb.

     Gaston-Noel Baechler. Mr. Baechler served as Senior Vice President, Head of Group Accounting and Reporting of Nestle from 1997 through November 30, 2001. Mr. Baechler began his career with Nestle in 1955 and was employed in various capacities, both in Switzerland and overseas, prior to his promotion to his current position.

     Werner Bauer. Mr. Bauer will assume the position of Executive Vice President, Corporate Technical, Production and R&D Division of Nestle effective May 1, 2002. In April 2000, Mr. Bauer was named Managing Director and President of Nestle South Africa Pty Ltd. after having served as Technical Director of Nestle in South Africa since 1998. Mr. Bauer began his career with Nestle in 1990 as Senior Vice President of Nestec S.A., a position which he held until 1998, after a five year term as head of the Fraunhofer-Institute, a research center for food technology and packaging in Munich, Germany.

     Peter Brabeck-Letmathe. Mr. Brabeck-Letmathe has served as Vice Chairman and Chief Executive Officer of Nestle since June 1997. In January 1992, Mr. Brabeck-Letmathe was appointed Executive Vice President of Nestle, holding this position until his promotion to Chief Executive Officer. Mr. Brabeck-Letmathe began his career with Nestle in 1968 and was employed in various capacities in Switzerland and South America between 1968 and 1992. Mr. Brabeck-Letmathe is also the Vice Chairman of Credit Suisse Group and a director of Roche Holding S.A. and L'Oreal.

     Francisco Castaner. Mr. Castaner has served as Executive Vice President, Pharmaceutical and Cosmetic Products, Liaison with L'Oreal, Human Resources and Corporate Affairs of Nestle since June 1997. In 1987, Mr. Castaner was named Managing Director and in 1991 Vice-President of the Board of Nestle Espana S.A., holding this position until his transfer to Switzerland and his promotion to Executive Vice President of Nestle S.A. in June 1997. Prior to 1987, Mr. Castaner was employed in various capacities both in Switzerland and in Spain. Mr. Castaner began his career with Nestle in the Market Research Department of Nestle Espana S.A. in 1964. Mr. Castaner is also a director of L'Oreal.

     Odette Dupont-Bonvin. Ms. Dupont-Bonvin has served as Secretary to our board of directors and has been a member of our board of directors since 1989. Ms. Dupont-Bonvin is an Assistant Vice President of Nestec S.A. She is Legal Counsel for the Americas in Nestle's Legal Department.

     Alain Pedersen. Mr. Pedersen has served as Assistant Vice President and Financial Controller of Pharmaceutical and Cosmetic Management, Nestec S.A. since July 2001. Between 1981 and 2001 he held various positions with Nestle in Finance and Control Management in Ireland, Switzerland and France.

     Dr. Wolfgang H. Reichenberger. Dr. Reichenberger has served as Chief Financial Officer of Nestle since April 2001. In 1996 Dr. Reichenberger was named Managing Director, Nestle New Zealand Limited and in 1999 was appointed as President and Representative Director, Nestle Japan Limited. Prior to his promotion in 1996, Dr. Reichenberger had held the position of Senior Vice President, Finance of Nestle since 1993. Dr. Reichenberger began his career with Nestle in 1977 and was employed in various capacities in Switzerland and overseas between 1977 and 1993. Dr. Reichenberger is also a director of Societe Montreux Palace S.A.

     Claude Rossier. Mr. Rossier has served as Vice President, Pharmaceuticals and Cosmetic Management of Nestle since April 1997. Prior to assuming his present responsibilities in 1997, Mr. Rossier had served since 1991 as the Chief Financial Officer of Galderma, the joint venture between Nestle and L'Oreal. Mr. Rossier began his career with Nestle in 1972 and was employed in various capacities in Switzerland and overseas.

     Dr. James I. Cash, Jr. Professor Cash is the Senior Associate Dean and the James E. Robison Professor of Business Administration of the Graduate School of Business Administration, Harvard University and Chairman of HBS Publishing. Professor Cash joined the Graduate School of Business Administration, Harvard University in 1976. Professor Cash is also a member of the board of directors of Chubb Corp., General Electric Co., Knight Ridder Inc., Microsoft Corp. and Scientific Atlanta Inc.

     Philip H. Geier, Jr. Mr. Geier is the Chairman Emeritus and Advisor to the Board of Directors of The Interpublic Group of Companies, Inc. Prior to becoming Chairman Emeritus in 2000, he served as the Chairman and Chief Executive Officer of The Interpublic Group since 1980. Mr. Geier is also a member of the board of directors of AEA Investors Inc., Fiduciary Trust Co. International, Foot Locker Inc. and Mettler Toledo International Inc.

     Lodewijk J.R. de Vink. Mr. de Vink has served as Chairman of Global Health Care Partners, Credit Suisse First Boston since December 2000. Previously, Mr. de Vink had served as President of Warner Lambert Co. from 1991 until 1999 when he became Chairman and Chief Executive Officer of that company. Mr. de Vink is also a member of the Supervisory Board of Royal Ahold.

     Stefan Basler. Mr. Basler has been an attorney-in-fact (Prokurist) since 1998. He has served as Finance Manager of Alcon Pharmaceuticals Ltd. since October 1989 and has been an attorney-in-fact (Prokurist) of that company since June 1991. Prior to this, Mr. Basler held various positions as Finance Manager in international trading and holding companies domiciled in Switzerland.

     Guido Koller. Mr. Koller has served as Senior Vice President (Direktor) since 1999. He has also served as Vice President and Controller, Europe, Middle East, Africa and Global Finance of Alcon Laboratories, Inc. since July 1, 2000. On January 1, 1987, he was appointed Controller, Europe/Middle East/Africa and served in this position until January 1, 1993, when he was promoted to the position of General Manager, Swiss Coordination Center/Controller Europe/Middle East/Africa. He held this position until he took on his present responsibilities in Fort Worth. Mr. Koller began his career with Alcon on July 1, 1983, as Finance and Administration Manager of Alcon Pharmaceuticals Ltd.

     Martin Schneider. Mr. Schneider has been an attorney-in-fact (Prokurist) since 1998 and has served as Financial Area Controller for various countries in Europe, Middle East and Africa since 1997. Mr. Schneider joined Alcon in 1994 as Controller, Export Markets and has held positions in finance & control in Switzerland and in Fort Worth.

 BACKGROUNDS OF CURRENT EXECUTIVE OFFICERS OF ALCON LABORATORIES, INC.

     Set forth below is information concerning the executive officers of Alcon Laboratories, Inc.

     Timothy R.G. Sear. Mr. Sear has served as Chairman, President and Chief Executive Officer of Alcon, Inc. since 1997. From 1981 to 1996, Mr. Sear was responsible for Alcon International, attaining a title of Executive Vice President. Prior to his promotion in 1981, Mr. Sear had served as Vice President of our operations in Canada, Latin America and the Far East, a position he had held since 1975. Mr. Sear joined Alcon in 1971 as Area Director, Australia/Far East, after 10 years in international assignments with Mead Johnson, a division of Bristol-Myers Squibb.

     Dr. G. Andre Bens. Dr. Bens has served as Senior Vice President, Global Manufacturing and Technical Support of Alcon Laboratories, Inc. since January 2001. From 1999 to 2001, he was Vice President of Global Manufacturing & Technical Support and from 1993 to 1999, Dr. Bens served as Vice President, Manufacturing & Engineering. Between 1985 and 1993, Dr. Bens held various positions in Quality Assurance and Manufacturing. He served as Quality Assurance Manager and Responsible Industrial Pharmacist at the Puurs manufacturing operation in Belgium from 1982 to 1985.

     Dr. Gerald D. Cagle. Dr. Cagle has served as Senior Vice President, Research & Development of Alcon Laboratories, Inc. since 1997. Before assuming his current position, Dr. Cagle had served as Vice President, Development. Since joining Alcon in 1976, Dr. Cagle has been continuously employed by an Alcon entity in various capacities, including Director, Ophthalmology and Vice President, Regulatory Affairs and Senior Scientist in Ophthalmic Microbiology. Dr. Cagle joined Alcon as Senior Scientist in Ophthalmic Microbiology.

     Charles E. Miller, Sr. Mr. Miller has served as Senior Vice President, Finance and Chief Financial Officer of Alcon Laboratories, Inc. since 1997. Mr. Miller moved to Alcon International as Vice President/Controller, holding this position until his 1997 promotion. Mr. Miller was named Corporate Treasurer in 1981 and appointed Treasurer for U.S. Operations in 1983. Mr. Miller has been employed continuously by an Alcon entity in various capacities since 1980 when he joined Alcon Laboratories, Inc. as Director, Corporate Tax.

     Fred J. Pettinato. Mr. Pettinato has served as Senior Vice President, Alcon International, since January 2001. Prior to his promotion, Mr. Pettinato served as Vice President and General Manager, U.S. Pharmaceuticals from 1998 to 2001, President of Alcon Japan from 1996 to 1998, Vice President, International Marketing from 1992 to 1996 and Managing Director of Alcon United Kingdom from 1989 to 1992. He joined Alcon Laboratories in 1989 after the acquisition of certain business units of the CooperVision Company, where he was Area Vice President - Europe. Prior to that, Mr. Pettinato held various marketing positions with Corning, Inc. and Dow Corning Medical.

     Cary R. Rayment. Mr. Rayment has served as Senior Vice President, Alcon United States since January 2001. Prior to his promotion, Mr. Rayment served as Vice President and General Manager, Surgical Division from 1998 to 2001, Vice President, International Marketing from 1997 to 1998, including responsibility for Alcon Japan in 1998, Vice President and General Manager, Managed Care from 1996 to 1997, President and General Manager, Surgical Products from 1991 to 1996. Mr. Rayment joined Alcon Laboratories, Inc. as Vice President, Marketing, Surgical Products in 1989, when it acquired CooperVision, Inc., where he was Vice President of Marketing.

BOARD COMPOSITION

     Under the terms of the separation agreement that we entered into with Nestle in connection with this offering, Nestle has the right to nominate four members of our board of directors for so long as it owns at least a majority of our outstanding common shares. Nestle has also agreed in the separation agreement to vote all of the common shares it owns in favor of three nominees for election to our board of directors who are not otherwise affiliated with either Nestle or Alcon for so long as it owns at least a majority of our outstanding common shares.

     Our board of directors will consist of eight members, including three independent directors, four directors affiliated with Nestle and the chief executive officer of Alcon Laboratories.

     Prior to this offering, all current members of our board of directors (other than Messrs. Castaner and Sear) will resign and Nestle will elect Messrs. Brabeck-Letmathe, Reichenberger and Bauer to our board of directors, effective upon the pricing of this offering. Prior to the completion of this offering, under the terms of the separation agreement, Nestle will elect Messrs. Cash, Geier and de Vink to our board of directors. These members will not otherwise be affiliated with Nestle or Alcon. All members of our board of directors will be elected to serve three-year terms, (subject to a maximum of two re-elections, except for the chief executive officer of Alcon Laboratories, Inc., who is exempt from this limitation), or until their successors are elected and qualified. Our board of directors will be divided into three classes serving staggered terms. As their terms of office expire, the directors of one class will stand for election each year as follows:

     - Class I directors will have terms of office expiring at the annual general meeting of shareholders in 2003;

     - Class II directors will have terms of office expiring at the annual general meeting of shareholders in 2004; and

     - Class III directors will have terms of office expiring at the annual general meeting of shareholders in 2005.

     Class determinations for our board of directors will be finalized by June 2002.

     Both Nestle directors and independent directors will be distributed among three classes. Our organizational regulations provide that directors will retire from office no later than the annual general meeting after their 72nd birthday.

BOARD COMMITTEES

     Our board of directors expects to appoint an audit committee, compensation committee and finance committee. Our organizational regulations provide that under the circumstances described below under "Independent Director Committee" our board of directors will appoint an independent director committee. Our board of directors also expects to appoint a research and development and scientific advisory board, which will not be a committee of our board of directors.

  Audit Committee

     The audit committee will consist of at least three directors who are not otherwise affiliated with either Nestle or Alcon. We expect that the audit committee will initially consist of three directors. The functions of this committee will include:

     - review of the adequacy of our system of internal accounting procedures;

     - recommendations to our board of directors regarding the appointment of independent auditors;

     - discussion with our independent auditors regarding their audit procedures, including the proposed scope of the audit, the audit results and the related management letters;

     - review of the audit results and related management letters;

     - review of the services performed by our independent auditors in connection with determining their independence;

     - review of the reports of our internal and outside auditors and the discussion of the contents of those reports with the auditors and our executive management;

     - overseeing the selection and the terms of reference of our internal and outside auditors;

     - review and discussion of our quarterly financial statements with our management and our outside auditors; and

     - ensure our ongoing compliance with legal requirements, accounting standards and the provisions of the New York Stock Exchange.

  Compensation Committee

     The compensation committee will be comprised of two members of our board of directors who are not otherwise affiliated with either Nestle or Alcon and of one member of our board of directors nominated by Nestle. The functions of this committee will include:

     - review of our general compensation strategy;

     - recommendations for approval by our board of directors of compensation and benefits programs for our executive officers;

     - review of the terms of employment between Alcon and any executive officer or key employee;

     - administration of our long-term incentive plan and recommendations to our board of directors for approval of individual grants under this plan; and

     - decisions with respect to the compensation of members of our board of directors.

  Finance Committee

     The finance committee will be comprised of our chief executive officer, one member of our board of directors who is an executive officer or director of Nestle and one member of our board of directors who is not otherwise affiliated with either Nestle or Alcon. This committee will review and provide guidance to our board of directors and management with respect to our major financial policies. The functions of this committee will include:

     - recommendations for approval by our board of directors of an asset and liability management policy and strategic direction;

     - overall supervisory responsibility to ensure proper implementation of the financial strategy approved by our board of directors;

     - monitoring strategy execution, portfolio management, risk management and the carrying out of special actions necessary to support the strategy;

     - periodic review of the financial results as achieved;

     - recommendations to our board of directors regarding the appointment of the chief financial officer; and

     - recommendations regarding the approval by our board of directors of any share repurchase program.

  Independent Director Committee

     Our board of directors will form an independent director committee, which will consist of at least three independent and disinterested directors who will be responsible for protecting the interests of our minority shareholders, to evaluate and make recommendations to our board of directors with respect to:

     - a proposed merger, takeover, business combination or related party transaction with our current majority shareholder or any group company of our current majority shareholder;

     - a proposed bid for the minority shareholdings of Alcon by any entity owning a majority of our outstanding voting rights;

     - a proposed repurchase by us of all our shares not owned by an entity owning a majority of the outstanding voting rights of Alcon; and

     - any change to the powers and duties of the independent director committee.

Our board of directors will only approve any of these transactions if a majority of the members of an independent director committee so recommends.

  Research and Development and Scientific Advisory Board

     The research and development and scientific advisory board is not a committee of our board of directors, and will be composed of one representative of Alcon, one representative of Nestle and three or four scientists who are not otherwise affiliated with Alcon and Nestle. The advisory board will review and make recommendations regarding Alcon's research and development objectives. It will also monitor new developments, trends and initiatives in the pharmaceutical industry.

DIRECTOR COMPENSATION

     We intend to provide our board of directors with compensation and benefits that will attract and retain qualified directors. We expect that all members of our board of directors, except for our chief executive officer, will receive an annual cash retainer of $50,000. We refer to a director who is neither a member of Nestle's board of directors nor a full-time employee of Nestle or Alcon as a non-employee director. We expect to award our non-employee directors non-qualified stock options to purchase our common shares. Each year, the number of non-qualified stock options will be determined by dividing $100,000 by the expected Black-Scholes value of an option to purchase one common share on the date of grant.

     We do not have any service contracts with any of our directors.

SHARE OWNERSHIP

     All of our common shares are beneficially owned by Nestle. Certain of our directors have nominal ownership of common shares. None of our officers owns any of our common shares. None of our directors or executive officers beneficially owns 1% or more of Nestle's share capital.

COMPENSATION

     In the fiscal year ended December 31, 2001, our directors and executive officers did not receive any compensation or benefits-in-kind from Alcon, Inc.

     The following compensation table sets forth information regarding compensation and benefits in-kind paid during the fiscal year ended December 31, 2001 to the executive officers of Alcon Laboratories, Inc.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                               ANNUAL COMPENSATION                     COMPENSATION
                               -------------------    OTHER ANNUAL       PAYOUTS         ALL OTHER
NAME                            SALARY    BONUS(2)   COMPENSATION(3)     LTIP(4)      COMPENSATION(5)
----                           --------   --------   ---------------   ------------   ---------------
Timothy R.G. Sear(1).......    $860,000   $750,000       $37,750         $418,149        $238,468
Charles E. Miller, Sr......     435,000    510,000        30,800          125,445         144,179
Dr. Gerald D. Cagle........     460,000    410,000        30,750          188,167         123,416
Dr. G. Andre Bens..........     315,000    250,000        27,583          167,260          62,399
Fred J. Pettinato..........     315,000    230,000        27,583           83,630          64,937
Cary R. Rayment............     315,000    215,000        27,833          146,352          68,345

---------------

(1) Mr. Sear received a grant of 4,300 stock options to purchase Nestle shares. All of Mr. Sear's outstanding stock options to purchase shares of Nestle stock will be converted into nonqualified stock options to purchase Alcon common shares.

(2) Bonus includes the regular annual bonus paid in 2001 for performance in 2000 (Mr. Sear: $750,000; Mr. Miller: $360,000; Dr. Cagle: $370,000; Dr. Bens:
    $220,000; Mr. Pettinato: $200,000; Mr. Rayment: $185,000) plus a special bonus paid in recognition of the efforts made in connection with this offering.

(3) Includes payments made in 2001 for car and other allowances.

(4) Provides payments made in 2001 under the 1994 Phantom Stock Plan, which was created to provide additional incentives to key employees upon whom Alcon must depend for its growth and success.

(5) Provides employer contributions to the Profit Sharing Trust Program, and payments made to the Executive Universal Life Insurance and the Umbrella Liability Insurance.

AWARDS UNDER LONG-TERM INCENTIVE PLANS IN LAST FISCAL YEAR

     The following table sets forth grants made under the 1994 Alcon Phantom Stock Plan to the executive officers listed in the Summary Compensation Table for the fiscal year ended December 31, 2001. These executives will not receive any further awards under the 1994 Alcon Phantom Stock Plan after December 31, 2001. In addition, these executives will be able to convert any accrued balance under the 1994 Alcon Phantom Stock Plan into restricted shares under the conversion plan.

                                                                                    ESTIMATED
                                                                        VESTING       FUTURE
NAME                                                          UNITS      PERIOD      PAYOUTS
----                                                          ------   ----------   ----------
Timothy R.G. Sear...........................................  25,000   Five years   $1,282,750
Charles E. Miller, Sr.......................................  12,500   Five years      641,375
Dr. Gerald D. Cagle.........................................  12,500   Five years      641,375
Dr. G. Andre Bens...........................................   7,000   Five years      359,170
Fred J. Pettinato...........................................   8,000   Five years      410,480
Cary R. Rayment.............................................   8,000   Five years      410,480

     The estimated future payouts in the above table are calculated for illustrative purposes only.

PENSION PLANS

     Messrs. Sear, Miller, Rayment and Pettinato and Drs. Cagle and Bens participate in the non-qualified Executive Salary Continuation Plan. This plan is non-contributory and provides for a fixed retirement benefit based on the participant's years of participation service in the plan, and three-year average annual base compensation (the three-year average of the annual base salary in effect in the year of separation from service and for the two years preceding such year of separation). Allowances are payable upon retirement at the normal retirement age of 62 or earlier if certain conditions are met earlier. Annual compensation includes the amount shown as annual base salary in the Summary Compensation Table. The three-year average annual base compensation for 2001 is $776,667 for Mr. Sear, $398,333 for Mr. Miller, $416,667 for Dr. Cagle, $285,000
for Dr. Bens, $266,667 for Mr. Pettinato and $273,333 for Mr. Rayment. At December 31, 2001, Messrs. Sear and Miller had participation service of over 20 years, Dr. Cagle had participation service of 19 years, Dr. Bens had participation service of 15 years, Mr. Pettinato had participation service of 13 years, and Mr. Rayment had participation service of 13 years.

     The Executive Salary Continuation Plan's benefit formula is three percent of a participant's three-year average annual base compensation times years of participation, up to a maximum of 20 years. A participant must attain at least 10 years of participation service in order to have a vested benefit.

     As of January 1, 2002, the Alcon Retirement Plan (money purchase plan) will be merged into the Alcon Profit Sharing Trust; the resulting plan will be known as the Alcon 401(k) Retirement Plan. Subject to applicable legal limits, the Company will match employee contributions of up to 5% of compensation on a 2.4 to 1 basis; for every $1 contributed by the employee, up to 5% of compensation, Alcon will contribute $2.40.

2002 ALCON INCENTIVE PLAN

     Our board of directors has adopted the 2002 Alcon Incentive Plan prior to this offering.

     The 2002 Alcon Incentive Plan is intended to help us retain and motivate our key employees. Through this plan, we will be able to grant our employees stock options, stock appreciation rights, restricted shares and other awards based on our common shares, in addition to performance-based annual and long-term incentive awards. Through share ownership, we will be able to align employee and shareholder interests, by directly linking incentive awards to our profitability and increases in shareholder value.

  ELIGIBILITY AND AWARD LIMITS

     Our employees and those of our subsidiaries and affiliates will be eligible to receive awards under the 2002 Alcon Incentive Plan. Employees of Nestle and its subsidiaries other than Alcon will not be eligible to receive awards under this plan.

     Under the 2002 Alcon Incentive Plan, limits will be placed on the maximum award amounts that may be granted to any employee in any plan year.

  ADMINISTRATION

     The 2002 Alcon Incentive Plan will be administered by the compensation committee, which will have the authority to recommend employee eligibility and to set the terms and conditions of the grant awards. Our board of directors is responsible for approving the recommendations of the compensation committee.

     For our employees who are not considered executive officers, the compensation committee may delegate its authority under the Alcon Incentive Plan to our executive officers, subject to guidelines.

  SHARES RESERVED FOR AWARDS

     Under the 2002 Alcon Incentive Plan, a total of 30 million common shares may be issued out of conditional capital.

     Our board of directors will have the authority to make appropriate adjustments to the limits described above (other than adjustments to the number of underlying shares) as well as to the terms of outstanding awards, in the event of any transaction that affects our common shares such as share splits, share dividends or other similar events.

     Awards of stock options that have expired unexercised, stock appreciation rights or restricted shares that were forfeited under the terms of this plan or stock appreciation rights that were exercised for cash will not be included in applying the maximum limit for our common shares available for grant under this plan.

  ANNUAL AND LONG-TERM INCENTIVE AWARDS

     Annual and long-term incentive awards may be granted under the 2002 Alcon Incentive Plan. The awards will only be earned if corporate, business segment or performance goals over the performance cycle satisfy the conditions established by the compensation committee and approved by our board of directors. The performance objectives, which may vary from employee to employee, will be based on one or more financial measures and additional non-financial measures.

     Awards, as determined by our board of directors, may be paid in the form of cash, common shares or any combination of these items.

     Under the 2002 Alcon Incentive Plan, selected executive officers will be awarded performance-based incentive awards, subject to a maximum limit. Awards made under this plan are intended to qualify as "qualified performance-based compensation," which is excluded from the $1.0 million limit on deductible compensation set forth under Section 162(m) of the U.S. Internal Revenue Code of 1986.

  STOCK OPTIONS

     Under the 2002 Alcon Incentive Plan, we may grant to eligible employees stock options that are either incentive stock options or nonqualified stock options. Nonqualified stock options will not qualify as incentive stock options for federal income tax purposes under Section 422 of the U.S. Internal Revenue Code of 1986.

     The compensation committee will recommend to our board of directors for approval of the number and type of stock options to grant, as well as the exercise price, applicable vesting schedule, option term and any applicable performance criteria. Unless otherwise decided by our board of directors, stock options will vest in full on the third anniversary of the date of grant, or on an option holder's death, permanent disability or retirement (as defined in the 2002 Incentive Plan). Upon the termination of an option holder's employment with us, all vested options will be exercisable for thirty days; provided, however, that where the termination of employment is due to (i) retirement or (ii) death or disability, they may be exercisable for their remaining term, or for 60 months, respectively. All unvested options will be forfeited. The grant price for any stock option will be not less than the fair market value of our common shares on the grant date, unless specifically approved by our board of directors. Unless our board of directors provides for a different period, stock options will have an exercise term of ten years.

  STOCK APPRECIATION RIGHTS

     We may grant stock appreciation rights, which will entitle the holder of the stock option to receive an amount equal to the difference between the fair market value and the grant price. Unless determined otherwise by our board of directors, stock appreciation rights will vest in full on the third anniversary of the date of grant or on a holder's death, permanent disability or retirement. Upon the termination of a holder's employment with us, all vested stock appreciation rights will be exercisable for thirty days; provided, however, that where the termination is due to (i) retirement or (ii) death or disability, they may be exercisable for the remaining term, or for 60 months, respectively. The difference between the fair market value and the grant price of stock appreciation rights may be paid in any combination of cash or common shares, as determined by our board of directors. Stock appreciation right granted in tandem with stock options can be exercised only if the related stock option is exercisable at that time. Unless our board of directors provides for a different period, stock appreciation rights will have an exercise term of ten years.

  RESTRICTED SHARES

     We are permitted to grant restricted shares. A restricted share is a common share granted to a participant subject to restrictions determined by the board of directors. A restricted share will vest and become transferable upon satisfaction of the conditions set forth in the restricted share award agreement. Restricted share awards will be forfeited if a recipient's employment terminates prior to vesting of the award. Unless otherwise specified in the restricted share award agreement, restricted stock awards will vest upon a holder's death, permanent disability or retirement and holders of restricted shares will have the same rights on his or her restricted shares as holders of common shares.

  PHANTOM SHARES

     We are permitted to grant phantom shares under the 2002 Alcon Incentive Plan. The value of any phantom shares granted under the plan will be determined in relation to the fair market value of a common share. Under this plan, the board of directors will have the right to determine the initial value of the phantom share, the applicable valuation dates for the phantom share grants and the maximum amount of appreciation value payable on the phantom shares.

  OTHER SHARE-BASED AWARDS

     The 2002 Alcon Incentive Plan will also allow us to provide awards that are denominated in or valued by reference to our common shares. These types of awards include performance shares and restricted share units. Upon satisfaction of certain performance goals, the recipient will be entitled to receive a specified number of common shares or the cash equivalent. The value of an award will be based on the difference between the fair market value of the covered shares and the exercise price. The grant price for the award will not be less than the fair market value of our common shares on the grant date.

  CHANGE-OF-CONTROL PROVISIONS

     In the event of a change-of-control (as defined under the 2002 Alcon Incentive Plan), the following events will occur if the agreement covering the award so provides:

     - all stock options and stock appreciation rights will become fully vested and exercisable;

     - all restrictions on outstanding restricted shares and other share-based awards will lapse; and

     - all outstanding incentive awards will vest and be paid out on a prorated basis.

  CORPORATE TRANSACTIONS

     In the event of certain corporate transactions described in the 2002 Alcon Incentive Plan, our board of directors may:

     - require the exercise of all outstanding awards during a specified time period, after which the awards shall be terminated,

     - cancel all outstanding awards in exchange for a cash payment equal to the value of the awards; or

     - immediately vest all outstanding stock options and stock appreciation rights, remove all restrictions on restricted share awards, performance-based awards and other share-based awards, and vest and pay pro rata (based on when the corporate transaction occurs in the applicable performance cycle) all outstanding incentive awards.

  AMENDMENT

     Our board of directors will have the authority to amend the 2002 Alcon Incentive Plan at any time, provided that no amendment that increases the number of our common shares subject to the 2002 Alcon Incentive Plan may be made without shareholder approval.

  TRANSFERABILITY AND OTHER TERMS

     Options or awards granted to an employee under the 2002 Alcon Incentive Plan may not be transferred except by will or the laws of descent and distribution. In addition, the employee may only exercise options or awards during his or her lifetime.

     In the case of nonqualified stock options, however, the compensation committee has the authority to permit all or any part of a nonqualified stock option to be transferred to members of the employee's immediate family and certain family trusts or partnerships, subject to prior written consent of the compensation committee.

  PHANTOM STOCK CONVERSION

     Prior to this offering, our board of directors will approve a conversion plan for our 1994 Phantom Stock Plan. This new conversion plan will convert the projected unit value of our Phantom Stock Plan, specified in the table below, to restricted shares through the voluntary decision of each participant. Participants who elect not to convert into restricted shares will remain in the 1994 Phantom Stock Plan with respect to the units previously awarded. The number of restricted Alcon common shares to be converted will be determined by dividing the conversion value by the offering price of our common shares. Participants who so opt to convert their phantom shares will receive an additional 20% of the conversion value in non-qualified stock options. The number of non-qualified stock options will be determined by taking 20% of the conversion value and dividing it by the approved Black-Scholes value of an option to purchase one Alcon common share on the date this offering is consummated, discounting for risk of forfeiture. Restricted shares and stock options issued in this conversion will be disregarded in applying the limits on the maximum award amounts that may be granted to any employee in any year.

     This plan will include the following individuals and groups of our Alcon executive officers, employees and our subsidiaries, with the values specified in the table below. This conversion plan intends to align the interests of our middle and senior level management with the interests of our shareholders. For participants who are tax residents of a country where restricted stock is not possible, participants may receive other share-based awards such as restricted stock units. Retirees who may still be holding accrued balances under the 1994 Phantom Stock Plan will not be eligible for the conversion.

     The restricted shares will vest as follows: the number of restricted shares obtained from the conversion value of the 1998 Phantom Stock grant will vest on January 1, 2003, the number of restricted shares obtained from the conversion value of the 1999 Phantom Stock grant will vest on January 1, 2004, the number of restricted shares obtained from the conversion value of the 2000 Phantom Stock grant will vest on January 1, 2005 and the number of restricted shares obtained from the conversion value of the 2001 Phantom Stock grant will vest on January 1, 2006. The restricted shares will vest in full upon a change of control of Alcon.

     The following table sets forth the maximum dollar values to be converted into restricted stock:

RESTRICTED STOCK RECIPIENT                                       VALUE
--------------------------                                    ------------
Timothy R.G. Sear...........................................  $  4,922,350
Dr. Gerald D. Cagle.........................................     2,146,275
Charles E. Miller, Sr. .....................................     1,947,035
Dr. G. Andre Bens...........................................     1,036,375
Cary R. Rayment.............................................     1,013,345
Fred J. Pettinato...........................................       988,815
  Executive officers of Alcon and Alcon Laboratories, Inc.
     as a group (6 executives)..............................    12,054,195
  All eligible employees of Alcon and its subsidiaries as a
     group (approximately 1,230 employees)..................  $109,837,118

     The exercise price for the options will equal the offering price per common share. The options will vest in phases: 33% of the options will become exercisable on the first anniversary date of the grant, 33% of the options will become exercisable on the second anniversary date of the grant, and the remaining 34% of the options will become exercisable on the third anniversary date of the grant. The options will expire 10 years from the date of the grant, unless terminated earlier as a result of employment termination. The options will vest in full upon a change of control of Alcon.

     The following table sets forth the maximum dollar values to be converted into stock options:

STOCK OPTION RECIPIENT                                           VALUE
----------------------                                        -----------
Timothy R.G. Sear...........................................  $   984,470
Dr. Gerald D. Cagle.........................................      429,255
Charles E. Miller, Sr. .....................................      389,407
Dr. G. Andre Bens...........................................      207,275
Cary R. Rayment.............................................      202,669
Fred J. Pettinato...........................................      197,763
  Executive officers of Alcon and Alcon Laboratories, Inc.
     as a group (6 executives)..............................    2,410,839
  All eligible employees of Alcon and its subsidiaries as a
     group (approximately 1,230 employees)..................  $21,967,424

     Additionally, it is expected that a non-compete clause will be included in the restricted share awards and stock option agreements related to the Phantom Stock Plan conversion. The non-compete requirement will apply to all participants of the Phantom Stock Plan and will be effective immediately upon conversion of the phantom stock. The conditions of the non-compete requirement will be similar to those outlined in the 1994 Phantom Stock Plan, which are briefly summarized below.

     Upon termination of employment, through voluntary or involuntary separation from Alcon by retirement or otherwise in circumstances that result in a participant holding restricted shares, the participant must not compete in the same or a substantially similar business as those in which we and our affiliated companies that are engaged in the pharmaceutical business are engaged in or are contemplating entering at the time of termination of employment. This obligation will lapse as to given restricted shares on the date on which those shares would have otherwise vested in accordance with the vesting schedule set forth above. If any of the conditions of this non-compete requirement are violated, the participant will be required to return to us the number of restricted shares that were originally scheduled to vest after the date the participant first violated the non-competition agreement (or cash equal to their then-current value). If a participant is involuntarily terminated by us prior to December 31, 2002, the participant will forfeit all restricted shares and options granted in connection with the Phantom Stock conversion and will be eligible to receive a cash payment equal to the amount the participant would have received under the Phantom Stock plan as if the participant had not elected to convert.

  ALCON DIRECTOR PLAN

     The stock option grants to non-employee directors will promote greater alignment of interests between our non-employee directors, our shareholders and Alcon. It will assist us in attracting and retaining highly qualified non-employee directors, by giving them an opportunity to share in our future success.

     Eligibility

     Only non-employee directors will be eligible to receive awards under the 2002 Alcon Incentive Plan.

     Administration

     The compensation committee will administer this plan.

     Shares Reserved For Awards

     Approximately 60,000 of the 30 million common shares under the 2002 Alcon Incentive Plan will be available for issuance out of conditional capital in connection with awards to non-employee directors.

     Our board of directors has the authority to make appropriate adjustments to the limits described above as well as to the terms of outstanding awards, in the event of any transaction that affects our common shares such as share splits, share dividends or other similar events.

     Annual Awards

     Every year, each non-employee director will receive non-qualified stock options to purchase common shares. The number of non-qualified stock options will be calculated by dividing $100,000 by the expected Black-Scholes value of an Alcon stock option.

     Amendment

     Our board of directors has the authority to amend the Alcon Incentive Plan at any time, provided that no amendment is made without shareholder approval, if shareholder approval is required by applicable listing requirements.

     Transferability And Other Terms

     Options or awards granted to a non-employee director under the 2002 Alcon Incentive Plan may not be transferred except by will or the laws of descent and distribution. In addition, the non-employee director may only exercise options or awards during his or her lifetime.

     In the case of nonqualified stock options, however, the compensation committee has the authority to permit all or any part of a nonqualified stock option to be transferred to members of the non-employee director's immediate family and certain family trusts or partnerships, subject to prior written consent of the compensation committee.

                                SOLE SHAREHOLDER

     Before this offering, all of our outstanding shares were owned by Nestle. After completion of this offering, Nestle will own approximately 76.75% of our common shares, or 75.01% if the underwriters exercise their over-allotment option in full, and 100% of our nonvoting preferred shares. The common shares owned by Nestle carry the same voting rights as the common shares being sold in this offering. Nestle has advised us that it intends following completion of this offering to continue to hold all of our common shares that it owns. Our nonvoting preferred shares are expected to be redeemed prior to May 31, 2002. Nestle is not subject to any contractual obligation to retain its controlling interest in us, except that Nestle has agreed, subject to exceptions described under "Underwriting", not to sell or otherwise dispose of any of our common shares for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters.

     Pursuant to the terms of a ruling negotiated with the Swiss Federal Tax Administration, all intra-group restructurings of Alcon effected in 1999 were exempted from the Swiss issuance stamp tax of 1%. See "Description of Shares". If, as a result of subsequent sales of common shares or as a result of future capital increases of Alcon, the shareholding of Nestle in Alcon were to fall below two-thirds of our outstanding voting rights prior to January 15, 2004, this stamp duty would become due retroactively. This stamp duty would be payable by us but Nestle would, pursuant to the terms of the separation agreement, reimburse us for any amount paid. We therefore expect Nestle to continue to hold shares representing at least two-thirds of our outstanding voting rights at least until early 2004.

                  ARRANGEMENTS BETWEEN NESTLE AND OUR COMPANY

SEPARATION AGREEMENT

     We have entered into a separation agreement with Nestle prior to this offering. This separation agreement governs certain pre-offering transactions, as well as the relationship between Alcon and Nestle following this offering. The separation agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. The separation agreement will be governed by and construed in accordance with the laws of Switzerland.

     The separation agreement with Nestle governs the corporate actions necessary to be taken in order to effect this offering as described in this prospectus and will govern the business and legal relationship between us and Nestle after this offering. Below is a summary of the material provisions which are included in the separation agreement.

  PREPARATION OF THIS OFFERING

     Alcon Germany was sold to Nestle's German subsidiary effective January 1, 2001 for approximately $30 million, and, under the separation agreement, was sold back to us by Nestle's German subsidiary effective January 1, 2002, for approximately $42 million. Alcon Germany's results of operations have continued to be consolidated by us and are reflected in the audited and unaudited financial information in this prospectus. The separation agreement also contemplates, prior to this offering, certain immaterial restructurings in Belgium and Thailand.

  OUR CORPORATE GOVERNANCE FOLLOWING THIS OFFERING

     Under the separation agreement, Nestle will have the right to nominate four members to our board of directors for so long as Nestle holds at least 50% of our outstanding common shares. In addition, Nestle has agreed, for so long as Nestle holds at least a majority of our outstanding common shares, to vote all of its common shares in favor of three nominees for election to our board of directors who are independent and neither affiliated with us nor with Nestle and that our chief executive officer will be a member of our board of directors. If a Nestle-nominated director resigns from office, Nestle will have the right to nominate a replacement director; any vacancies in the position of independent director will be filled by another independent person who will be nominated by the full board of directors.

  DIVIDEND POLICY

     If our board of directors proposes to pay a dividend to shareholders, Nestle has agreed to vote all of its shares in favor of such proposal so long as Nestle holds at least a majority of our outstanding common shares.

  INTERCOMPANY DEBT AND FUTURE FINANCINGS

     The separation agreement contains provisions governing the refinancing of intercompany debt prior to this offering. In the future, we may continue to enter into financing transactions involving Nestle, or we may decide to perform financing functions independently. Following the completion of this offering, we will agree with Nestle, on a case by case basis, whether the guarantees, commitments or undertakings currently given by Nestle in our favor will be renewed. If any guarantee, commitment or undertaking is renewed, the terms on which we will reimburse Nestle will be agreed upon with Nestle at the time of such renewal.

  CASH MANAGEMENT AND TREASURY FUNCTIONS

     The separation agreement provides that Nestle will continue to perform following the completion of this offering the cash management and treasury functions that it currently performs for us.

  ACCOUNTING AND REPORTING

     Our consolidated financial statements will be prepared in accordance with U.S. GAAP after the completion of this offering. Nestle's consolidated accounts, consistent with past practice, will continue to be prepared in accordance with IAS. The separation agreement provides that we will establish adequate procedures allowing for the timely conversion of our financial statements to IAS for inclusion in Nestle's financial statements. We will, in the future, report our financial information on a quarterly basis. We expect to establish reporting dates which are consistent, to the extent practicable, with comparable companies in our industry in the United States. We will provide financial information in compliance with the applicable New York Stock Exchange rules.

  ALLOCATION OF LIABILITIES

     The separation agreement provides for the allocation of liabilities between us and Nestle, particularly with respect to product liability and environmental, health and safety matters. Generally, we will assume responsibility for all claims arising in connection with our business, including, without limitation, product liability claims and claims relating to environmental, health and safety matters, and we will indemnify Nestle for all costs and expenses incurred in connection with any such claims.

     We will also assume liability for all employment matters of the employees currently engaged in our business. In this connection, we will enter into special arrangements with local Nestle companies on the allocation of pension fund obligations between us and Nestle. In certain countries, we will continue to benefit from Nestle's existing pension funds, and will not establish independent pension funds for our employees.

  CONTRACTS

     The separation agreement contains provisions governing the continuation and termination of contracts between Alcon and Nestle.

  SHARED SITES

     Three sites relating to the administration of our business will continue to be shared with Nestle following the completion of this offering. These offices are located in Norway, South Africa and Brazil.

  SHARED SERVICES

     Following the completion of this offering, Nestle will continue to provide us with certain services, including information technology and an internal audit function for a period of time. To the extent that we were covered under Nestle's insurance arrangements prior to this offering, we will continue to be covered under those arrangements following the completion of this offering. Nestle will charge us our portion of the cost of these arrangements based on arm's length prices. These services may include future financings for us upon our request. All services will be provided on terms no less favorable to us than would be available from a third party.

  REGISTRATION RIGHTS

     The separation agreement contains provisions granting registration rights under the Securities Act of 1933 to Nestle with respect to sales of our common shares by Nestle.

  COVENANTS NOT TO COMPETE AND NOT TO SOLICIT

     Nestle has undertaken, for so long it continues to hold at least a majority of our common shares, not to compete with our business except in certain limited areas that are set out in the separation agreement. The separation agreement also governs the allocation of business opportunities which could be taken by both Nestle and us. If Nestle acquires the assets or securities of, or merges with, a business association that competes with our business, that acquisition or merger will be permitted if at the time of the transaction the competing business represents less than 50% of the gross revenues of the acquired business association, provided that Nestle fully informs us of the particulars of the competing business to be acquired, and gives us the right of first refusal to acquire the products comprising the competing business on the basis of fair value.

     The separation agreement provides that Nestle will not for a two-year period following the completion of this offering, without our written consent, actively solicit for employment or hire any of our employees, subject to limited exceptions.

  TAX INDEMNITY

     Nestle has agreed to indemnify us for certain taxes for which we may become liable if Nestle's ownership interest in us falls below two-thirds of our outstanding voting rights. See "Sole Shareholder".

PRE-OFFERING TRANSACTIONS

     In anticipation of this offering, we have effected, or will effect, the capital transactions summarized below.

     We have subdivided our share capital of CHF 60,000,000, which was previously divided into 60,000 fully paid common shares of CHF 1,000 par value each, into an ordinary share capital of CHF 60,000,000, divided into 300,000,000 fully paid common shares, par value CHF 0.20 per share. We expect to convert 69,750,000 of these common shares into 69,750,000 fully paid nonvoting preferred shares, par value CHF 0.20 per share. The preferred shares will be afforded special entitlements to dividends and liquidation proceeds, the amount and determination of which will be voted upon by our shareholder, but will not be entitled to voting rights. Nestle has agreed in the separation agreement that there will be no dividend payment on the preferred shares in 2002. This capital restructuring is expected to be recorded in the commercial register of the Canton of Zug (Switzerland) by February 28, 2002.

     We expect to make a dividend payment to Nestle prior to the completion of this offering of CHF 2.1 billion (or approximately $1.23 billion). A resolution approving this dividend will be adopted in accordance with Swiss law and will be confirmed as being lawful by our statutory auditors.

     Prior to the completion of this offering, we expect an extraordinary general meeting to be held at which the following resolutions will be adopted by Nestle, our sole shareholder:

     Share Capital Increase. Our ordinary share capital will be increased from CHF 46,050,000 to a maximum of CHF 60,000,000 through the issuance of 69,750,000 common shares, par value CHF 0.20 per share. Nestle's preemptive rights with respect to these newly issued shares will be waived. Immediately prior to this offering, the number of shares to be offered (excluding shares subject to the over-allotment option) will be subscribed for by Credit Suisse First Boston, Zurich, acting on behalf of the underwriters, at par value, subject to the conditions to be specified in the underwriting arrangements, for the purpose of sale in this offering. The underwriters will undertake to place the shares in this offering, and to pay to us the net proceeds of this offering, upon the completion of this offering. This capital increase will become

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effective upon its registration in the Commercial Register of the Canton of Zug,
expected to take place before the date of this offering.

     Redemption of Preferred Shares. Nestle will vote to redeem all of our outstanding nonvoting preferred shares, all of which are owned by Nestle, for aggregate consideration equal to the net proceeds of this offering (other than proceeds from an exercise of the over-allotment option). The redemption price per preferred share will be in Swiss francs, based on the exchange rate in effect at the time the redemption is approved. This redemption will be through a share capital reduction and is conditioned on completion of this offering. As a result of the redemption of our nonvoting preferred shares, we will pay all of the net proceeds of this offering (other than the proceeds from shares sold pursuant to the underwriters' over-allotment option) to Nestle. The proceeds from the sale of common shares issued pursuant to the exercise of the over-allotment option will not be used to redeem shares of nonvoting preferred stock. See "Use of Proceeds".

     If the underwriters exercise the over-allotment option, our board of directors will issue the number of shares to which the over-allotment option relates immediately after the date of this offering. These shares will also be subscribed for by Credit Suisse First Boston, Zurich, acting on behalf of the underwriters, at par value, and will be sold to the underwriters at the offering price, net of underwriting discount and commissions. This capital increase will be recorded in the commercial register of the Canton of Zug immediately after the exercise of the over-allotment option.

     Due to the requirements of Swiss law, we can only redeem our nonvoting preferred shares two months after the date on which this offering is completed. We intend to publish the shareholders' resolution relating to the capital redemption in the Swiss Official Commercial Gazette (Schweizerisches Handelsamtsblatt) in accordance with applicable Swiss law. In conformity with Swiss law, our creditors have the right to file claims and to demand payment for claims due, or security for claims not yet due, within two months after the third publication of the capital redemption in the Swiss Official Gazette of Commerce. We may redeem our preferred shares only after the two-month notification period has expired and all claims filed by creditors have been satisfied or secured in full. We currently plan to redeem our preferred shares prior to May 31, 2002.

TAX CONSEQUENCE OF PRE-OFFERING TRANSACTIONS

  ISSUANCE STAMP TAX

     The issuance and sales of shares in this offering triggers a Swiss issuance stamp tax of 1% on the net consideration (the offering price minus commissions and expenses) received by us. This tax will be borne by us.

  REDEMPTION OF PREFERRED SHARES

     We expect to redeem the 69,750,000 preferred shares, all of which will be held by Nestle, following the completion of this offering. This redemption will cause certain tax consequences to Nestle that have no impact on our financial situation.

CERTAIN OTHER TRANSACTIONS

     In 1999, we effected two restructurings involving Nestle (without giving effect to the 5,000-to-1 share split which occurred during December 2001):

     - On January 11, 1999, we increased our share capital from CHF 4,000,000 to CHF 54,000,000 by issuing 50,000 fully paid common shares, par value of CHF 1,000 per share to Nestle. In consideration for this issuance of shares, Nestle made a contribution in kind (Sacheinlage) to us of equity interests in 29 subsidiaries as well as certain industrial and intellectual property received at a value of CHF 298,022,970.

     - On July 21, 1999, we increased our share capital from CHF 54,000,000 to CHF 60,000,000 by issuing 6,000 fully paid common shares, par value CHF 1,000 per share to Nestle. In consideration for this issuance of shares, Nestle made a contribution in kind to us of three loans owed by Alcon Laboratories, Inc., Alcon UK and Alcon France to Nestle, totaling CHF 360,225,400.

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                             DESCRIPTION OF SHARES

GENERAL

     As of the date of the completion of this offering, we expect to have an issued and outstanding share capital of CHF 73,950,000 (including CHF 13,950,000 in respect of nonvoting preferred shares), an authorized but unissued capital of CHF 1,395,000 and a conditional but unissued capital of CHF 6,000,000.

     Prior to the issuance of the shares to be sold in this offering, there will be 230,250,000 common shares and 69,750,000 nonvoting preferred shares outstanding, all of which will be owned by Nestle. After the completion of this offering, we will have an issued and outstanding share capital of CHF 73,950,000, consisting of 300,000,000 common shares, par value CHF 0.20 per share, and 69,750,000 nonvoting preferred shares, par value CHF 0.20 per share, which will be redeemed.

     Set out below is information concerning our shares and a brief summary of some of the significant provisions of our articles of association (Statuten), written resolutions of our board of directors, known as organizational regulations (Organisationsreglement), which are included as exhibits to the registration statement of which this prospectus forms a part, and the Swiss Federal Code of Obligations (Schweizerisches Obligationenrecht). This description does not purport to be complete and is qualified by reference to our articles of association, our organizational regulations and the Swiss Federal Code of Obligations.

COMMON SHARES

     All common shares to be sold in this offering are registered common shares which are fully paid, validly issued and non-assessable. There is no limitation under our articles of association on the right of non-Swiss residents or nationals to own or vote our common shares.

  SHARE REGISTER

     Prior to this offering, our share register was maintained by one of our officers at our place of incorporation. From the date of the offering, our share register will be kept by The Bank of New York in New York, New York, which will act as transfer agent and registrar. The share register will reflect only record owners of our shares; beneficial owners of common shares holding their shares through The Depository Trust Company, which we refer to as DTC, will not be recorded in our share register. Shares held through DTC will be registered in our share register in the name of DTC's nominee. We are entitled to accept only those persons as shareholders, usufructuaries or nominees who have been recorded in our share register, and to perform dividend payment and other obligations only to our shareholders of record, including DTC. A shareholder of record must notify The Bank of New York of any change in address. Until notice of a change in address has been given, all of our written communication to our shareholders of record shall be deemed to have validly been made if sent to the address recorded in the share register. We expect that all of our shares being sold in this offering will initially be held through DTC. See "--Shareholders' Meetings--Record Date."

  SHARE CERTIFICATES

     We will issue certificates evidencing our common shares to our shareholders of record.

  TRANSFERS OF COMMON SHARES

     Beneficial owners of our common shares may transfer their shares through the book-entry system of DTC. Common shares held of record represented by share certificates may be transferred only by delivery of the share certificates representing those common shares duly endorsed or accompanied by an executed stock power. A transferee who wishes to become a shareholder of record must deliver the duly executed certificate in a form proper for transfer to our transfer agent and registrar, The Bank of New York, in order to be registered in our share register (Aktienregister).

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  VOTING RIGHTS

     Each common share carries one vote at a shareholders' meeting. Voting rights may be exercised by our registered shareholders or by a duly appointed proxy of a shareholder, which proxy need not be a shareholder. This provision will allow for the exercise of voting rights by beneficial owners of our common shares. Our articles of association do not limit the number of shares that may be represented by a single shareholder. See "--Transfers of Common Shares" and "Certain Provisions of Our Articles, Organizational Regulations and Swiss Law--Shareholders' Meetings."

     Treasury shares, i.e., shares held by us or our majority-owned subsidiaries, will not be entitled to vote at our shareholders' meetings.

  PREEMPTIVE RIGHTS

     Shareholders have preemptive rights to subscribe for newly issued common shares and other equity instruments, stock options and convertible bonds in proportion to the nominal amount of our common shares they own. The vote of a supermajority of two-thirds of the common shares represented at a shareholders' meeting may, however, limit or suspend preemptive rights in certain limited circumstances. All preemptive rights relating to the newly issued common shares to be sold in this offering will be waived by Nestle.

  INFORMATIONAL RIGHTS

     At a shareholders' meeting, each shareholder is entitled to request certain information from our board of directors concerning our affairs and to request information from our auditors concerning their audit and its results. Such information must be provided to the extent that it is necessary to exercise shareholder rights (for example, voting rights) and does not jeopardize business secrets or other legitimate interests of Alcon. Additionally, our books and correspondence may be inspected by our shareholders if such an inspection is expressly authorized by our shareholders or our board of directors. If information is withheld or a request to inspect refused, a court in our place of incorporation (Zug, Switzerland) may be petitioned to order access to information or to permit the inspection. The right to inspect our share register is limited to the right to inspect that shareholder's own entry on our share register.

PREFERRED SHARES

     Our nonvoting preferred shares, all of which will be owned by Nestle, will have no voting rights but will have preferences as to dividends and liquidation proceeds, the amount and determination of which will be left to the discretion of our shareholder. We expect these preferences to be determined in connection with the redemption of preferred shares to be approved at a shareholder's meeting prior to the completion of this offering. See "Arrangements between Nestle and Our Company -- Pre-Offering Transactions -- Redemption of Preferred Shares".

FUTURE SHARE ISSUANCES

     Under Swiss law, all decisions with respect to capital increases, whether of common or nonvoting preferred shares and whether for cash, non-cash or no consideration, are subject to the approval or authorization by shareholders.

     Creation of Conditional Share Capital for the 2002 Alcon Incentive
Plan. Our share capital may be increased by a maximum aggregate amount of CHF 6 million through the issuance of a maximum of 30 million fully paid common shares, subject to adjustments to reflect share splits, upon the exercise of options to purchase common shares. New common shares will be issued upon the exercise of options which our management, employees and directors may be granted pursuant to the 2002 Alcon Incentive Plan. The grant of these options and the issuance of the underlying common shares upon option exercises will not entitle our shareholders to preemptive rights. The exercise price of the stock options shall be no

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less than the market price of common shares upon the date of grant of the options. See "Management--2002 Alcon Incentive Plan."

CERTAIN PROVISIONS OF OUR ARTICLES, ORGANIZATIONAL REGULATIONS AND SWISS LAW

  BUSINESS PURPOSE AND DURATION

     Article 2 of our articles of association provides that our business purpose is to purchase, administer and transfer patents, trademarks and technical and industrial know-how; to provide technical and administrative consultancy services; and to hold participations in other industrial or commercial companies. In addition, we may conduct all transactions to which our business purpose may relate.

     Our articles of association do not limit our duration.

  NOTICES

     Swiss corporate law requires us to publish notices, including notice of shareholders' meetings, to our shareholders in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt). Our board of directors may, but is not generally required by Swiss law to, designate additional means of providing notice to shareholders. We may also communicate with our shareholders through the addresses registered in our share register.

  SHAREHOLDERS' MEETINGS

     Annual General Meetings

     Under Swiss corporate law, we must hold an annual general meeting of shareholders within six months after the end of our financial year, which is the calendar year. Our board of directors has the authority to convene annual general meetings. Holders of common shares with a nominal value equal to at least CHF 1 million have the right to request that a specific proposal be discussed and voted upon at a shareholders' meeting. Under Swiss corporate law, notice of a shareholders' meeting must be given at least 20 days prior to the date of that meeting.

     Extraordinary General Meetings

     Our board of directors is required to convene an extraordinary general meeting of shareholders, for among other reasons, if a shareholders' meeting adopts a resolution to that effect or if holders of common shares representing an aggregate of at least 10% of our nominal share capital request in writing that it do so. An extraordinary general meeting is convened by publication of a notice as set forth above under "-- Notices".

     Powers and Duties

     Pursuant to Swiss corporate law, our shareholders have the exclusive right to decide on the following matters:

     -  adoption and amendment of our articles of association;

     - election of members of our board of directors, statutory auditors, the auditors for our consolidated financial statements and the special auditors;

     - approval of our annual report (statutory financial statements) and our consolidated financial statements;

     -  payments of dividends and any other distributions to shareholders;

     - discharge of the members of our board of directors from liability for previous business conduct to the extent such conduct is known to the shareholders; and

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     -  any other resolutions which are submitted to a shareholders' meeting pursuant to law, our articles of association or by voluntary submission by our board of directors.

     Proxies

     Shareholders can choose to be represented at a shareholders' meeting by a proxy who is not required to be a shareholder. Shares held in collective custody through DTC will be able to participate in shareholders' meetings regardless of record ownership. See "-- Record Date".

     Quorum

     No quorum for shareholders' meetings is specified in our articles of association.

     Action by Shareholders

     At a shareholders' meeting, all voting takes place by a show of hands, unless voting by ballot is resolved by a majority vote of shareholders present or ordered by the chairman of the meeting or unless voting is done by electronic form as ordered by the chairman of the meeting. Resolutions of shareholders generally require the approval of a majority of the common shares represented at a shareholders' meeting, with abstentions having the effect of votes against the resolution. Shareholders' resolutions requiring the affirmative vote of a majority of the common shares represented at a shareholders' meeting include:

     - amendments to our articles of association, unless the amendment is subject to the requirement that it be approved by holders of two-thirds of our common shares represented at a shareholders' meeting;

     -  elections of directors and auditors;

     - approval of our annual report, statutory financial statements and consolidated financial statements;

     -  payment of dividends;

     - decisions to discharge the directors and management from liability for matters disclosed to the shareholders' meeting; and

     - ordering of an independent investigation into specific matters proposed to the shareholders' meeting (Sonderprufung).

     Pursuant to Swiss corporate law, the affirmative vote of two-thirds of the common shares represented at a shareholders' meeting is required to approve:

     -  changes in our purpose;

     - the creation of shares having different par values, each of which is entitled to one vote (i.e., dual-class common shares);

     -  the creation of restrictions on the transferability of common shares;

     -  the creation of authorized share capital or conditional share capital;

     - an increase in our share capital by way of capitalization of reserves (Kapitalerhohung aus Reserven), against contribution in kind (Sacheinlage), for the acquisition of assets (Sachubernahme) as well as involving the grant of preferences;

     - a restriction or elimination of preemptive rights of shareholders in connection with a share capital increase;

     -  a relocation of our place of incorporation; and

     - the dissolution of Alcon other than by liquidation, including through a merger in which we are not the surviving corporation.

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     In addition, our articles of association require the approval of a supermajority of at least two-thirds of the common shares represented at a shareholders' meeting to:

     -  create or abolish any restrictions on the exercise of voting rights;

     -  abolish any applicable restrictions on the transferability of shares;

     -  convert registered shares into bearer shares and vice versa; and

     - modify any provisions in our articles of association requiring actions to be approved by a supermajority of the common shares represented at a shareholders' meeting.

     Under Swiss corporate law, shareholders are not permitted to act by written consent in lieu of a shareholders' meeting.

     Record Date

     We intend to announce the dates of forthcoming shareholders' meetings not less than 30 days prior to the date of the shareholders' meeting in question and to set a date for eligibility to vote at the shareholders' meeting, which we refer to as the date of the closing of the books, not less than 20 days prior to the date of the shareholders' meeting in question.

     We intend to mail shareholders' meeting materials to record owners and to beneficial owners of shares holding their shares through DTC through customary banking and brokerage channels three business days after the date of the closing of the books.

     Shareholders of record and beneficial owners of shares holding their shares through DTC will have the opportunity to appoint proxies, in the case of shareholders of record, or give voting instructions, in the case of beneficial owners of shares holding their shares through DTC, or to request attendance at shareholders' meetings. Any request must be mailed to the address indicated in the shareholders' meeting material through the same banking and brokerage channels as we originally used to send the shareholders' materials.

     Net Profits and Dividends

     Swiss corporate law requires us to retain at least 5% of our annual net profits as general reserves for so long as these reserves amount to less than 20% of our nominal share capital. All other net profits may be paid as dividends if approved by our shareholders.

     Under Swiss corporate law, we may only pay dividends if we have sufficient distributable profits from prior business years, or if the reserves on our holding company-only balance sheet prepared in accordance with Swiss statutory accounting rules are sufficient to allow the distribution of a dividend. In either event, dividends may be distributed only following approval by our shareholders based on our statutory holding company-only accounts. Our board of directors may propose that a dividend be distributed, but our shareholders retain the final authority to determine whether a dividend is paid. Our statutory auditors must also confirm that the dividend proposal of the board of directors conforms to statutory law and our articles of association. Subject to the foregoing, we intend to pay dividends on our common shares. See "Dividend Policy".

     We are required under Swiss corporate law to declare dividends on our shares in Swiss francs. Holders of our common shares will receive payments in U.S. dollars, unless they provide notice to our transfer agent, The Bank of New York, that they wish to receive dividend payments in Swiss francs. The Bank of New York will be responsible for paying the U.S. dollars or Swiss francs to registered holders of common shares, less amounts subject to withholding for taxes.

     Dividends usually become due and payable promptly after our shareholders approve their payment. Dividends which remain unclaimed for five years after the due date become barred by the statute of limitations under Swiss law and are allocated to our general reserves.

     Dividends on our common shares are subject to Swiss withholding taxes as described under the heading "Taxation."

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BORROWING POWERS

     Neither Swiss law nor our articles of association restrict in any way our power to borrow and raise funds. The decision to borrow funds is made by or under the direction of our board of directors, and no approval by our shareholders is required.

CONFLICTS OF INTEREST

     Swiss law does not have a general provision regarding conflicts of interest. However, the Swiss Code of Obligations requires directors and officers to safeguard the interests of the company and, in this connection, imposes duties of care and loyalty. This rule is generally understood as disqualifying directors and officers from participating in decisions directly affecting them. A breach of these provisions results in the breaching director or officer incurring personal liability to us. Our organizational regulations provide special provisions addressing conflicts of interest of directors. In addition, under Swiss law, payments made to a shareholder or a director or any persons associated therewith, other than on arm's length terms, must be repaid to us if the recipient of the payment was acting in bad faith.

REPURCHASES OF SHARES

     Swiss law limits the amount of our shares which we may hold or repurchase. We, together with our subsidiaries, may only repurchase shares if (i) we have sufficient freely distributable reserves to pay the purchase price and (ii) the aggregate par value of the repurchased shares does not exceed 10% of the nominal share capital of our company. Furthermore, we must create a reserve on our statutory balance sheet in the amount of the purchase price of the repurchased shares. On shares we or our subsidiaries repurchase any rights to vote are suspended, but these shares are entitled to the economic benefits applicable to our shares generally.

DISSOLUTION; MERGER

     We may be dissolved at any time with the approval of (i) a simple majority of our common shares represented at a shareholders' meeting in the event we are being dissolved through a liquidation and (ii) two-thirds of the common shares represented at a shareholders' meeting in all other cases of dissolution, including a merger where we are not the surviving entity. Dissolution by court order is possible if we become bankrupt, or for cause at the request of shareholders holding at least 10% of our share capital. Under Swiss law, any surplus arising out of a liquidation, after the settlement of all claims of all creditors, is distributed to shareholders in proportion to the paid-up par value of shares held, subject to a Swiss withholding tax of 35% on the amount exceeding the paid-up par value. See "Taxation--Swiss Taxation--Swiss Withholding Tax on Dividends and Similar Distributions".

BOARD OF DIRECTORS

  NUMBER, REMOVAL, VACANCIES AND TERM

     Our articles of association provide that we will have at least seven directors at all times. All of our directors are elected by the vote of the holders of a majority of the common shares represented at a shareholders' meeting, and directors may be removed at any time with or without cause by the holders of a majority of the common shares represented at a shareholders' meeting. All vacancies on our board of directors must be filled by a vote of our shareholders. Each member of our board of directors must have nominal ownership of at least one common share, other than members of our board of directors who are representatives of a legal entity that owns common shares.

     Our articles of association provide that the term of office for each director is three years, with the interval between two annual general meetings being deemed a year for this purpose. The initial term of office for each director will be fixed in such a way as to assure that about one-third of all the members must be newly elected or re-elected every year. Swiss law permits staggered terms for directors. Directors, other than our chief

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executive officer, are eligible to be re-elected a maximum of two times. Our organizational regulations provide that directors will retire from office no later than the annual general meeting after their 72nd birthday.

  POWERS AND DUTIES

     Pursuant to Swiss statutory law, our articles of association and organizational regulations, our board of directors is the corporate body responsible for our business strategy, financial planning and control, and supervision of executive management. Our organizational regulations contemplate that our board of directors is responsible for our business operations. Among other things, our board of directors as a whole has ultimate responsibility for:
(i) the ultimate direction of Alcon and the issuance of the necessary guidelines, (ii) the determination of our organizational structure, including the enactment and amendment of the organizational regulations; (iii) the determination of our accounting principles, financial controls and financial planning; (iv) the appointment and removal of the secretary of the board of directors, members of board committees and our executive management as well as the termination of their signatory power; (v) the ultimate supervision of our executive management; (vi) the preparation of our business report and financial statements, the preparation of shareholders' meetings and the implementation of resolutions adopted by our shareholders; (vii) the examination of the professional qualifications of our auditors; (viii) the notification of the court if our liabilities exceed our assets (art. 725 CO); (ix) the approval of certain significant transactions, details of which are set out in our organizational regulations; (x) the exercise of shareholder rights in our subsidiaries, as well as the ultimate control of the business activities of our subsidiaries; (xi) the establishment of our dividend policy; (xii) the review and approval of the recommendations of the board committees; and (xiii) the response to any approach regarding a takeover offer.

     Except as otherwise provided in our organizational regulations with respect to the independent director committee, our organizational regulations may be amended with the approval of a majority of our board of directors.

CERTAIN ANTI-TAKEOVER PROVISIONS

  BUSINESS COMBINATIONS

     The separation agreement and our organizational regulations contemplate that certain mergers, takeovers or other business combinations involving us must be approved by a special committee of independent directors charged with protecting the interests of minority shareholders, as well as by the full board of directors.

     Our organizational regulations further obligate our board of directors to form a special committee of independent and disinterested directors charged with protecting the interests of minority shareholders to evaluate and decide upon
(i) a proposed merger, takeover, other business combination or related party transaction of Alcon with its majority shareholder or any group company of the majority shareholder, (ii) a proposed bid for the minority shareholdings of Alcon by any entity owning a majority of our outstanding voting rights or (iii) a proposed repurchase by us of all of our shares not owned by an entity owning a majority of the outstanding voting rights of Alcon.

     Since our common shares are not listed on any Swiss stock exchange, the restrictions on implementing a poison pill set forth in the Swiss Act on Stock Exchanges and Securities Trading are not applicable to us. Anti-takeover measures implemented by our board of directors would be restricted by the principle of equal treatment of shareholders and the general rule that new shares may only be issued based on a shareholders' resolution; this rule generally bars a board of directors from issuing shares or options to all shareholders other than a hostile bidder. Shareholders may, however, implement certain anti-takeover measures through a shareholders' resolution.

  MANDATORY BID RULES

     Since our common shares are not listed on any Swiss exchange, the mandatory bid rules specified in the Swiss Stock Exchange Act will not apply to us.

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NOTIFICATION AND DISCLOSURE OF SUBSTANTIAL SHARE INTERESTS

     The disclosure obligations generally applicable to shareholders of Swiss corporations under the Swiss Act on Stock Exchanges and Securities Trading do not apply to us, since our common shares are not listed on a Swiss exchange. Since our common shares are proposed to be listed on the New York Stock Exchange, the provisions of the United States Securities Exchange Act of 1934, as amended, requiring disclosure of certain beneficial interests will apply to our common shares.

TRANSFER AND PAYING AGENTS

     Our transfer agent and paying agent for dividends and all other similar payments on our common shares is The Bank of New York.

NEW YORK STOCK EXCHANGE LISTING

     We have applied to have our common shares listed on the New York Stock Exchange under the symbol "ACL."

AUDITORS, GROUP AUDITORS AND SPECIAL AUDITORS

     In anticipation of this offering, our current shareholder will elect KPMG Klynveld Peat Marwick Goerdeler SA, London and Zurich, as auditors and group auditors for the year ending December 31, 2002. KPMG Klynveld Peat Marwick Goerdler SA meets the requirements of the Swiss Federal Code of Obligations for auditing Swiss public companies. Prior to the completion of this offering, our shareholder also will elect Zensor Auditing Ltd., Zug, as special auditors for special audits in connection with capital increases. The auditors, group auditors and the special auditors have been elected for a term ending at our next annual general shareholders' meeting.

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                        SHARES ELIGIBLE FOR FUTURE SALE

     All of the common shares sold in this offering will be freely tradeable without restriction under the United States Securities Act of 1933, as amended, except for any shares which may be acquired by an affiliate of Alcon, as that term is defined in Rule 144 under the Securities Act. Persons who may be deemed to be our affiliates generally include individuals or entities that control, are controlled by, or are under common control with, us and may include our directors and officers as well as our significant shareholders.

     Our common shares held by Nestle are deemed "restricted securities" as defined in Rule 144, and may not be sold other than through registration under the Securities Act or under an exemption from registration, such as the one provided by Rule 144. Nestle, Alcon and our directors and officers have agreed not to offer or sell any common shares, subject to exceptions, for a period of 180 days after the date of this prospectus without the prior written consent of the representatives on behalf of the underwriters. See "Underwriting."

     The separation agreement contains provisions granting registration rights under the Securities Act to Nestle with respect to sales of our common shares by Nestle.

                                    TAXATION

     The following is a summary of the material U.S. Federal income tax and Swiss tax considerations relevant to the ownership, acquisition and disposition of our common shares.

     For purposes of this discussion, a "U.S. Holder" is any one of the following:

     -  an individual who is a citizen or resident of the United States;

     - a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision of the United States;

     - an estate the income of which is subject to U.S. Federal income taxation regardless of its source;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

     - a person otherwise subject to U.S. Federal income tax on its worldwide income.

     If a partnership holds common shares the tax treatment of a partner will generally depend upon the partner's circumstances and upon the activities of the partnership. Partners of partnerships holding these common shares should consult their tax advisors as to the tax consequences of owning or disposing of common shares.

     A "Non-U.S. Holder" is a holder that is not a U.S. Holder. This discussion does not address the U.S. Federal, local, state, foreign or other tax consequences to Non-U.S. Holders as a result of the ownership or disposal of common shares. NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, LOCAL, STATE, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM AS A RESULT OF THE OWNERSHIP OR DISPOSAL OF COMMON SHARES.

     This summary is not a complete description of all of the tax consequences of the ownership or disposition of common shares. It is based on the current tax laws of Switzerland and the United States, including the United States Internal Revenue Code of 1986, as amended, its legislative history, temporary, existing and proposed Treasury Regulations, U.S. Internal Revenue Service rulings and judicial opinions, all as in effect on the date of this prospectus and all subject to change, possibly with retroactive effect. Your individual circumstances may affect the tax consequences arising from your ownership and disposal of common shares, and your particular facts or circumstances are not considered in the discussion below.

     The summary is not intended to apply to holders of common shares in particular circumstances, such as:

     -  dealers in securities;

     - traders in securities who elect to apply a mark-to-market method of tax accounting;

     -  financial institutions;

     -  regulated investment companies;

     -  tax-exempt organizations;

     -  insurance companies;

     - persons holding common shares as part of a hedging, straddle, conversion or other integrated transaction;

     -  U.S. Holders who hold their common shares other than as capital assets;

     -  persons whose functional currency is not the U.S. dollar;

     -  certain U.S. expatriates;

     -  persons subject to the U.S. alternative minimum tax; and

     - holders of common shares that will own directly or indirectly, or will be deemed to own, ten percent or more of either the total voting power or the total value of our stock.

     Furthermore, this summary does not describe all the tax considerations relevant to persons who acquired common shares pursuant to compensatory arrangements.

SWISS TAX CONSIDERATIONS

  Swiss Withholding Tax on Dividends and Similar Distributions

     Dividends paid and other similar cash or in-kind taxable distributions made by us to a holder of common shares (including dividends on liquidation proceeds and stock dividends) are subject to Swiss Federal withholding tax at a rate of 35%. The withholding tax will be withheld by us on the gross distributions and will be paid to the Swiss Federal Tax Administration.

     Swiss Holders

     A Swiss Holder who is an individual or a legal entity resident in Switzerland for tax purposes is generally entitled to a total refund or tax credit of the withholding tax incurred if that holder is the beneficial owner of such distributions at the time the distribution is due and duly reports the receipt thereof in the relevant tax return.

     U.S. Holders

     A U.S. Holder who is an individual or a legal entity not resident in Switzerland for tax purposes may be entitled to a partial refund of the withholding tax incurred on a taxable distribution from us if the conditions of the bilateral tax treaty between the U.S. and Switzerland are met. A U.S. Holder who is a resident of the United States for purposes of the bilateral tax treaty between the U.S. and Switzerland is eligible for a reduced rate of withholding tax on dividends equal to 15% of the dividend, provided that such holder (i) qualifies for benefits under this treaty and (ii) holds, directly or indirectly, less than 10% of our voting stock and (iii) does not conduct business through a permanent establishment or fixed base in Switzerland to which common shares are attributable. Such an eligible U.S. Holder may apply for a refund of the amount of the withholding tax in excess of the 15% treaty rate. The claim for refund must be filed on Swiss Tax Form 82 (82C for corporations; 82I for individuals; 82E for other entities), which may be obtained from any Swiss consulate general in the United States or from the Swiss Federal Tax Administration at the address below, together with an instruction form. Four copies of the form must be duly completed, signed before a notary public of the United States, and sent to the Swiss Federal Tax Administration, Eigerstrasse 65, CH 3003, Berne, Switzerland. The form must be accompanied by suitable evidence of deduction of Swiss tax withheld at source, such as certificates of deduction, signed bank vouchers or credit slips. The form may be filed on or after July 1 or January 1 following the date the dividend was payable, but no later than 31 December of the third year following the calendar year in which the dividend became payable.

     Other holders

     Any other holder who is an individual or a legal entity not resident in Switzerland for tax purposes may be entitled to a total or partial refund of the withholding tax incurred on a taxable distribution from us if the country in which such holder resides for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the further conditions of such treaty are met. Other holders of common shares not resident in Switzerland should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) may differ from country to country. Other holders of common shares not resident in Switzerland should consult their own legal, financial or tax advisors regarding the receipt, ownership, purchase, sale or other disposition of shares and the procedures for claiming a refund of the withholding tax.

     As of January 1, 2002, Switzerland had entered into bilateral treaties for the avoidance of double taxation with respect to income taxes with the following countries.

Albania            Hungary      New Zealand                 Sweden
Argentina (prov.)  Iceland      Norway                      Thailand
Australia          India        Pakistan                    Trinidad and Tobago
Austria            Indonesia    People's Republic of China  Tunisia
Belarus            Italy        Philippines                 United Kingdom
Belgium            Ivory Coast  Poland                      Venezuela
Bulgaria           Jamaica      Portugal                    Vietnam
Canada             Japan        Republic of Ireland
Croatia            Kazakhstan   Romania
Czech Republic     Kuwait       Russia
Denmark            Luxembourg   Singapore
Ecuador            Macedonia    Slovakia
Egypt              Malaysia     Slovenia
Finland            Mexico       South Africa
France             Moldova      South Korea
Germany            Morocco      Spain
Greece             Netherlands  Sri Lanka

     In addition, negotiations have been completed for new double taxation treaties with Armenia, Estonia, Georgia, Israel, Kyrgyzstan, Latvia, Lithuania, Mongolia, Ukraine, Uzbekistan and Zimbabwe. Negotiations for double taxation treaties with Brazil, Chile, Iran, Turkmenistan, Turkey and Yugoslavia are in process.

  Income and Profit Tax on Dividends and Similar Distributions

     Swiss Holders

     A Swiss Holder of common shares who is an individual resident in Switzerland for tax purposes or a non-Swiss resident holding common shares as part of a Swiss business operation or a Swiss permanent establishment is required to report the receipt of taxable distributions received on the shares in his relevant Swiss tax returns. A Swiss Holder that is a legal entity resident for tax purposes in Switzerland or a non-Swiss resident holding common shares as part of a Swiss establishment is required to include taxable distributions received on the common shares in its income subject to Swiss corporate income taxes. A Swiss corporation or co-operative or a non-Swiss corporation or co-operative holding common shares as part of a Swiss permanent establishment may, under certain circumstances, benefit from a tax relief with respect to dividends (Beteiligungsabzug).

     U.S. Holders and other holders

     U.S. and Non-U.S. Holders of common shares who are neither residents of Switzerland for tax purposes nor hold common shares as part of a Swiss business operation or a Swiss permanent establishment are not subject to Swiss income taxes in respect of dividends and similar distributions received from us.

  Capital Gains Realized on Common Shares

     Swiss Holders

     A Swiss Holder who is an individual resident in Switzerland for tax purposes holding common shares as part of his private property generally is exempt from Swiss federal, cantonal and communal taxes with respect to capital gains realized upon the sale or other disposal of the shares, unless such individual is qualified as a security trading professional for income tax purposes. Gains realized upon a repurchase of the common shares by us for the purpose of a capital reduction are characterized as taxable distributions. The same is true for gains realized upon a repurchase of the common shares if we were not to dispose of the repurchased shares within six years after the repurchase or such shares were repurchased in view of a capital reduction. Taxable income would be the difference between the repurchase price and the nominal value of the common shares. A Swiss Holder that holds the shares as business assets or a non-Swiss resident holding shares as part of a Swiss business operation or Swiss permanent establishment is required to include capital gains realized upon the disposal of common shares in its income subject to Swiss income tax. A Swiss Holder that is a legal entity resident in Switzerland for tax purposes or a non-Swiss resident legal entity holding common shares as part of a Swiss permanent establishment is required to include capital gains realized upon the disposal of common shares in its income subject to Swiss corporate income tax.

     U.S. Holders and other holders

     U.S. and Non-U.S. Holders of common shares that are not resident in Switzerland for tax purposes and do not hold common shares as part of a Swiss business operation or a Swiss permanent establishment are not subject to Swiss income taxes on gains realized upon the disposal of common shares.

  Net Worth and Capital Taxes

     Swiss Holders

     A Swiss Holder of common shares who is an individual resident in Switzerland for tax purposes or is a non-Swiss resident holding common shares as part of a Swiss business operation or Swiss permanent establishment is required to include his shares in his wealth that is subject to cantonal and communal net worth tax. A Swiss Holder that is a legal entity resident in Switzerland for tax purposes or a non-Swiss resident legal entity holding common shares as part of a Swiss permanent establishment is required to include its common shares in its assets. The legal entity equity is then subject to cantonal and communal capital tax.

     U.S. Holders and other holders

     U.S. and Non-U.S. Holders of common shares that are not resident in Switzerland for tax purposes and do not hold common shares as part of a Swiss business operation or a Swiss permanent establishment are not subject to Swiss cantonal and communal net worth and capital taxes.

  Stamp Taxes upon Transfer of Securities

     The transfer of common shares by any holder may be subject to a Swiss securities transfer tax of 0.15% calculated on the transaction value if it occurs through or with a Swiss bank or other securities dealer as defined in the Swiss Federal Stamp Tax Act. The stamp duty is paid by the securities dealer and may be charged to the parties in a taxable transaction who are not securities dealers or exempt entities. Transactions in common shares effected by or through non-Swiss financial institutions are generally not subject to Swiss securities transfer tax, but may be subject to other local stamp taxes, stock exchange levies or other duties.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

  Taxation of Dividends

     The gross amount of a distribution made by us, including any amounts of Swiss tax withheld, will be taxable to a U.S. Holder as dividend income to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. Federal income tax purposes. Dividends received on common shares will not be eligible for the dividends received deduction generally allowed to corporations. Distributions in excess of our current and accumulated earnings and profits will constitute a nontaxable return of capital to a U.S. Holder to the extent of the U.S. Holder's tax basis in its common shares. To the extent that such distributions are in excess of the U.S. Holder's basis in its common shares, the distribution will constitute gain from the deemed sale or exchange of his or her shares. See "-- Tax on Sale or Exchange of Common Shares" below.

     The amount of a distribution will be the U.S. dollar value of the Swiss franc payment, determined at the spot Swiss franc/U.S. dollar rate on the date the dividend is includible in a U.S. Holder's income, regardless of whether the payment in fact is converted into U.S. dollars. Generally, any gain or loss resulting from currency fluctuations during the period from the date a U.S. Holder includes the dividend in income to the date such U.S. Holder (or a third party acting for such U.S. Holder) converts the payment into U.S. dollars will be treated as ordinary income or loss. Any such income or loss generally will be income or loss from sources within the United States for U.S. foreign tax credit limitation purposes.

     A U.S. Holder will be entitled to claim a foreign tax credit with respect to distributions received from us only for foreign taxes (such as Swiss withholding taxes) imposed on dividends paid to such U.S. Holder and not for taxes imposed on us or on any entity in which we have made an investment. Distributions with respect to the common shares that are taxable as dividends generally will be treated as foreign source passive income (or for U.S. Holders that are "financial services entities" as defined in the Treasury Regulations, foreign source "financial services income") for U.S. foreign tax credit purposes.

  Tax on Sale or Exchange of Common Shares

     For U.S. Federal income tax purposes, a U.S. Holder generally will recognize gain or loss on a sale, exchange or other disposition of common shares, unless a specific nonrecognition provision applies. That gain or loss will be measured by the difference between the U.S. dollar value of the amount of cash, and the fair market value of any other property, received and the U.S. Holder's tax basis in the common shares. A U.S. Holder's tax basis in the common shares will generally equal the amount paid by the U.S. Holder for the common shares. Gain or loss arising from a sale or exchange of common shares will be capital gain or loss and will be long-term if the holding period of the U.S. Holder for the shares exceeds one year. In general, gain from a sale or exchange of shares by a U.S. Holder will be treated as United States source income for U.S. foreign tax credit limitation purposes.

  Controlled Foreign Corporation; Foreign Personal Holding Company

     We do not expect to be deemed a "controlled foreign corporation" or a "foreign personal holding company" because we expect more than 50% of the voting power and value of our shares to be held by non-U.S. persons. If more than 50% of the voting power or value of our shares were owned (directly or indirectly or by attribution) by U.S. Holders who hold 10% or more of the voting power of our outstanding shares, then we would become a controlled foreign corporation and the U.S. Holders who hold 10% or more of our voting power would be required to include in their taxable income as a constructive dividend an amount equal to their share of certain of our undistributed income. If more than 50% of the voting power or value of our shares were owned (directly or indirectly or by attribution) by five or fewer individuals who are citizens or residents of the U.S. and if at least 60% of our income were to consist of certain interest, dividend or other enumerated types of income, we would become a foreign personal holding corporation and all U.S. Holders (regardless of their ownership percentage) would be required to include in their taxable income as a constructive dividend an amount equal to their share of certain of our undistributed income.

  Passive Foreign Investment Company

     We do not expect to be a passive foreign investment company because less than 75% of our gross income will consist of certain "passive" income and less than 50% of the average value of our assets will consist of assets that produce, or are held for the production of, such passive income. For this purpose, "passive" income generally includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets that produce passive income. If we were to become a passive foreign investment company, which determination will be made on an annual basis, the passive foreign investment company rules could produce significant adverse consequences for a U.S. Holder (regardless of the ownership percentage of our shares held by such holder).

  Backup Withholding and Information Reporting

     Under certain circumstances, a U.S. Holder who is an individual may be subject to information reporting requirements and backup withholding at a rate of up to 30.5% on dividends received on common shares. This withholding generally applies only if that individual holder:

     - fails to furnish his or her taxpayer identification number to the U.S. financial institution that is in charge of the administration of that holder's common shares or any other person responsible for the payment of dividends on the common shares;

     -  furnishes an incorrect taxpayer identification number;

     - is notified by the U.S. Internal Revenue Service that he or she has failed to properly report payments of interest or dividends and the U.S. Internal Revenue Service has notified us that that individual holder is subject to backup withholding; or

     - fails, under specified circumstances, to comply with applicable certification requirements.

     Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a credit against such U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

     U.S. Holders should consult their own tax advisor as to the application of the U.S. Federal information reporting and backup withholding requirements to them and their qualification, if any, for an exemption under these rules.

     This discussion, which does not address any aspects of U.S. taxation other than Federal income taxation or any state or local law relevant to U.S. Holders of common shares, is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor and no representation with respect to the tax consequences to any particular investor is made. DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF COMMON SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting
agreement dated           , we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, the following respective numbers of common shares:

                                                                     NUMBER
                            UNDERWRITER                             OF SHARES
                            -----------                             ---------
    Credit Suisse First Boston Corporation......................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...................................
    Goldman, Sachs & Co. .......................................
    J.P. Morgan Securities Inc. ................................
    Salomon Smith Barney Inc. ..................................
    Banc of America Securities LLC..............................
    Lehman Brothers Inc. .......................................
    Morgan Stanley & Co. Incorporated...........................
    SG Cowen Securities Corporation.............................
    UBS Warburg LLC.............................................
                                                                    --------
      Total.....................................................
                                                                    ========

     The underwriting agreement provides that the underwriters are obligated to purchase all the common shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 6,975,000 additional common shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common shares.

     The underwriters propose to offer the common shares initially at the public offering price on the cover page of this prospectus and to selling group members
at that price less a selling concession of $          per common share. The
underwriters and selling group members may allow a discount of $          per
common share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

     The following table summarizes the compensation and estimated expenses we will pay:

                                                   PER SHARE                         TOTAL
                                          ---------------------------    ------------------------------
                                          WITHOUT OVER-    WITH OVER-    WITHOUT OVER-     WITH OVER-
                                            ALLOTMENT      ALLOTMENT       ALLOTMENT        ALLOTMENT
                                          -------------    ----------    -------------    -------------
Underwriting Discounts and
  Commissions...........................
Expenses................................

     Nestle has agreed to pay additional expenses related to this offering, estimated to be $6.6 million.

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the common shares being offered.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives of the underwriters for a period of 180 days after the date of this prospectus.

     Nestle and our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 180 days after the date of this prospectus.

     The underwriters have reserved for sale at the initial public offering price up to 3,487,500 common shares for employees, directors, retired employees and parents and children of our current employees who have expressed an interest in purchasing common shares in the offering. The number of common shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved common shares. Any reserved common shares not so purchased will be offered by the underwriters to the general public on the same terms as the other common shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

     We will apply to list the common shares on the New York Stock Exchange under the symbol "ACL."

     In connection with the listing of the common shares on the New York Stock Exchange, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 2,000 beneficial owners.

     Prior to this offering, there has been no public market for our common shares. The initial public offering price will be determined, following a book-building procedure, by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our future prospects and those of our industry in general, our sales, earnings and other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to ours.

     The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors.

     The representatives on behalf of the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the United States Securities Exchange Act of 1934.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

     - Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange and, if commenced, may be discontinued at any time.

     A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members, if any, for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Merrill Lynch, Pierce, Fenner & Smith Incorporated may effect an on-line distribution as a selling group member.

     The representatives and some of the underwriters have performed investment banking and advisory services for Nestle from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and Nestle in the ordinary course of their business. Banks affiliated with underwriters participating in this offering are lenders under Nestle's credit facilities. Lodewijk J.R. de Vink, a nominee to be one of our directors, is chairman of Global Health Care Partners, an affiliate of Credit Suisse First Boston Corporation.

     In addition, Rainer E. Gut, the chairman of the board of directors of Nestle S.A., is the honorary chairman of the board of directors of Credit Suisse Group, an affiliate of Credit Suisse First Boston Corporation; Peter Brabeck-Letmathe, the chief executive officer and vice chairman of the board of directors of Nestle S.A. and a nominee to be one of our directors, is vice chairman of the board of directors of Credit Suisse Group; Vreni Spoerry, a member of the board of directors of Nestle S.A., is a member of the board of directors of Credit Suisse Group; and Andre Kudelski, a member of the board of directors of Nestle S.A., is a member of the Credit Suisse Group Swiss advisory board.

     The addresses of the representatives are: Credit Suisse First Boston Corporation, Eleven Madison Avenue, New York, New York 10010; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, North Tower, New York, NY 10080.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common shares in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common shares are made. Any resale of the common shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common shares.

REPRESENTATIONS OF PURCHASERS

     By purchasing common shares in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

     - the purchaser is entitled under applicable provincial securities laws, including by reason of the purchaser being an accredited investor as defined in Ontario Securities Commission Rule 45-501, to purchase the common shares without the benefit of a prospectus qualified under those securities laws,

     - where required by law, that the purchaser is purchasing as principal and not as agent, and

     -  the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS ONLY)

     Under Ontario securities legislation, a purchaser who purchases a security described in this prospectus on a private placement basis during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common shares in their particular circumstances and about the eligibility of the common shares for investment by the purchaser under relevant Canadian legislation.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated under the laws of Switzerland. A portion of our directors and executive officers reside outside of the United States. A portion of our assets are located outside the United States. In addition, a portion of the assets of our directors and officers and of the non-resident experts are located outside the United States. As a result, it may be difficult to effect service of process within the United States upon these persons or to enforce judgments obtained in United States courts against these persons, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     As a result, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the U.S. federal securities laws to:

     - effect service within the U.S. upon us and our directors and officers located outside the U.S.;

     - enforce outside the U.S. judgments obtained in U.S. courts against those persons;

     - enforce within the U.S. judgments obtained in U.S. courts based upon the civil liability provisions of the U.S. federal securities laws against us, our non-U.S. resident officers, directors and experts named in this prospectus;

     - enforce in U.S. courts judgments obtained against those persons in courts in jurisdictions outside the U.S.; and

     - enforce against those persons in Switzerland, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the U.S. federal securities laws.

     Switzerland and the United States do not have a treaty providing for reciprocal recognition of and enforcement of judgments in civil and commercial matters. The recognition and enforcement of a judgment of the courts of the United States in Switzerland is governed by the principles laid out in the Swiss Federal Act on Private International Law. This statute provides in principle that a judgment rendered by a non-Swiss court may be enforced in Switzerland only if (1) the foreign court had jurisdiction (pursuant to the Swiss Federal Act on Private International Law), (2) the judgment of such foreign court has become final and non-appealable, (3) the judgment does not contravene Swiss public policy and (4) the court procedures and the service of documents leading to the judgment were in compliance with the principles of due process of law.

                                 LEGAL MATTERS

     The validity of the common shares offered hereby will be passed upon for us by Homburger Rechtsanwalte, Weinbergstrasse 56, CH-8006, Zurich, Switzerland. Certain legal matters will be passed upon for us by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022.

                                    EXPERTS

     The consolidated financial statements of Alcon, Inc. and subsidiaries as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001, included in this prospectus have been audited by KPMG LLP, 301 Commerce Street, Fort Worth, Texas 76102, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        OTHER OFFERING EXPENSES AND FEES

     The expenses of this offering, not including underwriting discounts, are estimated at approximately $25,000,000 and are payable by us, as set forth in the following table:

SEC registration fee........................................  $   247,055
National Association of Securities Dealers filing fee.......       30,500
New York Stock Exchange listing fee.........................      375,000
U.S. state securities law qualifications fees and
  expenses..................................................            0
Printing and engraving expenses.............................    2,000,000
Swiss Federal Issuance stamp tax............................   21,905,743
Miscellaneous...............................................      441,702
                                                              -----------
  Total.....................................................  $25,000,000
                                                              ===========

     In addition, legal and accounting fees in connection with this offering totaling $6.6 million will be paid by Nestle.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form F-1 under the Securities Act with respect to the common shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the Securities and Exchange Commission may be inspected at the public reference facilities of the Securities and Exchange Commission listed below.

     As a result of this offering, we will be subject to the informational requirements of the Securities Exchange Act and in accordance therewith will file reports and other information with the Securities and Exchange Commission. As a foreign private issuer, we are not subject to the proxy rules under Section 14 of the Exchange Act and our officers, directors and principal shareholders are not subject to the insider short-swing profit disclosure and recovery provisions under Section 16 of the Exchange Act. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     We intend to furnish holders of our common shares with reports annually containing consolidated financial statements audited by independent accountants, beginning with the fiscal year ending December 31, 2002. We intend to file quarterly financial statements under cover of Form 6-K. We also intend to furnish other reports as we may determine or as required by law.

                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                              REFERENCE:
                                                              ----------
ALCON, INC. AND SUBSIDIARIES:
  Report of KPMG LLP, Independent Auditors..................      F-2
  Consolidated Balance Sheets -- December 31, 2000 and
     2001...................................................      F-3
  Consolidated Statements of Earnings -- Years ended
     December 31, 1999, 2000 and 2001.......................      F-4
  Consolidated Statements of Shareholder's Equity and
     Comprehensive Income -- Years ended December 31, 1999,
     2000 and 2001..........................................      F-5
  Consolidated Statements of Cash Flows -- Years ended
     December 31, 1999, 2000 and 2001.......................      F-6
  Notes to Consolidated Financial Statements................      F-7
OTHER FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Statements of
  Earnings:
  Introduction to Unaudited Pro Forma Condensed Consolidated
     Statements of Earnings.................................     F-25
  Year ended December 31, 2001..............................     F-26
  Notes to Unaudited Pro Forma Condensed Consolidated
     Statements of Earnings.................................     F-27

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of Alcon, Inc.

     We have audited the accompanying consolidated balance sheets of Alcon, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of earnings, shareholder's equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alcon, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Fort Worth, Texas
February 1, 2002

                          ALCON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                                        2001
                                                                                      PRO FORMA
                                                                2000        2001      (NOTE 1)
                                                              --------    --------    ---------
                                                              (IN MILLIONS, EXCEPT SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  912.0    $1,140.5    $   140.5
  Investments...............................................      54.3        61.9         61.9
  Trade receivables, net....................................     489.7       492.0        492.0
  Inventories...............................................     344.2       379.5        379.5
  Deferred income tax assets................................     143.9       147.4        147.4
  Other current assets......................................     100.7        48.5         48.5
                                                              --------    --------    ---------
          Total current assets..............................   2,044.8     2,269.8      1,269.8
Property, plant and equipment, net..........................     613.4       643.8        643.8
Intangible assets, net......................................   1,138.8     1,008.2      1,008.2
Long term deferred income tax assets........................      40.5        98.1         98.1
Other assets................................................      44.0        50.9         50.9
                                                              --------    --------    ---------
          Total assets......................................  $3,881.5    $4,070.8      3,070.8
                                                              ========    ========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  114.3    $  108.6    $   108.6
  Short term borrowings.....................................   1,038.1       805.5      1,037.5
  Current maturities of long term debt......................      45.8        29.4         29.4
  Other current liabilities.................................     596.3       667.8        667.8
                                                              --------    --------    ---------
          Total current liabilities.........................   1,794.5     1,611.3      1,843.3
                                                              --------    --------    ---------
Long term debt, net of current maturities...................     699.8       697.4        697.4
Long term deferred income tax liabilities...................      45.5       103.3        103.3
Other long term liabilities.................................     240.3       269.2        269.2
Redeemable preferred shares.................................        --          --      2,188.6
Contingencies (Note 14)
Shareholder's equity (deficit):
  Common shares, par value CHF 0.20 per share, 300,000,000
     shares authorized, issued and outstanding at December
     31, 2000 and 2001; as adjusted for recapitalization,
     230,250,000 issued and outstanding.....................      42.9        42.9         32.9
  Additional (deficit) paid-in capital......................     592.0       592.0     (1,953.1)
  Accumulated other comprehensive loss......................     (91.4)     (110.8)      (110.8)
  Retained earnings.........................................     557.9       865.5           --
                                                              --------    --------    ---------
          Total shareholder's equity (deficit)..............   1,101.4     1,389.6     (2,031.0)
                                                              --------    --------    ---------
          Total liabilities and shareholder's equity........  $3,881.5    $4,070.8    $ 3,070.8
                                                              ========    ========    =========

          See accompanying notes to consolidated financial statements.

                          ALCON, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                             YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                       1999            2000            2001
                                                   ------------    ------------    ------------
                                                         (IN MILLIONS, EXCEPT SHARE DATA)
Sales............................................  $    2,401.0    $    2,553.6    $    2,747.7
Cost of goods sold...............................         719.1           749.7           798.3
Selling, general and administrative..............         805.2           855.8           953.7
Research and development.........................         213.1           246.3           289.8
In process research and development..............            --            18.5              --
Amortization of intangibles......................          46.4            86.5           117.0
                                                   ------------    ------------    ------------
     Operating income............................         617.2           596.8           588.9
Other income (expense):
  Gain (loss) from foreign currency, net.........          10.7             0.1            (4.8)
  Interest income................................          13.7            44.1            46.6
  Interest expense...............................         (54.4)          (86.3)         (107.7)
  Other..........................................            --              --            (9.1)
                                                   ------------    ------------    ------------
     Earnings before income taxes................         587.2           554.7           513.9
Income taxes.....................................         240.3           223.0           198.3
                                                   ------------    ------------    ------------
     Net earnings................................  $      346.9    $      331.7    $      315.6
                                                   ============    ============    ============
Basic and diluted earnings per common share......  $       1.22    $       1.11    $       1.05
                                                   ============    ============    ============
Basic and diluted weighted average common
  shares.........................................   283,973,000     300,000,000     300,000,000
                                                   ============    ============    ============

          See accompanying notes to consolidated financial statements.

                          ALCON, INC. AND SUBSIDIARIES

              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY AND
                              COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                   COMMON STOCK                     ACCUMULATED
                               --------------------   ADDITIONAL       OTHER       RETAINED
                                 NUMBER                PAID-IN     COMPREHENSIVE   EARNINGS
                                OF SHARES    AMOUNT    CAPITAL     INCOME (LOSS)   (DEFICIT)    TOTAL
                               -----------   ------   ----------   -------------   ---------   --------
                                                   (IN MILLIONS, EXCEPT SHARE DATA)
Balance, January 1, 1999.....  270,000,000   $39.1      $361.0        $ (32.0)      $  (3.9)   $  364.2
Comprehensive income:
  Net earnings...............           --      --          --             --         346.9       346.9
  Unrealized gains on
     investments.............           --      --          --            0.1            --         0.1
  Foreign currency
     translation
     adjustments.............           --      --          --          (39.3)           --       (39.3)
                                                                                               --------
     Total comprehensive
       income................                                                                     307.7
                                                                                               --------
Capital contribution.........   30,000,000     3.8       231.0             --            --       234.8
Dividends....................           --      --          --             --        (112.6)     (112.6)
                               -----------   -----      ------        -------       -------    --------
Balance, December 31, 1999...  300,000,000    42.9       592.0          (71.2)        230.4       794.1
Comprehensive income:
  Net earnings...............           --      --          --             --         331.7       331.7
  Unrealized losses on
     investments.............           --      --          --           (7.0)           --        (7.0)
  Foreign currency
     translation
     adjustments.............           --      --          --          (13.2)           --       (13.2)
                                                                                               --------
     Total comprehensive
       income................                                                                     311.5
                                                                                               --------
Dividends....................           --      --          --             --          (4.2)       (4.2)
                               -----------   -----      ------        -------       -------    --------
Balance, December 31, 2000...  300,000,000    42.9       592.0          (91.4)        557.9     1,101.4
Comprehensive income:
  Net earnings...............           --      --          --             --         315.6       315.6
  Unrealized gain on
     investments.............           --      --          --            0.4            --         0.4
  Impairment loss on
     investment..............           --      --          --            7.3            --         7.3
  Foreign currency
     translation
     adjustments.............           --      --          --          (27.1)           --       (27.1)
                                                                                               --------
     Total comprehensive
       income................                                                                     296.2
                                                                                               --------
Dividends....................           --      --          --             --          (8.0)       (8.0)
                               -----------   -----      ------        -------       -------    --------
Balance, December 31, 2001...  300,000,000   $42.9      $592.0        $(110.8)      $ 865.5    $1,389.6
                               ===========   =====      ======        =======       =======    ========

          See accompanying notes to consolidated financial statements.

                          ALCON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                               1999      2000       2001
                                                              -------   -------   --------
                                                                     (IN MILLIONS)
Cash provided by (used in) operating activities:
  Net earnings..............................................  $ 346.9   $ 331.7   $  315.6
  Adjustments to reconcile net earnings to cash provided
     from operating activities:
     Depreciation...........................................     70.7      74.2       78.3
     Amortization of intangibles............................     46.4      86.5      117.0
     Deferred income taxes..................................    (17.2)      4.4       (2.4)
     In process research and development....................       --      18.5          0
     (Gain) loss on sale of assets..........................      1.7      (1.5)       1.4
     Changes in operating assets and liabilities:
       Trade receivables....................................    (90.2)    (54.6)     (27.6)
       Inventories..........................................     17.1     (31.2)     (57.4)
       Other assets.........................................     81.9     (54.7)      15.8
       Accounts payable and other current liabilities.......     42.6     (16.2)      58.0
       Other long term liabilities..........................    (48.1)     35.7       29.8
                                                              -------   -------   --------
          Net cash from operating activities................    451.8     392.8      528.5
                                                              -------   -------   --------
Cash provided by (used in) investing activities:
  Proceeds from sale of assets..............................      3.7     107.9        4.2
  Purchases of property, plant and equipment................    (99.4)   (117.1)    (127.4)
  Purchase of intangible assets.............................    (15.2)       --      (10.9)
  Acquisitions, net of cash acquired........................       --    (863.0)        --
                                                              -------   -------   --------
          Net cash from investing activities................   (110.9)   (872.2)    (134.1)
                                                              -------   -------   --------
Cash provided by (used in) financing activities:
  Proceeds from issuance of long term debt..................      1.3     612.8       42.2
  Net proceeds (repayment) from short term debt.............    198.8     307.3     (194.8)
  Dividends to shareholder..................................   (112.6)     (4.2)      (8.0)
  Repayment of long term debt...............................    (66.1)    (32.9)     (37.7)
  Other.....................................................       --        --       42.8
                                                              -------   -------   --------
          Net cash from financing activities................     21.4     883.0     (155.5)
                                                              -------   -------   --------
Effect of exchange rates on cash and cash equivalents.......     (1.6)     (2.1)     (10.4)
                                                              -------   -------   --------
Net increase in cash and cash equivalents...................    360.7     401.5      228.5
Cash and cash equivalents, beginning of year................    149.8     510.5      912.0
                                                              -------   -------   --------
Cash and cash equivalents, end of year......................  $ 510.5   $ 912.0   $1,140.5
                                                              =======   =======   ========
Supplemental disclosure of cash flow information:
  Cash paid during the year for the following:
     Interest expense, net of amount capitalized............  $  55.1   $  85.6   $  111.6
                                                              =======   =======   ========
     Income taxes...........................................  $ 178.9   $ 192.7   $  146.1
                                                              =======   =======   ========

          See accompanying notes to consolidated financial statements.

                          ALCON, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (IN MILLIONS, EXCEPT SHARE DATA)

(1) SUBSEQUENT EVENTS

     Alcon, Inc., a Swiss corporation ("Alcon"), is a wholly-owned subsidiary of Nestle S.A. ("Nestle"). On September 20, 2001, the Board of Directors of Nestle approved the exploration of an initial public offering (the "IPO") of a minority stake in Alcon.

     In December 2001, Alcon declared a 5,000 for 1 share split on its common shares, in preparation for the IPO, resulting in 300,000,000 common shares outstanding. The impact of this share split has been retroactively applied to all periods presented.

     Immediately prior to the IPO, Alcon expects to make a dividend payment to Nestle of CHF 2,100 (or approximately $1,232 based on an exchange rate of U.S.$1.00 = CHF 1.704) which is expected to be financed by existing cash and cash equivalents and, if necessary, with additional borrowings. To the extent that the amount of this payment exceeds the Company's retained earnings, the excess is considered a return of capital under U.S. generally accepted accounting principles. The entire payment is considered a dividend under Swiss law.

     In addition, prior to or immediately after the IPO, the Company expects to replace the majority of its borrowings from Nestle with third-party borrowings most of which will be guaranteed by Nestle.

     Contingent upon the IPO, the Company will change certain provisions of its deferred compensation plan. These changes will result in a $22.4 charge to operating income ($14.1 net of tax) upon the completion of the IPO.

     Prior to the completion of the IPO, Nestle expects to convert 69,750,000 of the Alcon common shares it owns into 69,750,000 Alcon preferred shares. The preferred shares are not convertible into common shares and no preferred dividends will be paid. The proceeds, net of related costs including taxes, from the IPO are to be used to redeem the preferred shares. The redemption will become payable approximately two months subsequent to the completion of the IPO. If the underwriters over-allotment option is exercised, the proceeds from this exercise will be used to repay short-term indebtedness and for general corporate purposes.

     The pro forma balance sheet reflects the CHF 2,100 (or approximately $1,232) dividend payment to Nestle and the conversion of common shares into preferred shares with an assumed redemption value of $2,188.6 as though they had occurred as of December 31, 2001. The pro forma balance sheet does not reflect the IPO proceeds or the redemption of the preferred shares.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  (a) Description of Business

     The principal business of Alcon and all of its subsidiaries (collectively, the "Company") is the development, manufacture and marketing of pharmaceuticals, surgical equipment and devices, contact lens care and other vision care products that treat eye diseases and disorders and promote the general health and function of the human eye. Due to the nature of the Company's worldwide operations, it is not subject to significant concentration risks.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

  (b) Principles of Consolidation

     The consolidated financial statements include the accounts of the Company. All significant balances and transactions among the consolidated entities have been eliminated in consolidation. All consolidated entities are included on the basis of a calendar year.

  (c) Management Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Actual results could differ from those estimates.

  (d) Foreign Currency

     The reporting currency of the Company is the United States dollar. The financial position and results of operations of the Company's foreign subsidiaries are generally determined using the local currency as the functional currency. Assets and liabilities of these subsidiaries have been translated at the rate of exchange at the end of each period. Revenues and expenses have been translated at the weighted average rate of exchange in effect during the period. Gains and losses resulting from translation adjustments are included in accumulated other comprehensive loss in shareholder's equity. The impact of subsidiaries located in countries whose economies are considered highly inflationary is insignificant. Gains and losses resulting from foreign currency transactions are included in nonoperating earnings.

  (e) Cash and Cash Equivalents

     Cash equivalents include demand deposits and all highly liquid investments with original maturities of three months or less.

  (f) Inventories

     Inventories are stated at the lower of cost or market. Cost is determined primarily using the first-in, first-out method.

  (g) Investments

     Investments consist of equity and fixed income securities classified as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

     A decline in the market value of any available-for-sale investments that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend and interest income are recognized when earned.

  (h) Financial Instruments

     The Company uses various derivative financial instruments on a limited basis as part of a strategy to manage the Company's exposure to certain market risks associated with interest rate and foreign currency exchange rate fluctuations. The Company evaluates the use of interest rate swaps and periodically uses

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

such agreements to manage its interest risk on selected debt instruments. The Company does not enter into financial instruments for trading or speculative purposes.

     The Company periodically uses foreign currency forward contracts to reduce the effect of fluctuating foreign currencies on foreign currency denominated intercompany transactions. The forward contracts establish the exchange rates at which the Company purchases or sells the contracted amount of local currencies for specified foreign currencies at a future date. The Company uses forward contracts, which are short-term in nature, and receives or pays the difference between the contracted forward rate and the exchange rate at the settlement date.

     All derivatives are recognized on the balance sheet at their fair value. The Company currently has no material derivative instruments that qualify as a hedge as defined by Financial Accounting Standards Board Statement Number 133, Accounting for Derivative Instruments and Statement Number 138, Accounting for Derivative Instruments and Certain Hedging Activities. Accordingly, all changes in fair value of derivative instruments are recognized in the statements of earnings.

  (i) Property, Plant and Equipment

     Property, plant and equipment are stated at historical cost. Additions, major renewals and improvements are capitalized while repairs and maintenance costs are expensed. Upon disposition, the book value of assets and related accumulated depreciation is relieved and the resulting gains or losses are reflected in earnings.

     Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets which are as follows:

Land improvements...........................................     25 years
Buildings and improvements..................................  25-50 years
Machinery, other equipment and software.....................   3-12 years

  (j) Intangible Assets

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, which are 10 to 20 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     Other intangible assets consist of workforce, customer base, trademarks and patents, and licensed technology. The cost of other intangible assets is amortized straight line over the estimated useful lives of the respective assets, which are 5 to 20 years.

  (k) Impairment

     Long-lived assets and certain identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (l) Pension and Other Postretirement Plans

     The Company sponsors several defined contribution plans, defined benefit retirement plans and a postretirement health care plan.

     The Company provides for the benefits payable to employees on retirement by charging current service costs to income systematically over the expected service lives of employees who participate in defined benefit plans. An actuarially computed amount is determined at the beginning of each year by using valuation methods that attribute the cost of the retirement benefits to periods of employee service. Such valuation methods incorporate assumptions concerning employees' projected compensation and health care cost trends. Past service costs are generally charged to income systematically over the remaining expected service lives of participating employees.

     The cost recognized for defined contribution plans is based upon the contribution required for the period.

  (m) Revenue Recognition

     The Company recognizes revenue on product sales when the customer takes title and assumes risk of loss except for refractive laser system sales. If the customer takes title and assumes risk of loss upon shipment, revenue is recognized on the shipment date. If the customer takes title and assumes risk of loss upon delivery, revenue is recognized on the delivery date. Revenue is recognized as the net amount to be received after deducting estimated amounts for rebates and product returns. The Company recognizes revenue on refractive laser system equipment sales when the customer takes title and assumes risk of loss and when installation and training have been completed. Per procedure license fees related to refractive laser systems are recognized when the procedure is performed. Estimated costs for warranty are recorded in cost of goods sold when the related equipment revenue is recognized.

     In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101 -- "Revenue Recognition in Financial Statements," as amended, effective October 1, 2000. SAB No. 101 summarizes certain of the staff's views in applying accounting principles generally accepted in the United States of America to revenue recognition in financial statements. The Company recognizes revenue in accordance with SAB No. 101.

  (n) Research and Development

     Internal research and development are expensed as incurred. Third-party research and development costs are expensed as the contracted work is performed or as milestone results have been achieved.

  (o) Selling, General and Administrative

     Advertising costs are expensed as incurred. Advertising costs amounted to $83.7, $83.4 and $96.0 in 1999, 2000 and 2001, respectively.

     Shipping and handling costs amounted to $28.1, $31.2 and $33.5 in 1999, 2000 and 2001, respectively.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

  (p) Income Taxes

     The Company recognizes deferred income tax assets and liabilities for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss and credit carryforwards. The impact on deferred income taxes of changes in tax rates and laws, if any, are applied to the years during which temporary differences are expected to be settled and reflected in the financial statements in the period of enactment. Withholding taxes have been provided on unremitted earnings of subsidiaries which are not reinvested indefinitely in such operations. Dividends to Alcon do not result in Swiss income taxes.

  (q) Basic and Diluted Earnings Per Common Share

     Basic and diluted earnings per common share are based on the weighted average number of common shares outstanding for the relevant period. There were no dilutive securities outstanding at December 31, 1999, 2000 and 2001.

  (r) Comprehensive Income

     Comprehensive income consists of net earnings, foreign currency translation adjustments and unrealized gains (losses) on investments and is presented in the consolidated statements of shareholder's equity and comprehensive income.

  (s) Stock Based Compensation

     The Company applies the intrinsic value based method to account for grants to Company employees by Nestle's stock option plan. Under this method, compensation expense is measured as soon as the number of shares and the exercise price is known. Compensation cost is measured by the amount by which the current market price of the underlying stock exceeded the exercise price. The Company discloses the pro forma impact of the fair value based method of accounting for stock based employee compensation plans.

(3) SUMMIT ACQUISITION

     On July 7, 2000, the Company purchased substantially all of the outstanding stock and options of Summit Autonomous, Inc. ("Summit") for a total purchase price of $948.0 including acquisition costs. Summit manufactures, sells and services excimer laser systems and related products which correct vision disorders. The acquisition was financed with both short-term and long-term borrowings and was accounted for using the purchase method. Under the purchase method, the Company allocated the purchase price to the identified assets (including tangible and intangible assets), in process research and development ("IPR&D") and liabilities based on their respective fair values. The excess of the purchase price over the value of the identified assets, IPR&D and liabilities was recorded as goodwill and is being amortized on a straight-line basis over twenty years. The useful lives of the identified intangible assets and goodwill were determined based upon an evaluation of pertinent factors, including consideration of legal, regulatory and contractual provisions which could limit the maximum useful life, management judgement and reports of independent appraisers.

     Acquired IPR&D of $18.5 related to the LADARWave(TM) Custom Cornea Wavefront System project was expensed immediately, resulting in a noncash charge to 2000 earnings, since the project had not reached technological feasibility and the assets to be used in such project had no alternative future use. The value of the IPR&D was determined by an independent appraiser.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Summit's operations since the acquisition date have been included in the Company's accompanying consolidated financial statements. The total purchase price was allocated as follows:

Current assets..............................................  $  197.4
Property, plant and equipment...............................      17.3
Other assets................................................       1.0
Goodwill....................................................     539.1
IPR&D.......................................................      18.5
Licensed technology.........................................     321.0
Other intangible assets.....................................      94.4
                                                              --------
  Total assets..............................................   1,188.7
Current liabilities.........................................     (86.4)
Long term debt..............................................      (2.0)
Long term deferred tax liabilities..........................    (151.3)
Other long term liabilities.................................      (1.0)
                                                              --------
  Acquisition cost..........................................  $  948.0
                                                              ========

     The following unaudited pro forma summary presents information as if Summit had been acquired on January 1, 1999. The pro forma amounts include adjustments to recognize additional interest expense, amortization and related income taxes arising from the acquisition. IPR&D has been excluded from this pro forma information. The pro forma information does not necessarily reflect the actual results that would have occurred nor is it necessarily indicative of future results of the operations of the combined companies. Pro forma net earnings below include Summit's discontinued operations.

                                                          YEAR ENDED DECEMBER 31,
                                                          ------------------------
                                                             1999          2000
                                                          ----------    ----------
Sales...................................................   $2,465.2      $2,585.8
Net earnings............................................      259.6         244.9
Earnings per share......................................   $   0.46      $   0.41

     Summit, VISX, and certain of their affiliates (including Pillar Point Partners, a partnership between affiliates of Summit and VISX) were involved in a number of antitrust lawsuits which, among other things, alleged price-fixing in connection with per-procedure patent royalties charged by Summit and VISX. These suits were settled in July 2001 for $25.0. This settlement was accrued on the July 7, 2000 balance sheet of Summit and is included in the pro forma net earnings above.

     Summit and certain of its present and former officers were defendants in two class action shareholder suits claiming, among other things, violations of the Securities Act of 1933 and the Securities Exchange Act of 1934. These suits were settled for $10.0 during the fourth quarter of 2000. This settlement was accrued on the July 7, 2000 balance sheet of Summit and is included in the pro forma net earnings above.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

(4) SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                              DECEMBER 31,
                                                           ------------------
                                                            2000       2001
                                                           ------    --------
CASH AND CASH EQUIVALENTS
Cash.....................................................  $ 41.2    $   45.8
Cash equivalents -- Nestle...............................   844.5     1,094.0
Cash equivalents -- Other................................    26.3         0.7
                                                           ------    --------
                                                           $912.0    $1,140.5
                                                           ======    ========

     Cash equivalents consist of interest bearing deposits and repurchase agreements with an initial term of less than three months. Certain cash equivalents are on deposit with Nestle subsidiaries, bear interest of LIBOR plus a margin and have original maturities of less than three months.

                                                               DECEMBER 31,
                                                             ----------------
                                                              2000      2001
                                                             ------    ------
TRADE RECEIVABLES, NET
Trade receivables..........................................  $510.0    $516.0
Allowance for doubtful accounts............................    20.3      24.0
                                                             ------    ------
                                                             $489.7    $492.0
                                                             ======    ======

     Bad debt expense for the years ended December 31, 1999, 2000 and 2001 was $0.8, $3.1 and $11.9, respectively. The allowance for doubtful accounts at the beginning of 1999 and 2000 was $23.1 and, $17.0, respectively. Charge offs (recoveries), net, for the years ended December 31, 1999, 2000 and 2001 were $6.9, $(0.2) and $8.2, respectively.

                                                               DECEMBER 31,
                                                             ----------------
                                                              2000      2001
                                                             ------    ------
INVENTORIES
Finished products..........................................  $220.9    $219.8
Work in process............................................    32.2      36.2
Raw materials..............................................    91.1     123.5
                                                             ------    ------
                                                             $344.2    $379.5
                                                             ======    ======

                                                               DECEMBER 31,
                                                              ---------------
                                                               2000     2001
                                                              ------    -----
OTHER CURRENT ASSETS
Prepaid expenses............................................  $ 31.9    $18.4
Receivables from affiliates.................................     1.4      1.3
Other.......................................................    67.4     28.8
                                                              ------    -----
                                                              $100.7    $48.5
                                                              ======    =====

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,
                                                          --------------------
                                                            2000        2001
                                                          --------    --------
PROPERTY, PLANT AND EQUIPMENT, NET
Land and improvements...................................  $   19.0    $   21.5
Buildings and improvements..............................     396.2       439.5
Machinery, other equipment and software.................     596.9       665.2
Construction in progress................................      74.5        38.4
                                                          --------    --------
                                                           1,086.6     1,164.6
Accumulated depreciation................................     473.2       520.8
                                                          --------    --------
                                                          $  613.4    $  643.8
                                                          ========    ========

     Construction in progress at December 31, 2001 consists primarily of various plant expansion projects. Commitments related to these projects at December 31, 2001 totaled $16.0.

                                                              DECEMBER 31,
                                                          --------------------
                                                            2000        2001
                                                          --------    --------
INTANGIBLE ASSETS, NET
Goodwill................................................  $  660.9    $  657.6
Licensed technology.....................................     526.1       502.0
Other intangible assets.................................     176.9       187.7
                                                          --------    --------
                                                           1,363.9     1,347.3
Accumulated amortization................................     225.1       339.1
                                                          --------    --------
                                                          $1,138.8    $1,008.2
                                                          ========    ========

                                                               DECEMBER 31,
                                                             ----------------
                                                              2000      2001
                                                             ------    ------
OTHER CURRENT LIABILITIES
Deferred income tax liabilities............................  $ 11.9    $ 15.5
Payables to affiliates.....................................     1.9      47.1
Accrued payroll............................................   140.0     159.0
Accrued taxes..............................................   203.4     214.0
Other......................................................   239.1     232.2
                                                             ------    ------
                                                             $596.3    $667.8
                                                             ======    ======

                                                               DECEMBER 31,
                                                             ----------------
                                                              2000      2001
                                                             ------    ------
OTHER LONG TERM LIABILITIES
Pension plans..............................................  $135.8    $146.8
Postretirement healthcare plan.............................    23.3      32.1
Deferred compensation......................................    54.1      65.7
Other......................................................    27.1      24.6
                                                             ------    ------
                                                             $240.3    $269.2
                                                             ======    ======

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

(5) SHORT TERM BORROWINGS

                                                              DECEMBER 31,
                                                           ------------------
                                                             2000       2001
                                                           --------    ------
Lines of credit..........................................  $  219.4    $192.1
Affiliates...............................................     790.6     565.4
Bank overdrafts..........................................      28.1      48.0
                                                           --------    ------
                                                           $1,038.1    $805.5
                                                           ========    ======

     The Company has several unsecured line of credit agreements totaling $324.6 at December 31, 2001, with third parties that are denominated in various currencies. The commitment fees related to unused borrowings under these facilities were nominal during 1999, 2000 and 2001. The weighted average interest rate at December 31, 2000 and 2001 was 10.0% and 6.3%, respectively. Amounts outstanding under these agreements at December 31, 2001 are due at various dates during 2002.

     The Company has various unsecured promissory notes and line of credit agreements denominated in various currencies with several subsidiaries of Nestle. These short term borrowings at December 31, 2001 are either due on demand or at various dates during 2002. The weighted average interest rate at December 31, 2000 and 2001 was 6.8% and 2.9%, respectively. The unused portion under the line of credit agreements is $1,126.9 at December 31, 2001.

     The Company has several unsecured bank overdraft lines of credit denominated in various currencies totalling $182.0 at December 31, 2001. The weighted average interest rate on bank overdrafts at December 31, 2000 and 2001 were 7.3% and 7.4%, respectively.

(6) LONG TERM DEBT

                                                               DECEMBER 31,
                                                             ----------------
                                                              2000      2001
                                                             ------    ------
Long term debt -- affiliates...............................  $604.5    $600.0
License obligations........................................   124.1      70.6
Bonds......................................................      --      39.6
Other......................................................    17.0      16.6
                                                             ------    ------
     Total long term debt..................................   745.6     726.8
Less: current maturities...................................    45.8      29.4
                                                             ------    ------
  Long term debt less current maturities...................  $699.8    $697.4
                                                             ======    ======

     To finance the July 2000 acquisition of Summit, the Company entered into an unsecured promissory note, due March 2009, with a subsidiary of Nestle for $600.0 at an interest rate of 7.89%.

     License obligations represent the present value of noninterest bearing future fixed payments through 2007 which have been capitalized as intangibles. These obligations have been discounted at the Company's borrowing rate (6.25% to 8.50%) at the time each license was obtained.

     During January 2001, the Company's Japanese subsidiary issued bonds with interest at LIBOR (0.1% at December 31, 2001) due 2011. Such bonds are guaranteed by Nestle for a fee of approximately $0.10 per year.

     Long term maturities for each of the next five years are $29.4 in 2002, $23.4 in 2003, $9.0 in 2004, $4.9 in 2005, and $4.7 in 2006.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Interest costs of $1.4, $2.3 and $2.2 in 1999, 2000 and 2001, respectively, were capitalized as part of property, plant and equipment.

(7) INCOME TAXES

     The components of earnings before income taxes were:

                                                      1999     2000     2001
                                                     ------   ------   ------
Switzerland........................................  $128.3   $172.4   $267.7
Outside of Switzerland.............................   458.9    382.3    246.2
                                                     ------   ------   ------
  Earnings before income taxes.....................  $587.2   $554.7   $513.9
                                                     ======   ======   ======

     Income tax expense (benefit) consists of the following:

                                                      1999     2000     2001
                                                     ------   ------   ------
Current:
  Switzerland......................................  $ 29.4   $ 25.4   $ 33.4
  Outside of Switzerland...........................   228.8    193.4    167.3
                                                     ------   ------   ------
     Total current.................................   258.2    218.8    200.7
                                                     ------   ------   ------
Deferred:
  Switzerland......................................     0.4      2.5      3.2
  Outside of Switzerland...........................   (18.3)     1.7     (5.6)
                                                     ------   ------   ------
     Total deferred................................   (17.9)     4.2     (2.4)
                                                     ------   ------   ------
Total..............................................  $240.3   $223.0   $198.3
                                                     ======   ======   ======

     A comparison of income tax expense at the statutory tax rate of 7.8% in Switzerland to the consolidated effective tax rate is as follows:

                                                           1999   2000   2001
                                                           ----   ----   ----
Statutory income tax rate................................   7.8%   7.8%   7.8%
Effect of higher tax rates in other jurisdictions........  25.6   14.1   13.0
Goodwill amortization and other nondeductible items......   8.7   14.0   17.2
Other....................................................  (1.2)   4.3    0.6
                                                           ----   ----   ----
Effective tax rate.......................................  40.9%  40.2%  38.6%
                                                           ====   ====   ====

     At December 31, 2001, Alcon's subsidiaries had net operating loss carryforwards as follows:

YEAR OF EXPIRATION                                            AMOUNT
------------------                                            ------
2002........................................................    0.1
2003........................................................    1.3
2004........................................................    1.4
2005........................................................    4.0
2006........................................................    1.9
2007-2009...................................................    1.6
Indefinite..................................................   11.1
                                                              -----
                                                              $21.4
                                                              =====

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Deferred income taxes are recognized for tax consequences of "temporary differences" by applying enacted statutory tax rates, applicable to future years, to differences between the financial reporting and the tax basis of existing assets and liabilities.

     Temporary differences and carryforwards at December 31, 2000 and 2001 are as follows:

                                                              2000      2001
                                                             ------    ------
Deferred income tax assets:
  Trade receivables........................................  $ 20.0    $ 16.7
  Inventories..............................................    50.8      42.1
  Other current assets.....................................    30.8      23.5
  Other assets.............................................     6.8        --
  Accounts payable and other current liabilities...........    36.7      49.8
  Other liabilities........................................   117.3     112.2
  Net operating loss carryforwards.........................     6.7       6.3
                                                             ------    ------
     Gross deferred income tax assets......................   269.1     250.6
  Valuation allowance......................................    (6.7)     (4.6)
                                                             ------    ------
     Total deferred income tax assets......................   262.4     246.0
                                                             ------    ------
Deferred income tax liabilities:
  Property, plant and equipment............................    23.4      30.8
  Intangible assets........................................   104.3      82.9
  Other....................................................     7.7       5.6
                                                             ------    ------
     Total deferred income tax liabilities.................   135.4     119.3
                                                             ------    ------
     Net deferred income tax assets........................  $127.0    $126.7
                                                             ======    ======

     Based on the Company's historical pre-tax earnings, management believes it is more likely than not that the Company will realize the benefit of the existing net deferred income tax assets at December 31, 2001. Management believes the existing net deductible temporary differences will reverse during periods in which the Company generates net taxable earnings; however, there can be no assurance that the Company will generate any earnings or any specific level of continuing earnings in future years. Certain tax planning or other strategies could be implemented, if necessary, to supplement earnings from operations to fully realize tax benefits.

     Withholding taxes of approximately $32.0 have not been provided on approximately $627.0 of unremitted earnings of certain subsidiaries since such earnings are, or will be, reinvested in operations indefinitely. Dividends to Alcon do not result in Swiss income taxes.

(8) BUSINESS SEGMENTS

     The Company conducts its global business through two business segments:
Alcon United States and Alcon International. Alcon United States includes sales to unaffiliated customers located in the United States of America, excluding Puerto Rico. Alcon United States operating profit is derived from operating profits within the United States as well as operating profits earned outside of the United States related to the United States business. Alcon International includes sales to all other unaffiliated customers. Each business segment markets and sells products principally in three product categories of the ophthalmic market: (1) pharmaceutical (e.g., prescription ophthalmic drugs), (2) surgical equipment and devices,

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

(e.g., cataract, retinal, and refractive) and (3) contact lens care (e.g., disinfecting and cleaning solutions) and other vision care products (e.g., artificial tears). Business segment operations generally do not include research and development, manufacturing and other corporate functions. Each business segment is managed by a single business segment manager who reports to the Chief Executive Officer who is the chief operating decision maker of the Company.

     Segment performance is measured based on sales and operating income reported in accordance with International Accounting Standards ("IAS"). The principal differences between the IAS accounting policies used to generate segment results and the Company's overall accounting policies under U.S. GAAP include differences in intangible asset cost and lives and in process research and development (expensed for U.S. GAAP, but not for IAS). Certain manufacturing costs and manufacturing variances are not assigned to business segments because most manufacturing operations produce products for more than one business segment. Research and development costs, excluding regulatory costs which are included in the business segments, are treated as general corporate costs and are not assigned to business segments.

     Identifiable assets are not assigned by business segment and are not considered in evaluating the performance of the business segments.

                                                                                                   DEPRECIATION AND
                                            SALES                     OPERATING INCOME               AMORTIZATION
                                ------------------------------   ---------------------------   ------------------------
                                  1999       2000       2001      1999      2000      2001      1999     2000     2001
                                --------   --------   --------   -------   -------   -------   ------   ------   ------
IAS:
  United States...............  $1,263.2   $1,333.4   $1,464.6   $ 557.2   $ 519.6   $ 571.1   $ 30.7   $ 53.2   $ 66.5
  International...............   1,137.8    1,220.2    1,283.1     328.0     380.1     402.6     42.5     48.6     55.4
                                --------   --------   --------   -------   -------   -------   ------   ------   ------
    Segments total............   2,401.0    2,553.6    2,747.7     885.2     899.7     973.7     73.2    101.8    121.9
  Manufacturing operations....        --         --         --     (44.2)    (10.8)    (27.3)    25.9     26.4     25.0
  Research and development....        --         --         --    (197.9)   (220.8)   (269.8)     5.7      6.7      7.4
  General corporate...........        --         --         --     (26.9)    (29.4)    (36.8)      --       --       --
U.S. GAAP adjustments:
  Amortization................        --         --         --     (11.9)    (24.2)    (36.8)    11.9     24.2     36.8
  IPR&D.......................        --         --         --        --     (18.5)       --       --       --       --
  Other.......................        --         --         --      12.9       0.8     (14.1)     0.4      1.6      4.2
                                --------   --------   --------   -------   -------   -------   ------   ------   ------
U.S. GAAP total...............  $2,401.0   $2,553.6   $2,747.7   $ 617.2   $ 596.8   $ 588.9   $117.1   $160.7   $195.3
                                ========   ========   ========   =======   =======   =======   ======   ======   ======

(9) GEOGRAPHIC, CUSTOMER AND PRODUCT INFORMATION

     Sales for the Company's country of domicile and all individual countries accounting for more than 10% of total sales are noted below along with long lived assets in those countries. Sales by ophthalmic market segment are also included. Sales below are based on the location of the customer. No single customer accounts for more than 10% of total sales.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                            SALES                PROPERTY, PLANT
                                                ------------------------------    AND EQUIPMENT
                                                      FOR THE YEAR ENDED         ---------------
                                                         DECEMBER 31,            AT DECEMBER 31,
                                                ------------------------------   ---------------
                                                  1999       2000       2001      2000     2001
                                                --------   --------   --------   ------   ------
United States.................................  $1,263.2   $1,333.4   $1,464.6   $430.6   $463.1
Japan.........................................     266.2      309.4      284.8      6.0      5.2
Switzerland...................................      13.2       14.7       16.2      4.9      4.1
Rest of World.................................     858.4      896.1      982.1    171.9    171.4
                                                --------   --------   --------   ------   ------
     Total....................................  $2,401.0   $2,553.6   $2,747.7   $613.4   $643.8
                                                ========   ========   ========   ======   ======
Pharmaceutical................................  $  779.6   $  836.2   $  927.8
Surgical......................................   1,160.1    1,263.9    1,357.7
Contact lens care and other vision care.......     461.3      453.5      462.2
                                                --------   --------   --------
     Total....................................  $2,401.0   $2,553.6   $2,747.7
                                                ========   ========   ========

(10) DEFERRED COMPENSATION

     The Company has an unfunded deferred compensation plan referred to as the 1994 Phantom Stock Plan for which key management members and certain other employees are eligible to be considered for participation. A committee appointed by the Board of Directors administers the plan. Plan payments were $13.5 and $16.1 for 2000 and 2001, respectively. The plan's liability was $63.1 and $74.5 at December 31, 2000 and 2001, respectively, which is included in other current liabilities and other long term liabilities in the accompanying consolidated balance sheets.

(11) FINANCIAL INSTRUMENTS

     At December 31, 2000 and 2001, the Company's financial instruments included cash, cash equivalents, investments, trade receivables, accounts payable, short term borrowings and long term debt. The estimated fair value of all of these financial instruments is as noted below. Due to the short term maturities of cash, cash equivalents, trade receivables, accounts payable and short term borrowings, the carrying amount approximates fair value. The fair value of long term debt is based on interest rates then currently available to the Company for issuance of debt with similar terms and remaining maturities. The fair value of investments was based on quoted market prices at year end.

                                                                     DECEMBER 31,
                                                       -----------------------------------------
                                                              2000                  2001
                                                       -------------------   -------------------
                                                       CARRYING     FAIR     CARRYING     FAIR
                                                       AMOUNTS     VALUE     AMOUNTS     VALUE
                                                       --------   --------   --------   --------
Cash and cash equivalents............................  $  912.0   $  912.0   $1,140.5   $1,140.5
Investments:
  Marketable equity..................................       5.6        5.6        4.8        4.8
  Fixed income.......................................      48.7       48.7       57.1       57.1
Trade receivables, net...............................     489.7      489.7      492.0      492.0
Accounts payable.....................................      98.2       98.2      108.6      108.6
Short term borrowings................................   1,054.2    1,054.2      805.5      805.5
Long term debt.......................................     745.6      763.3      726.8      832.0

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     Investment amounts include net unrealized holding losses (gains) of $6.9 and $(0.7) at December 31, 2000 and 2001, respectively. During 2001, an impairment loss on a marketable equity investment of $9.1 was recorded in other nonoperating expenses ($5.7 net of tax).

(12) RELATED PARTY TRANSACTIONS

     The Company's material transactions with related parties have been with Nestle and its subsidiaries. All material related party transactions that are not disclosed elsewhere in these notes are included below.

     During 1999, 2000 and 2001 the Company had investments and borrowings with Nestle and its subsidiaries which resulted in the following impact to earnings before income taxes:

                                                        1999    2000    2001
                                                        -----   -----   -----
Interest expense......................................  $21.9   $49.9   $80.8
                                                        =====   =====   =====
Interest income.......................................  $ 3.6   $28.2   $37.6
                                                        =====   =====   =====

     During June 1999, Nestle contributed to the Company the debt that a subsidiary of the Company owed Nestle. The book value of this debt, which was $234.8, was recorded as a capital contribution in 1999.

     The Company had a minority interest in a finance company that was owned jointly with a Nestle subsidiary. The investment was recorded using the equity method of accounting. During 2000, this investment was sold to a Nestle subsidiary at book value for $76.4.

     The Company leases certain facilities from Nestle subsidiaries which resulted in rent expense of $0.6 in 1999, 2000 and 2001.

     At December 31, 1999, 2000 and 2001, certain employees of the Company participated in a Nestle stock option plan. The Company uses the intrinsic-value method to account for the employee's participation in this plan. The impact of these options under the intrinsic-value method or the fair-value method is negligible.

     Under the Nestle stock option plan, the employee is granted options to purchase Nestle common stock with an exercise price equal to the market value on the date of grant. The options have lives of five and seven years and vest after two and three years, respectively. The plan provides the employees with the option of taking cash for the intrinsic value or paying the exercise price and taking the stock of Nestle. Since the participants have the option to take net settlement in cash, the plan has been treated as a variable plan under the intrinsic-value method.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     A summary of the options is as follows:

                                        1999                          2000                          2001
                             ---------------------------   ---------------------------   ---------------------------
                                        WEIGHTED AVERAGE              WEIGHTED AVERAGE              WEIGHTED AVERAGE
                              SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE     SHARES     EXERCISE PRICE
                             (ACTUAL)     (ACTUAL CHF)     (ACTUAL)     (ACTUAL CHF)     (ACTUAL)     (ACTUAL CHF)
                             --------   ----------------   --------   ----------------   --------   ----------------
Outstanding at beginning of
  year.....................   19,980         155.9          24,660         175.8          12,810         258.8
Granted....................    4,680         260.9           4,290         281.9           4,300         343.2
Exercised..................       --            --          16,140         138.3              --            --
                             -------         -----         -------         -----         -------         -----
Outstanding at end of
  year.....................   24,660         175.8          12,810         258.8          17,110         280.0
                             =======         =====         =======         =====         =======         =====
Options exercisable at end
  of year..................   16,140         138.3           3,840         230.3           8,520         247.1
                             =======         =====         =======         =====         =======         =====
Weighted average fair value
  of options granted during
  the year (Actual
  U.S.$)...................  $ 45.55                       $ 49.51                       $ 55.83
                             =======                       =======                       =======

     The fair value of options granted was calculated using the Black Scholes option pricing model with the following assumptions, with respect to Nestle: dividend yield of 1.6% in 1999 and 2000 and 1.2% in 2001; volatility of 22% in 1999 and 2000 and 24% in 2001; risk free interest rate of 4.6%, 6.5% and 4.9% in 1999, 2000 and 2001, respectively; and an expected term of five years.

(13) PENSION AND POSTRETIREMENT BENEFITS

     The Company's pension and postretirement benefit plans, which in aggregate cover substantially all employees in the United States and employees in certain other countries, consist of defined benefit pension plans, defined contribution plans and a postretirement health care plan. The Company's cost of defined contribution plans was $34.4, $40.3 and $45.4 in 1999, 2000 and 2001, respectively. The information provided below pertains to the Company's defined benefit pension plans and postretirement health care plan. The following table reconciles the changes in benefit obligations, fair value of plan assets, and funded status for the two-year period ending December 31, 2001:

                                                                               POSTRETIREMENT
                                                         PENSION BENEFITS         BENEFITS
                                                        ------------------    ----------------
                                                         2000       2001       2000      2001
                                                        -------    -------    ------    ------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year...............  $ 125.3    $ 154.4    $109.8    $120.3
Service cost..........................................     10.6       12.0       6.7       7.6
Interest cost.........................................      7.9        9.7       8.1       9.3
Amendments............................................      0.9         --        --        --
Benefit paid..........................................     (4.5)      (5.7)     (2.2)     (3.4)
Actuarial (gain)/loss.................................     14.2       13.8      (2.1)     (9.9)
                                                        -------    -------    ------    ------
Benefit obligation at end of year.....................    154.4      184.2     120.3     123.9
                                                        =======    =======    ======    ======
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year........      7.6        8.1     100.3      97.8
Actual return on plan assets..........................     (1.2)      (1.2)     (0.3)     (7.2)
Employer contribution.................................      6.2       11.6        --        --
Benefits paid.........................................     (4.5)      (5.7)     (2.2)     (3.4)
                                                        -------    -------    ------    ------
Fair value of plan assets at end of year..............      8.1       12.8      97.8      87.2
                                                        =======    =======    ======    ======

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                                               POSTRETIREMENT
                                                         PENSION BENEFITS         BENEFITS
                                                        ------------------    ----------------
                                                         2000       2001       2000      2001
                                                        -------    -------    ------    ------
RECONCILIATION OF FUNDED STATUS TO BALANCE SHEET
  LIABILITY
Funded status.........................................   (146.3)    (171.4)    (22.5)    (36.7)
Unrecognized prior service cost.......................      0.8         --       4.9       4.3
Unrecognized actuarial (gain)/loss....................      9.7       24.6      (5.7)      0.3
                                                        -------    -------    ------    ------
Net amount recognized in other long term
  liabilities.........................................  $(135.8)   $(146.8)   $(23.3)   $(32.1)
                                                        =======    =======    ======    ======
WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31,
Discount rate.........................................  3.0-7.5%   3.0-7.3%      7.8%      7.5%
Expected return on plan assets........................      3.0%       3.0%      9.0%      9.0%
Rate of compensation increase.........................      5.0%      6.25%      N/A       N/A

                                              1999     2000     2001     1999     2000     2001
                                              -----    -----    -----    -----    -----    ----
COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost................................  $10.2    $10.6    $12.0    $ 5.8    $ 6.7    $7.6
Interest cost...............................    7.1      7.9      9.7      7.3      8.1     9.3
Expected return on assets...................   (0.2)    (0.2)    (0.2)    (0.8)    (6.5)   (8.6)
Prior service cost amortization.............    0.6      0.7       --      0.4      2.7     0.5
Recognized actuarial loss...................    0.6      4.0      0.2       --       --      --
                                              -----    -----    -----    -----    -----    ----
Net periodic benefit cost...................  $18.3    $23.0    $21.7    $12.7    $11.0    $8.8
                                              =====    =====    =====    =====    =====    ====

     The health care cost trend rate used to measure the expected cost of benefits covered by the postretirement plan is 9.0% in 2001, declining to 4.5% in 2006 and after. The effect of a one percentage point change in assumed medical cost trend rates is as follows:

                                                         1%                1%
                                                      INCREASE          DECREASE
                                                   --------------    --------------
Effect on total of service and interest cost
  components.....................................      $ 3.4             $ (2.7)
Effect on the postretirement benefit
  obligation.....................................       21.2              (17.1)

     In certain countries, the Company's employees participate in defined benefit plans of Nestle. No separate valuation for the Company's employees has historically been prepared for the plans as they are not material to the Company or to Nestle. Accordingly these plans are treated as multi-employer plans. Annual contributions to these plans are determined by Nestle and charged to the Company. Company contributions to these plans during 1999, 2000 and 2001 were $1.6, $1.6 and $2.6, respectively.

(14) COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are parties to a variety of legal proceedings arising out of the ordinary course of business, including product liability and patent infringement. The Company believes that it has valid defenses and is vigorously defending the litigation pending against it.

     The Company is a defendant in three separate cases which were initiated during the first half of 2001 whereby the plaintiff alleges that one of the Company's products infringes on their patents and trademark. The Company has denied infringement and asserted that the plaintiff's patent is invalid and unenforceable.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

     The Company's tax returns are subject to examination by various taxing authorities. Management records current tax liabilities based on their best estimate of what they will ultimately settle with the taxing authorities upon examination.

     While the results of the aforementioned contingencies cannot be predicted with certainty, management believes that the final outcome of these contingencies are adequately covered by insurance and/or the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated financial position. Although management believes that the tax treatments reflected in the accompanying financial statements comply with the various tax laws and regulations, some of the tax treatments may change if challenged by the taxing authorities. Litigation contingencies are subject to change based on settlements and court decisions.

     The Company leases certain facilities and equipment under operating leases. Lease expense incurred was $21.5, $21.9 and $23.8 during 1999, 2000 and 2001, respectively. Future minimum aggregate lease payments under non-cancelable operating leases with a term of more than one year are as follows:

YEAR                                                          AMOUNT
----                                                          ------
2002........................................................    22.0
2003........................................................    15.3
2004........................................................    12.7
2005........................................................    10.9
2006........................................................     7.5
Thereafter..................................................    34.5
                                                              ------
          Total minimum lease payments......................  $102.9
                                                              ======

(15) EXIT ACTIVITIES

     In 1998, the Company announced the closure of its manufacturing facility in Puerto Rico. As a result of this decision, the Company accrued in 1998 certain severance costs for approximately 300 affected employees based on the statutory requirements for severance. The facility was sold in December 2000. Virtually all of the severance costs were paid in 2000.

     In 1999, the Company announced the closure of a manufacturing facility in St. Louis, which resulted in the accrual of severance costs for approximately 60 employees in 1999. These costs were paid in 2000. The severance expense is included in cost of goods sold in the consolidated statement of earnings.

     Prior to the purchase of Summit in July 2000, the Company began assessing and formulating a plan to exit the leased facility which represented Summit's corporate headquarters. These actions resulted in the accrual of severance for approximately 180 employees and other costs, as well as lease payments on the vacated facility as of the acquisition date which was recorded as part of the purchase price of Summit. During the first half of 2001, the closure of this facility was completed and severance payments were made. The remaining lease costs will be paid out over the remaining lease term through 2005.

                          ALCON, INC. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                   EMPLOYEE
                                                  TERMINATION
                                                   BENEFITS      OTHER EXIT COSTS    TOTAL
                                                  -----------    ----------------    ------
Balance, December 31, 1998......................     $ 6.1            $  --          $  6.1
Accrued.........................................       1.3               --             1.3
Spending........................................        --               --              --
                                                     -----            -----          ------
Balance, December 31, 1999......................       7.4               --             7.4
Accrued.........................................        --               --              --
Summit acquisition..............................      10.5              2.8            13.3
Spending........................................     (11.2)              --           (11.2)
                                                     -----            -----          ------
Balance, December 31, 2000......................       6.7              2.8             9.5
Accrued.........................................        --               --              --
Spending........................................      (6.7)            (0.2)           (6.9)
                                                     -----            -----          ------
Balance, December 31, 2001......................     $  --            $ 2.6          $  2.6
                                                     =====            =====          ======

     The exit cost accrual is included in other current liabilities in the accompanying consolidated balance sheets.

(16) UNAUDITED QUARTERLY INFORMATION

                                                           THREE MONTHS ENDED
                                           ---------------------------------------------------
                                           MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                           ---------   --------   -------------   ------------
                                                              (IN MILLIONS)
Sales....................................    $ 655      $ 746         $ 676          $ 671
Cost of goods sold.......................      185        219           195            199
Selling, general and administrative......      223        250           242            239
Research and development.................       65         72            72             81
Amortization of intangibles..............       30         29            29             29
                                             -----      -----         -----          -----
  Operating income.......................      152        176           138            123
Gain (loss) from foreign currency, net...       (1)         9            (9)            (4)
Interest income..........................       16         13            13              5
Interest expense.........................      (29)       (30)          (26)           (23)
Other, net...............................       --         --            --             (9)
                                             -----      -----         -----          -----
  Earnings before income taxes...........      138        168           116             92
Income taxes.............................       53         65            45             35
                                             -----      -----         -----          -----
  Net earnings...........................    $  85      $ 103         $  71          $  57
                                             =====      =====         =====          =====

     Our quarterly sales trends reflect the seasonality in several products, including ocular allergy and otic products, in the form of increased sales during the spring months.

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION
                        (IN MILLIONS, EXCEPT SHARE DATA)

INTRODUCTION

     Our pro forma condensed consolidated statement of earnings present our as adjusted results of operations for the year ended December 31, 2001, as if the CHF 2,100 (or approximately $1,232) dividend payment to Nestle had been completed on January 1, 2001.

     Our pro forma results are not necessarily indicative of what actually would have occurred if the CHF 2,100 (or approximately $1,232) dividend payment had been made on January 1, 2001, nor are they necessarily indicative of our future operating results.

     Our pro forma condensed consolidated statement of earnings should be read in conjunction with the Alcon consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

                          ALCON, INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                          YEAR ENDED DECEMBER 31, 2001

                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                          2001        ADJUSTMENTS      PRO FORMA
                                                      ------------    -----------     -----------
Sales...............................................  $   2,747.7       $             $   2,747.7
Cost of goods sold..................................        798.3                           798.3
Selling, general and administrative expenses........        953.7                           953.7
Research and development............................        289.8                           289.8
Amortization of intangibles.........................        117.0                           117.0
                                                      -----------       ------        -----------
  Operating income..................................        588.9                           588.9
Other income (expense):
  Gain (loss) from foreign currency, net............         (4.8)                           (4.8)
  Interest income...................................         46.6        (37.6)(a)            9.0
  Interest expense..................................       (107.7)       (17.0)(a)         (124.7)
  Other.............................................         (9.1)                           (9.1)
                                                      -----------       ------        -----------
     Earnings before income taxes...................        513.9        (54.6)             459.3
Income taxes........................................        198.3         (4.6)(b)          193.7
                                                      -----------       ------        -----------
     Net earnings...................................  $     315.6       $(50.0)       $     265.6
                                                      ===========       ======        ===========
Basic and diluted earnings per common share.........  $      1.05                     $      0.89
                                                      ===========                     ===========
Basic and diluted weighted average common shares....  300,000,000                     300,000,000
                                                      ===========                     ===========

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

                                 (IN MILLIONS)

     The following is a summary of the estimated pro forma adjustments, based upon available information and upon certain assumptions that our management believes are reasonable, that are reflected in our pro forma condensed consolidated statement of earnings:

          (a) Represents the reduction of earnings (assumed annual interest rate of 4.4% in 2001) to reflect the CHF 2,100 (or approximately $1,232), dividend payment to Nestle as if it had occurred as of the beginning of the period presented.

          (b) Represents the tax effect of all adjustments.

     Immediately prior to the completion of this offering, we expect to make a dividend payment to Nestle of approximately CHF 2,100 (or approximately $1,232), which is expected to be financed by existing cash and cash equivalents and, if necessary, with additional borrowings. To the extent that the amount of this payment exceeds the Company's retained earnings, the excess is considered a return of capital under U.S. generally accepted accounting principles. The entire payment is considered a dividend under Swiss law.

[Description of back inside cover artworks and graphics: in the center of the page is a picture of a man in a lab peering through a microscope performing research; around this picture are pictures of (clockwise from top left):


TRAVATAN ophthalmic solution, used in the treatment of glaucoma; an elderly man looking at his grandson holding a baseball; a woman running in a park with trees and flowers in bloom; Patanol ophthalmic solution, ocular anti-allergy solution; a couple stretching on the beach preparing to run; a young woman; OptiFree Express "No-Rub" contact lens disinfecting solution; ICaps ocular vitamins; Tears Naturale Forte, lubricant eye drops; an elderly couple gardening; and a woman examining electronic components of surgical equipment.]

                                   ALCON LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article X, Section 3 of the Registrant's Organizational Regulations provides that the Registrant may obtain directors' and officers' liability insurance for members of the Board of Directors of the Registrant and key executive officers of the Registrant and its subsidiaries. Pursuant to this authority, the Registrant expects to obtain directors' and officers' liability insurance for the members of the Board of Directors of the Registrant and certain officers of Alcon Laboratories, Inc., a wholly owned subsidiary of the Registrant ("Alcon Labs").

     The Registrant also expects to enter into Indemnification Agreements, in form of Exhibit 10.6 to this Registration Statement, with each of the members of its Board of Directors and certain officers of Alcon Labs pursuant to which the Registrant will advance funds to members of the Registrant's Board of Directors and these officers to defray expenses, or reimburse the expenses, incurred by such persons arising out of proceedings related to their actions in such capacities. The availability of the advance and/or reimbursement of expenses is subject to a determination by the disinterested members of the Board of Directors of the Registrant that the person seeking an advance or reimbursement of expenses acted in good faith and in the best interests of the Registrant.

ITEM 7.  RECENT SALES OF UNREGISTERED SECURITIES.

     None.

ITEM 8.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

     The following exhibits are filed pursuant to Item 601 of Regulation S-K.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1       Form of Underwriting Agreement*
  3.1     Form of Registrant's Articles of Association
  3.2     Form of Registrant's Organizational Regulations
  4.1     Specimen Common Share Certificate*
  4.2     The Registrant agrees to furnish copies of any instruments defining the rights of holders of long-term debt of the
          Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the Registrant and its consolidated subsidiaries to the Commission upon
          request.
  5.1     Form of Opinion of Homburger Rechtsanwalte with respect to legality*
 10.1     Form of Separation Agreement between Nestle S.A. and the
          Registrant
 10.2     Form of 2002 Alcon Incentive Plan
 10.3     Executive Salary Continuation Plan for Alcon Universal Ltd.
          and Affiliated Companies effective January 1, 2001
 10.4     Executive Salary Continuation Plan for Alcon Universal Ltd.
          and Affiliated Companies effective December 31, 1998
 10.5     Phantom Stock Plan of Alcon Laboratories, Inc., Its Selected
          Affiliates, Subsidiaries and Related Corporations, effective
          January 1, 1994.
 10.6     Form of Indemnification Agreement to be entered into by the
          Registrant and the Directors and Senior Management of the
          Registrant.*

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 21.1     Significant Subsidiaries of the Registrant
 23.1     Consent of KPMG LLP, Independent Auditors
 23.2     Consent of Homburger Rechtsanwalte (set forth in Exhibit
          5.1)*
 24       Powers of attorney (included on the signature page of the
          Registration Statement)

---------------
 * To be filed by Amendment.

ITEM 9.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Hunenberg, State of Zug, on February 22, 2002.

                                          ALCON, INC.

                                          By /s/ TIMOTHY R.G. SEAR
                                            ------------------------------------
                                          Name: Timothy R.G. Sear
                                          Title: Chairman and President

                                          By /s/ GUIDO KOLLER
                                            ------------------------------------
                                          Name: Guido Koller
                                          Title: Senior Vice President

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of the members of the board of directors of Alcon, Inc., Guido Koller, Stefan Bassler and Martin Schneider, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this registration statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and each purposes and as fully as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                                    TITLE                         DATE
---------                                                    -----                         ----
/s/ TIMOTHY R.G. SEAR                       Principal Executive Officer              February 22, 2002
------------------------------------------
Timothy R.G. Sear

/s/ GUIDO KOLLER                            Principal Financial Officer, Principal   February 22, 2002
------------------------------------------  Accounting Officer
Name: Guido Koller

/s/ TIMOTHY R.G. SEAR                       Director                                 February 22, 2002
------------------------------------------
Name: Timothy R.G. Sear

SIGNATURE                                                    TITLE                         DATE
---------                                                    -----                         ----



         /s/ GASTON-NOEL BAECHLER           Director                                 February 22, 2002
------------------------------------------
        Name: Gaston-Noel Baechler


/s/ FRANCISCO CASTANER                      Director                                 February 22, 2002
------------------------------------------
Name: Francisco Castaner


/s/ CLAUDE ROSSIER                          Director                                 February 22, 2002
------------------------------------------
Name: Claude Rossier


/s/ TIMOTHY R.G. SEAR                       Authorized Representative in the United  February 22, 2002
------------------------------------------  States
Name: Timothy R.G. Sear

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1       Form of Underwriting Agreement*
  3.1     Form of Registrant's Articles of Association
  3.2     Form of Registrant's Organizational Regulations
  4.1     Specimen Common Share Certificate*
  4.2     The Registrant agrees to furnish copies of any instruments defining the rights of holders of long-term debt of the
          Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the Registrant and its consolidated subsidiaries to the Commission upon
          request.
  5.1     Form of Opinion of Homburger Rechtsanwalte with respect to legality*
 10.1     Form of Separation Agreement between Nestle S.A. and the
          Registrant
 10.2     Form of 2002 Alcon Incentive Plan
 10.3     Executive Salary Continuation Plan for Alcon Universal Ltd.
          and Affiliated Companies effective January 1, 2001
 10.4     Executive Salary Continuation Plan for Alcon Universal Ltd.
          and Affiliated Companies effective December 31, 1998
 10.5     Phantom Stock Plan of Alcon Laboratories, Inc., Its Selected
          Affiliates, Subsidiaries and Related Corporations, effective
          January 1, 1994.
 10.6     Form of Indemnification Agreement to be entered into by the
          Registrant and the Directors and Senior Management of the
          Registrant.*
 21.1     Significant Subsidiaries of the Registrant
 23.1     Consent of KPMG LLP, Independent Auditors
 23.2     Consent of Homburger Rechtsanwalte (set forth in Exhibit
          5.1)*
 24       Powers of attorney (included on the signature page of the
          Registration Statement)

---------------
 * To be filed by Amendment.